     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 26, 1996


                                                      REGISTRATION NO. 333-03613

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                AMENDMENT NO. 4
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT

                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                       AMERTRANZ WORLDWIDE HOLDING CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                    4731                                   11-3309110
    (STATE OR OTHER JURISDICTION OF             (PRIMARY STANDARD INDUSTRIAL                    (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBER)                  IDENTIFICATION NUMBER)

                            ------------------------

                               2001 MARCUS AVENUE
                          LAKE SUCCESS, NEW YORK 11042
                                 (516) 326-9000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                STUART HETTLEMAN
                               2001 MARCUS AVENUE
                          LAKE SUCCESS, NEW YORK 11042
                                 (516) 326-9000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------


                                   Copies to:

          DAVID I. FERBER, ESQ.                  DAVID ALAN MILLER, ESQ.
          BRUCE E. FOGARTY, ESQ.                 GRAUBARD MOLLEN & MILLER
    FERBER GREILSHEIMER CHAN & ESSNER                600 THIRD AVENUE
             530 FIFTH AVENUE                    NEW YORK, NEW YORK 10016
         NEW YORK, NEW YORK 10036                     (212) 818-8800
              (212) 944-2200

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

                            ------------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /x/

                        CALCULATION OF REGISTRATION FEE

                                                          PROPOSED
                                                      MAXIMUM OFFERING       PROPOSED
      TITLE OF EACH CLASS           AMOUNT BEING         PRICE PER       MAXIMUM AGGREGATE        AMOUNT OF
 OF SECURITY BEING REGISTERED      REGISTERED(1)          SHARE(2)       OFFERING PRICE(2)    REGISTRATION FEE
Shares of Common Stock, $.01
  par value ('Common
  Stock')(3)...................  2,300,000 Shares          $6.00             $13,800,000            $ 4,759
Warrants(3)....................  2,300,000 Warrants         0.10                 230,000                 79
Shares of Common Stock
  underlying the Warrants(3)...  2,300,000 Shares           6.00              13,800,000              4,759
Underwriters' Purchase
  Option.......................    200,000                   .0005                   100                  1
Shares of Common Stock included
  as part of Underwriter's
  Purchase Option(4)...........    200,000 Shares           6.60               1,320,000                455
Warrants included as part of
  Underwriter's Purchase
  Option(4)....................    200,000 Warrants         0.11                  22,000                  8
Shares of Common Stock
  underlying the Warrants
  included in the Underwriter's
  Purchase Option(4)(6)........    200,000 Shares           6.00               1,200,000                414
Warrants issued in connection
  with Bridge Financings(5)....  1,312,500 Warrants          --                       --                 --
Warrants issued in connection

  with Interim Financing(6)....     74,283 Warrants          --                       --                 --
Shares of Common Stock
  underlying Warrants issued in
  connection with Bridge
  Financings(6)................  1,312,500 Shares           6.00               7,875,000              2,716
Shares of Common Stock issued
  in connection with Bridge
  Financings(5)................    656,250 Shares            --                       --                 --
Shares of Common Stock issued
  in connection with Interim
  Financing(6).................     71,310 Shares            --                       --                 --
Shares of Common Stock
  underlying Warrants issued in
  connection with Interim
  Financing(6).................     74,283                   --                       --                 --
Shares of Common Stock issued
  to founders and in other
  private financings(6)........    400,276 Shares            --                       --                 --
    Total Registration Fee.....                                              $38,247,100            $13,191
      Previously Paid..........                                                                     $13,191

(1) Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued as a result of the anti-dilution provisions.
(2) Estimated solely for the purpose of calculating the registration fee.
(3) Includes 300,000 Shares of Common Stock, 300,000 Warrants and 300,000 shares of Common Stock underlying such Warrants which may be issued upon exercise of a 45-day option granted to the Underwriter to cover overallotments, if any. See 'Underwriting'.
(4) Such shares of Common Stock and Warrants are being registered for sale to and for resale by the Underwriter and its assigns and transferees on a delayed or continuous basis, pursuant to Rule 415 under the Securities Act of 1933, as amended.
(5) Such shares of Common Stock and Warrants are being registered for resale by certain securityholders on a delayed or continuous basis, pursuant to Rule 415 under the Securities Act of 1933, as amended. The shares of Common Stock and Warrants were issued to such securityholders in connection with the February 1996 and May 1996 bridge financings.
(6) The Registrant is registering for resale by certain securityholders shares of Common Stock and Warrants issued to such securityholders in connection with interim financings and the formation of the Registrant.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF
THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT
SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       AMERTRANZ WORLDWIDE HOLDING CORP.
                             CROSS-REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

             REGISTRATION STATEMENT ITEM AND HEADING                            PROSPECTUS CAPTION
      ------------------------------------------------------  ------------------------------------------------------
 1.   Forepart of the Registration Statement and Outside
        Front Cover Page of Prospectus......................  Cover Page

 2.   Inside Front and Outside Back Cover Pages of
        Prospectus..........................................  Inside Front Cover Page of Prospectus and Outside Back
                                                                Cover Page of Prospectus

 3.   Summary Information, Risk Factors and Ratio of
        Earnings to Fixed Charges...........................  Prospectus Summary; The Company; Risk Factors

 4.   Use of Proceeds.......................................  Use of Proceeds

 5.   Determination of Offering Price.......................  Cover Pages of the Prospectus; Underwriting

 6.   Dilution..............................................  Dilution

 7.   Selling Security Holders..............................  Selling Securityholders and Plan of Distribution

 8.   Plan of Distribution..................................  Cover Page of Prospectus; Underwriting; Selling
                                                                Securityholders and Plan of Distribution

 9.   Description of Securities to be Registered............  Description of Securities

10.   Interests of Named Experts and Counsel................  Legal Matters; Experts

11.   Information with Respect to the Registrant............  Outside Front Cover Page; Prospectus Summary;
                                                                Business; Risk Factors; Dividend Policy; Summary
                                                                Financial and Operating Data; Capitalization;
                                                                Management's Discussion and Analysis of Financial
                                                                Condition and Results of Operations; Management;
                                                                Certain Transactions; Principal Stockholders; Shares
                                                                Eligible for Future Sale; Selling Securityholders
                                                                and Plan of Distribution; Financial Statements

12.   Disclosure of Commission Position on Indemnification
        for Securities Act Liabilities......................  Description of Securities

[LOGO] AMERTRANZ
       WORLDWIDE

AMERTRANZ WORLDWIDE HOLDING CORP.

2,000,000 SHARES OF COMMON STOCK AND
2,000,000 REDEEMABLE COMMON STOCK PURCHASE WARRANTS

All of the 2,000,000 shares of common stock ('Common Stock') and 2,000,000 Redeemable Common Stock Purchase Warrants ('Warrants') offered hereby (collectively, the 'Securities') are being sold by Amertranz Worldwide Holding Corp. ('Company'). Each Warrant entitles the holder to purchase one share of Common Stock for $6.00 during the four-year period commencing one year from the date of this Prospectus. The Company may redeem the Warrants at any time after they become exercisable, at a price of $.01 per Warrant upon not less than 30 days' prior written notice if the last sale price of the Common Stock has been at least $10.00 for each of the 20 consecutive trading days ending on the third day prior to the date on which the notice of redemption is given. The Common Stock and Warrants are being issued as separate securities and not as a unit and, accordingly are immediately separately transferable. See 'Description of Securities.'

Prior to this offering ('Offering'), there has been no public market for the Securities and there can be no assurance that any such market will develop. See 'Underwriting' for information relating to the factors considered in determining the initial public offering price of the Securities and the exercise price of the Warrants. The Company has applied to have the Common Stock and the Warrants approved for quotation on the Nasdaq SmallCap Market under the symbols 'AMTZ' and 'AMTZW', respectively.

This Prospectus also relates to the future resale (i) of 1,312,500 warrants ('Bridge Warrants') and 656,250 shares of Common Stock ('Bridge Shares') issued to certain persons ('Bridge Holders') in connection with the Company's February 1996 bridge financing ('February Bridge Financing') and May 1996 bridge financing ('May Bridge Financing', and, together with the February Bridge Financing, 'Bridge Financings'), (ii) of 71,310 shares of Common Stock ('Interim Financing Shares') issued to certain lenders ('Interim Financing Holders') and 74,283 warrants issued to certain Interim Financing Holders ('Interim Financing Warrants') pursuant to an interim financing between November 1995 and January 1996 ('Interim Financing'), and (iii) of 400,276 shares of Common Stock ('Insider Shares') issued to certain other parties ('Insider Holders') in connection with private financings between June 1995 and February 1996 and in connection with the founding of the Company. The securities offered by the Bridge Holders, the Interim Financing Holders and the Insider Holders (collectively, 'Selling Securityholders') are not part of the underwritten Offering and the Company will not receive any proceeds from such sales. The Selling Securityholders may not sell such securities for a period of one year without the prior consent of the Underwriter.

                         ------------------------------


THE SECURITIES OFFERED HEREBY ARE SPECULATIVE IN NATURE AND INVOLVE A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION. SEE 'RISK FACTORS' AT PAGE 6 AND 'DILUTION' AT PAGE 11.

                         ------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                                    PRICE                     UNDERWRITING                  PROCEEDS
                                                      TO                      DISCOUNTS AND                    TO
                                                    PUBLIC                   COMMISSIONS (1)              COMPANY (2)
Per Share...............................            $6.00                        $0.5025                    $5.4975
Per Warrant.............................            $0.10                       $0.008375                  $0.091625
Total (3)...............................         $12,200,000                   $1,021,750                 $11,178,250


(1) Does not include a 3% nonaccountable expense allowance which the Company has agreed to pay to the Underwriter. The Company has also agreed to sell to the Underwriter an option to purchase 200,000 shares of Common Stock and an option to purchase 200,000 warrants (together, the 'Underwriter's Purchase Option') and to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933. See 'Underwriting'.

(2) Before deducting expenses payable by the Company, including the nonaccountable expense allowance in the amount of $366,000 ($420,900 if the Underwriter's over-allotment option is exercised in full), estimated at $866,000.

(3) The Company has granted the Underwriter an option, exercisable within 45 days from the date of this Prospectus, to purchase up to 300,000 additional shares of Common Stock and an option to purchase up to an additional 300,000 Warrants on the same terms set forth above, solely to cover over-allotments, if any. If such over-allotment option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $14,030,000, $1,175,012.50 and $12,854,987, respectively. See
    'Underwriting'.



The Securities are being offered by the Underwriter, subject to prior sale, when, as and if delivered to and accepted by the Underwriter and subject to the approval of certain legal matters by counsel and certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify this Offering and to reject any order in whole or in part. It is expected that delivery of certificates representing the Securities will be made against payment therefor at the offices of the Underwriter in New York City on or about July 2, 1996.


GKN Securities


 JUNE 26, 1996

[LOGO] AMERTRANZ
       WORLDWIDE


                      NORTH AMERICAN NETWORK OF TERMINALS



                          [MAP OF THE UNITED STATES]



Atlanta                   Detroit                   Miami                     San Francisco
Boston                    Fort Worth                Minneapolis               St. Louis
Chicago                   Greensboro                Newark
Cincinnati                Hartford                  New York                  Aguadilla, Puerto Rico
Cleveland                 Houston                   Philadelphia              San Juan, Puerto Rico
Dallas                    Kansas City               Salt Lake City
Denver                    Los Angeles               San Diego

                            ------------------------

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE COMMON STOCK OR WARRANTS AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety. Unless otherwise indicated, all share and option amounts have been adjusted to give effect to the surrender of 237,089 shares of Common Stock and options to purchase 396,910 shares of Common Stock effective as of February 7, 1996. See 'Certain Transactions'.

                                  THE COMPANY

     Amertranz Worldwide Holding Corp. ('Company') provides freight forwarding services through its wholly owned subsidiaries, Amertranz Worldwide, Inc. ('Amertranz') and Caribbean Air Services, Inc. ('CAS'). The Company also recently began providing logistics services. Since commencement of its predecessors' operations in 1970, the Company has grown to a network of offices in 25 cities throughout the United States and Puerto Rico. The Company believes that it is one of the dominant freight forwarders between the continental United States and Puerto Rico.

     The Company combined the operations of Amertranz and CAS in a transaction which occurred in February 1996 ('Combination'). On a pro forma basis for the 12 months ended December 31, 1995, the Company had operating revenues of $62.2 million and incurred operating losses of $3.1 million.

     The Company's freight forwarding services involve all aspects of transporting customers' freight from the shippers' locations to the designated recipient, including the preparation of shipping documents and the providing of handling, packing and containerization services. The Company concentrates on cargo shipments weighing more than 50 pounds and generally requiring second-day delivery, a segment of the freight forwarding market which the Company believes will experience sustained growth. The Company's logistics services, which are provided to large manufacturing companies, involve coordinating all of the transportation requirements for a customer, including shipment to and from the warehouse, warehousing and maintenance of customer inventory, individual order organizing for shipment, and order packing and shipping.

     The Company has approximately 2,000 customers. Its principal customers include large manufacturers and distributors of pharmaceuticals, computers and other electronic and high-technology equipment and computer software, and, through its Fashion Air division, businesses in the garment industry.

     The Company neither owns nor operates any cargo aircraft or significant trucking equipment and relies on independent contractors for the movement of cargo. In this manner, the Company is able to provide customized service without the costs associated with equipment ownership, operation and maintenance.

     The Company's objective is to become a leading provider of second-day domestic freight forwarding services in all of its markets. Its strategy is to maximize the synergies created by the combination of its Amertranz and CAS businesses by (i) exploiting cross-selling opportunities, and (ii) taking advantage of underutilized operations infrastructure and purchased freight space. The Company also intends to maximize its use of its subsidiaries' existing trucking networks to minimize its reliance on more expensive air freight carriers.

                                   BACKGROUND

     The Company was incorporated in Delaware in January 1996 as the successor to operations commenced in 1970 as the 'Wrangler Aviation' division of Blue Bell, Inc., an apparel manufacturer. The Wrangler Aviation division transported raw material to Blue Bell facilities in Puerto Rico and returned the finished goods to its facilities in Greensboro, North Carolina. In 1988, new owners of Blue Bell, Inc. separately incorporated the division in Delaware as Wrangler Aviation, Inc. ('Wrangler'), and then sold Wrangler in October 1990. At that time, Caribbean Freight System, Inc. ('CFS') was incorporated in Puerto Rico as a wholly owned subsidiary of Wrangler to act as the marketing arm of Wrangler.

     In December 1991, the owners of Wrangler engaged a new management team following the discovery of certain improprieties performed under the old management. As a result of investigations by the new management, it was determined to reorganize both Wrangler and CFS under Chapter 11 of the United States Bankruptcy Code. CFS and Wrangler both successfully emerged from the Chapter 11 proceedings in November 1992 and June 1993, respectively. In January 1994, Wrangler changed its name to TIA, Inc. ('TIA'). Thereafter, TIA and CFS continued to specialize in the movement of large freight shipments for manufacturers, and maintained sales and/or full offices in Philadelphia, New York, Chicago, Los Angeles, Hartford, and Greensboro, North Carolina, as well as a network of sales persons in Puerto Rico.

     Amertranz and its predecessor began operations in June 1985 as an independently-owned exclusive agent of a domestic and international air freight forwarder. During the next eight years, Amertranz opened nine offices under its exclusive agency arrangement.

     In January 1994, Amertranz acquired the domestic air freight forwarding business (i.e., the transport of freight which has both its point of origin and its point of destination within the United States) of the freight forwarder for which Amertranz was acting as an exclusive agent, as a result of the settlement of a lawsuit. Thereafter, Amertranz owned and operated 20 offices primarily focusing on the movement of domestic freight and, in its original nine offices, international air freight. As an independent freight operation, Amertranz established an internal infrastructure, including accounting, data processing and communications departments, to support its 20 office network.


     In the Combination, the Company continued the freight forwarding businesses of TIA and CFS and acquired Amertranz. See 'Business--Historical Background' and 'Certain Transactions'.


     Unless otherwise expressly stated, all references to the 'Company' in this Prospectus include the Company, Amertranz and its predecessors-in-operation, Integrity Logistics, Inc. and Amerford Domestic, Inc., and CAS and its predecessors-in-operation the freight forwarding business of TIA, and its subsidiary, CFS. The Company's executive offices are located at 2001 Marcus Avenue, Lake Success, New York 11042, and its telephone number is (516) 326-9000.

                                  THE OFFERING

Securities Offered.......................  2,000,000 shares of Common Stock and 2,000,000 Warrants. Each Warrant entitles the holder thereof to purchase one share of Common Stock for
                                           $6.00 during the four-year period commencing one year from the date of this Prospectus. The Company may redeem the Warrants at a price of $.01 per Warrant at any time after they become exercisable upon not less than 30 days' prior written notice if the last sale price of the Common
                                           Stock has been at least $10.00 for each of the 20 consecutive trading days ending on the third day prior to the date on which the notice of redemption is given. See 'Description of Securities'.

Common Stock Outstanding Prior to the
  Offering...............................  3,626,504 shares

Common Stock to be Outstanding After the
  Offering...............................  5,626,504 shares

Proposed Nasdaq SmallCap Market
  Symbols................................  Common Stock:   AMTZ
                                           Warrants:         AMTZW

                                USE OF PROCEEDS

     The Company intends to apply the net proceeds of the Offering approximately as follows: (i) $4,130,000 for the repayment of principal and accrued interest on the promissory notes issued in connection with the Bridge Financings; (ii) $2,000,000 in partial repayment of a promissory note made in connection with the February 1996 Combination; (iii) $373,000 for the repayment of principal and accrued interest on the promissory notes issued in connection with the Interim Financing; (iv) $700,000 to repay overdue trade payables; and (v) $3,033,000 for working capital and general corporate purposes. See 'Use of Proceeds'.

                                  RISK FACTORS

     The securities offered hereby are speculative in nature and involve a high degree of risk, including, among others, the following specific risks (See 'Risk Factors'):

          o Substantial Losses; Accumulated Deficit

          o Working Capital Deficit; Need for Additional Funding

          o 'Going Concern' Qualification

          o Proceeds to be Used to Satisfy Indebtedness and Overdue Payables

          o Immediate and Substantial Dilution

                         SUMMARY FINANCIAL INFORMATION

    The summary financial information set forth below is derived from the more detailed financial statements appearing elsewhere in this Prospectus. This information should be read in conjunction with such financial statements, including the notes thereto. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations'.



                                                                                   (1)
                                                -------------------------------------------------------------------------
                                                                              FOR THE
                                                    YEAR ENDED 12/31       QUARTER ENDED     FOR THE         PRO FORMA
                                                -------------------------    MARCH 31,    QUARTER ENDED   12 MONTHS ENDED
                                                 1993     1994     1995        1995       MARCH 31, 1996    12/31/95(2)
                                                -------  -------  -------  -------------  --------------  ---------------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Operating revenue............................ $32,671  $38,576  $38,211     $ 9,018        $ 13,493         $62,165
  Cost of transportation.......................  24,232   30,254   30,300       7,394          10,080          47,597
  Gross profit.................................   8,439    8,322    7,911       1,624           3,412          14,568
  Selling, general & administrative expenses...   6,505    4,634    4,513       1,131           3,566          17,231
  Amortization of goodwill.....................      --       --       --          --              70             484
  Operating income (loss)......................   1,934    3,688    3,398         493            (224)         (3,147)
  Net income (loss) before taxes...............     869    2,661    2,366         213            (736)         (4,157)(3)
  Pro forma net loss per share(4)..............                                                               $  (.13)


                                                                                              THE COMPANY
                                                                             ---------------------------------------------
                                                                                                      MARCH 31, 1996
                                                                                                 -------------------------
                                                                             FEBRUARY 7, 1996                 PRO FORMA
                                                                                  ACTUAL         ACTUAL     AS ADJUSTED(5)
                                                                             ----------------    -------    --------------
                                                                                            (IN THOUSANDS)
BALANCE SHEET DATA:
  Total assets............................................................       $ 21,114        $24,111       $ 26,906
  Working capital (deficit)...............................................         (5,340)        (6,103)          (242)
  Current liabilities.....................................................         11,100         14,948         14,019
  Long-term indebtedness..................................................         12,367         12,272          6,024
  Stockholders' equity (deficit)..........................................       $ (2,354)       $(3,109)      $  6,863

- ------------------

(1) The amounts for the freight forwarding business of Holdings represent the historical operations associated with the freight forwarding business of TIA and CFS contributed to the Company in the Combination. The freight forwarding business of TIA and CFS did not operate as a separate legal or reporting entity during the periods presented. The operations data for the fiscal year ended December 31, 1993 and for the first two months of 1994 include the effect of the aviation assets which it sold in March 1994. Management believes that if the operations data were restated to exclude the operation of these aviation assets, costs of sales would be higher but would be more than offset by a reduction in operating expenses.




(2) Pro forma amounts give effect to the Acquisition of Amertranz.



(3) The interest expense for Holdings for the pro forma 12-month period ended December 31, 1995 has been adjusted to the amount of interest expense on the $10 million principal amount promissory note issued to TIA and CFS in connection with the Combination as if it were outstanding for the period presented.


(4) Based on the weighted average number of shares of Common Stock outstanding immediately prior to the Offering. See Note 3 to Notes and Management's Assumptions to Pro Forma Consolidated Statement of Operations for the year ended December 31, 1995 and the three months ended March 31, 1996.

(5) Pro forma amounts give effect to (i) the conversion by TIA and CFS on the date of this Prospectus of $2,000,000 of long-term debt into 200,000 shares of the Company's Class A 10% Cumulative Convertible Preferred Stock ('Class A Preferred Stock'), (ii) receipt of the $1,200,000 proceeds of the May Bridge Financing, (iii) the receipt of the net proceeds of approximately $10,236,000 from the sale of the Securities offered hereby, (iv) the repayment of principal and interest of approximately $4,503,000 in connection with the Bridge Financings ($2,906,000 for the February Bridge Financing and $1,224,000 for the May Bridge Financing) and the Interim Financing ($373,000), (v) the partial principal repayment of $2,000,000 of the Exchange Note and (vi) the write-off of $3,158,000 of debt issuance cost incurred in connection with the Bridge Financings and the Interim Financing.

                               ------------------

    Unless otherwise indicated, the information in this Prospectus does not give effect to the exercise of the Underwriter's over-allotment option, the Underwriter's Purchase Option or the exercise of the Warrants offered hereby, and does not include: (i) 402,348 shares of Common Stock reserved for issuance upon the exercise of options granted or to be granted under the Company's 1996 Stock Option Plan ('Stock Option Plan'); (ii) 224,399 shares of Common Stock reserved for issuance upon the exercise of other options; (iii) 1,312,500 shares of Common Stock reserved for issuance upon exercise of the Bridge Warrants; and
(iv) shares of Common Stock issuable upon conversion of the Company's Class A Preferred Stock. See 'Management', 'Description of Securities--Preferred Stock' and 'Description of Securities--Warrants'.

                                  RISK FACTORS

     The securities offered hereby are speculative in nature and involve a high degree of risk. Accordingly, in analyzing an investment in these securities, prospective investors should carefully consider, along with other matters referred to herein, the following risk factors. No investor should participate in the Offering unless such investor can afford a complete loss of his or her investment.

     SUBSTANTIAL LOSSES; ACCUMULATED DEFICIT. Although the Amertranz business generated approximately $24.0 million in operating revenues in the 12 months ended December 31, 1995, it incurred operating losses of approximately $6.1 million for such period and had an accumulated deficit of approximately $7.2 million as of December 31, 1995. While the CAS business was profitable during the year ended December 31, 1995, on a combined pro forma basis, the Company incurred operating losses for such period of $3.1 million. As of February 7, 1996 (immediately following the Combination), the Company had, on a consolidated basis, an accumulated deficit of $10.0 million. The Company will be unable to achieve profitability unless it improves its operating results. There can be no assurance that the Company will be able to increase revenues or achieve profitability. Management anticipates that losses will continue for the foreseeable future. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations', 'Business', and the Financial Statements and Notes thereto.

     WORKING CAPITAL DEFICIT; NEED FOR ADDITIONAL FUNDING. The Company's current liabilities currently exceed its current assets and will exceed its current assets after the consummation of the Offering. Although the CAS business has generated positive cash flow from operations for the past three fiscal years, the cash flow from the operations of the Amertranz business has not been sufficient to finance trade payables, capital equipment requirements and new office expansion and development. As a result, Amertranz has engaged in interim borrowing from various sources. Although the Company anticipates, based on current plans and assumptions relating to its operations, that the proceeds of the Offering, together with existing resources and cash generated from operations, should be sufficient to satisfy the Company's contemplated cash requirements for at least 12 months after completion of the Offering, the Company expects that it will experience periods of significant negative cash flow through September 1996 as a result of the Company's planned growth in business. After such 12-month period, the Company anticipates that cash generated from operations will be sufficient to meet its capital requirements. There can be no assurance that the Company will not require additional cash during or subsequent to such 12-month period. The Company currently has no commitments from any prospective lenders with respect to any such financing. The terms of the Company's current borrowings substantially limit the Company's flexibility in obtaining additional financing. There can be no assurance that any additional financing will be available to the Company upon acceptable terms, if at all. The inability to obtain additional financing if and when needed, would have a material adverse effect on the Company's operating results. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources'.

     'GOING CONCERN' EXPLANATORY PARAGRAPH. The reports of Arthur Andersen LLP on the Company's consolidated financial statements as of February 7, 1996, and Amertranz's financial statements for its fiscal year ended June 30, 1995, contain an explanatory paragraph that states that Amertranz 'has suffered a loss from operations, has negative working capital, negative cash flows from operations and negative stockholders' equity, that raise substantial doubt about its ability to continue as a going concern.' There can be no assurance that the

Company's future financial statements will not include a similar explanatory paragraph if the Company is unable to raise sufficient funds to cover the cost of its operations. The factors leading to, and the existence of, the explanatory paragraph may adversely affect the Company's relationship with customers and suppliers and its ability to generate revenue and obtain financing. See Note 3 of Notes to the Company's Consolidated Financial Statements and Note 3 of Notes to Amertranz Consolidated Financial Statements.

     PLEDGE OF ASSETS. Substantially all of the Company's assets are pledged to secure its indebtedness. If one or more of the Company's secured creditors foreclose upon its security interest in the Company's assets, such action would, in all likelihood, result in the inability of the Company to continue in business. TIA and CFS have agreed that they will forbear from foreclosing on their security interests in such assets for a period of 12 months following the consummation of the Offering, except in certain circumstances. The Company may also be required to obtain the consent of these creditors in order to complete future financings, and there can be no assurance that these consents would be forthcoming. See 'Control of the Company by TIA and CFS; Conflicts of Interest', below and 'Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources'.

     PROCEEDS TO BE USED TO SATISFY CERTAIN INDEBTEDNESS AND OVERDUE PAYABLES; BROAD DISCRETION IN APPLICATION OF REMAINING PROCEEDS. Approximately $6,503,000, or 63%, of the net proceeds received by the

Company from the Offering will be used to repay outstanding indebtedness, including interest thereon. Additionally, $700,000, or 7%, of such proceeds will be used to repay overdue trade payables. Accordingly, such funds will not be available for use in the Company's business. Furthermore, the Company will have broad discretion as to the application of the remaining $3,033,000 allocated to working capital and general corporate purposes. See 'Use of Proceeds'.

     IMMEDIATE AND SUBSTANTIAL DILUTION. The Offering involves an immediate dilution of $6.92 per share of Common Stock (approximately 115% of the per-share offering price) between the pro forma net tangible book value per share of the Common Stock immediately after the completion of the Offering and the offering price per share. See 'Dilution'.

     CONTROL OF THE COMPANY BY TIA AND CFS; CONFLICTS OF INTEREST. Immediately following the Offering, TIA and CFS will together beneficially own approximately 39% of the outstanding shares of the Company's Common Stock. Furthermore, if TIA and CFS were to convert the shares of the Company's Class A Preferred Stock owned by them after the Offering, their collective beneficial ownership of shares of Common Stock would increase to approximately 43%. In addition, certain stockholders of the Company have given irrevocable proxies to TIA and CFS to vote such stockholders' shares of Common Stock for up to five years for the election of directors, and the proxy granted by one such stockholder includes all matters submitted to stockholders for a vote. The stock ownership of TIA and CFS, together with such proxies, allow TIA and CFS to control 49.4% of the issued and outstanding shares of Common Stock. As a result, TIA and CFS will be in a position to control the Company through their combined ability to determine the outcome of elections of the Company's directors and to prevail in matters submitted to a vote of shareholders. In addition, the Company has significant outstanding indebtedness owed to TIA and CFS which is secured by the Company's assets. The terms of the indebtedness require significant ongoing monthly payments to TIA and CFS. There may be circumstances in which these different relationships create material conflicts of interest which TIA and CFS are under no obligation to resolve in favor of other shareholders or the Company. See 'Management', 'Certain Transactions--Conflicts of Interest', 'Principal Stockholders' and 'Description of Securities--Preferred Stock'.

     ABSENCE OF COMBINED OPERATING HISTORY. The combination of the businesses of Amertranz and CAS occurred in February 1996. There can be no assurance that management will be able to integrate these businesses profitably or will be successful in combining and implementing the Company's operating or growth strategies. Failure to properly integrate these businesses and to implement the Company's strategies could have a material adverse effect on the Company's operating results. See 'Business'.

     DEPENDENCE ON TIMELY PAYMENTS BY CUSTOMERS. The Company depends on being paid by its customers when such payments are due. Over the last several months the Company's collection efforts for the Amertranz business have resulted in a reduction in the Company's average outstanding accounts receivable turnover rate has been reduced from 60 days on February 7, 1996 to approximately 45 days as of May 31, 1996, the historical turnover rate for the CAS business. However, the Company is not able to ensure timely payment of its accounts receivable. In the past, some of the Company's customers have delayed payment beyond the date when payment is due, which has had an adverse effect on the Company's working capital. There can be no assurance that customers will not delay payments in the future, which would have a material adverse effect on the Company's working capital. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations'.

     DELAY IN PAYMENT OF TRADE CREDITORS. In order to manage its working capital resources, Amertranz has in the past paid and is currently paying many of its trade creditors and service providers at rates slower than provided in their respective invoices or agreements. While the Offering is intended to provide sufficient working capital to allow the Company, together with existing resources and cash generated from operations, to satisfy its contemplated cash requirements for at least 12 months after the completion of the Offering, the Company still may be required to delay payments to trade creditors in the future. The Company's failure to pay these trade creditors in a timely fashion has in the past adversely affected, and in the future could adversely affect, its relationships with these trade creditors or result in a default under its agreements with such trade creditors. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview'.

     COMPETITION. The Company competes with a large number of firms, many of which have facilities and financial resources far greater than the Company. Competition within the freight industry is intense. In the freight forwarding industry, the Company competes with a large and diverse group of national freight forwarding concerns, commercial air and ocean carriers and a large number of locally established companies in geographic areas where the Company does business or intends to do business in the future. Insofar as inter-city trucking is a portion of the Company's method of freight transport, the Company competes with a large number of long-haul, medium-haul, truckload and less than truckload carriers, and railroads. While the Company does not consider itself to be competing with traditional small package delivery services such as Federal Express Corporation, United Parcel Service of America, Inc., Airborne Freight Corporation and DHL Worldwide Express, Inc., in the event that any of these established businesses, with their goodwill, name, resources and trade recognition, decide to expand into the heavy freight business, such circumstances could have a material adverse effect upon the business of the Company. See 'Business--Competition'.

     POTENTIAL DIFFICULTY IN EXPANSION OF BUSINESS. The Company intends to continue its program of business expansion after completion of the Offering. There can be no assurance that its financial condition will be sufficient to support the funding needs of an expansion program, that acquisitions will be successfully consummated or will enhance profitability, or that any expansion opportunities will be available upon reasonable terms. See 'Business--Company Strategy'.

     DEPENDENCE ON KEY PERSONNEL. The Company believes that its future success will be highly dependent upon its ability to attract and retain skilled managers, salespersons, and other personnel. The inability to attract and retain such managers and personnel could have a material adverse effect on the Company's operating results. In addition, the Company believes that its success will depend to a significant extent on the efforts and abilities of its senior management, in particular those of Stuart Hettleman, President of the Company, and Richard A. Faieta, Executive Vice President of the Company. Although the Company has entered into a three-year employment agreement with each of Messrs. Hettleman and Faieta, the loss of the services of either Mr. Hettleman or Mr. Faieta could have a material adverse effect on the Company's operating results. Currently there is no 'key person' life insurance in place for Messrs. Hettleman and Faieta. However the Company intends to obtain such insurance policies in the amount of $1 million on each of their lives shortly after the consummation of the Offering. See 'Business--Company Strategy' and 'Management--Executive Compensation.'

     POTENTIAL REDUCTION OF BUSINESS IN PUERTO RICO. There are significant United States income tax benefits available to United States mainland companies engaging in business in Puerto Rico. The CAS business historically has derived substantial operating revenues from such companies. Therefore, the profitability of the Company's CAS business is largely dependent on such customers. On a pro forma consolidated basis the approximate amount and percentage of the Company's total operating revenue derived from such business was $33.5 million or 83% in calendar 1993, $39.6 million or 69% in calendar 1994 and $39.2 million or 63% in calendar 1995. Congress reduced these benefits in 1993, and in recent budget proposals both Congress and the Clinton Administration have proposed further reduction of these tax benefits. In the event that there is any modification to the tax benefits available to United States companies doing business in Puerto Rico, it could result in those companies reducing the level of the business which they had been doing in Puerto Rico, which would have a material adverse effect upon the Company's operating results.

     DEPENDENCE ON CARRIERS; INABILITY TO CONTROL TRANSPORTATION
FACILITIES. The Company does not own or operate any trucks, nor does it own or operate any aircraft (although it will have certain exclusive rights to the use of an L-1011 aircraft in connection with its CAS business until June 1998) for the movement of either domestic or international freight. The Company does not have any present or anticipated future plans to acquire, by lease or otherwise, or own or operate any freight transportation equipment. The Company's ability to service its customers depends on the availability of space on air passenger and cargo airlines and trucking carriers. The quality and timeliness of the Company's freight forwarding services will be dependent upon the services of these independent contractors, over which the Company has no control. Shortages of freight space are most likely to develop around holidays and on routes upon which traffic is especially heavy. Furthermore, the Company will be competing with others for the availability and utilization of freight space. In addition, available air cargo space on passenger airlines could be reduced as a result of changes in the types of aircraft or decreases in the number of passenger airlines serving particular routes at particular times, which could occur as a result of economic conditions and other factors beyond the control of the Company. Significant shortages of suitable space and associated increases in rates charged by carriers could have a material adverse affect on the Company's future operating results. See 'Business--Company Operations'.

     VULNERABILITY TO ECONOMIC CONDITIONS. The Company's future operating results are dependent upon the economic environments in which it operates. Demand for the Company's services could be adversely affected by economic conditions in the industries of the Company's customers. A number of the principal customers of the Company's Amertranz business are in the fashion, computer and electronics industries. The Company anticipates that CAS will continue to obtain substantial business from the pharmaceutical industry. Adverse conditions in any of these industries or loss of the major customers in such industries could have a material adverse impact upon the Company. The Company expects the demand for its services (and consequently its results of operations) to continue to be sensitive to domestic and, increasingly, global economic conditions and other factors beyond its control. In addition, the transport of freight, both domestically and internationally, is highly competitive and price sensitive. Changes in the volume of freight transported, shippers preferences as to the timing of deliveries as a means to control shipping costs, economic and political conditions, both in the United States and abroad, work stoppages, United States and foreign laws relating to tariffs, trade restrictions, foreign investments and taxation may all have significant impact on the overall business of the Company, its growth and profitability. See 'Business'.

     LITIGATION. Amertranz has been named as a defendant in a lawsuit initiated by the trustee in bankruptcy of a company with which Amertranz engaged in discussions concerning a prospective business combination during early 1994. The complaint seeks damages in excess of $11 million for various alleged causes of action. In February 1996, the plaintiff in this action offered to settle the litigation for $125,000, which offer was rejected by the Company. The Company's counsel in the action has filed a motion to dismiss the complaint in its entirety. Management believes that the lawsuit is substantially without merit and that the probability of any material loss is extremely small. Nevertheless, the Company will be obligated to expend funds and management time and attention which are needed elsewhere but which must be diverted to finance legal costs and provide information requested to conduct a vigorous defense. Additionally, there can be no assurance that either the cost of defense or the ultimate outcome of the lawsuit will not result in substantial expense to the Company, which may have a material adverse effect on the Company's operating results. See 'Business--Legal Proceedings'.

     DIVIDENDS UNLIKELY. The Company has never declared or paid dividends on its Common Stock and does not intend to pay dividends in the foreseeable future. The payment of dividends in the future will be at the discretion of the Board of Directors. In addition, the terms of the Company's Class A Preferred Stock provide a dividend preference to the holders thereof. See 'Dividend Policy' and 'Description of Securities--Preferred Stock'.

     ABSENCE OF INDEPENDENT DIRECTORS. There are currently no independent directors since all current directors of the Company are also officers of the Company. The Company intends to invite at least one person to serve as an independent director sometime after completion of the Offering. Additionally, the Underwriter is entitled to designate one member for election to the Board of Directors, although it has not yet done so. See 'Management'.

     REGULATORY COMPLIANCE. The Company's freight forwarding business as an indirect air cargo carrier is subject to regulation by the United States Department of Transportation (DOT) under the Federal Aviation Act. However, air freight forwarders (including the Company) are exempted from most of such Act's requirements by the Economic Aviation Regulations promulgated thereunder. The Company's foreign air freight forwarding operations are subject to regulation by the regulatory authorities of the respective foreign jurisdictions. The air freight forwarding industry is subject to regulatory and legislative changes which can affect the economics of the industry by requiring changes in operating practices or influencing the demand for, and the costs of providing, services to customers. The Company does not believe that costs of regulatory compliance have had a material adverse impact on its operations to date. However, failure of the Company to comply with any applicable regulations could have an adverse effect on the Company. There can be no assurance that the adoption of future regulations would not have a material adverse effect on the Company's business. See 'Business--Regulation'.

     NO PRIOR MARKET; POTENTIAL LIMITED TRADING MARKET; POSSIBLE VOLATILITY OF STOCK PRICE. There has been no prior market for the Common Stock or Warrants. The Common Stock and Warrants have been approved for trading on the Nasdaq SmallCap Market although there can be no assurance that an active trading market in the Company's securities will develop or be maintained. To continue to be listed on Nasdaq after the Offering, the Company must satisfy certain maintenance criteria. The failure to meet these maintenance criteria in the future may result in the Common Stock or the Warrants not being eligible for quotations on the Nasdaq Small Cap Market and trading, if any, of the Common

Stock and Warrants would thereafter be conducted on the OTC Bulletin Board. As a result of such ineligibility for Nasdaq quotations, an investor may find it more difficult to dispose of, or obtain accurate quotations as to the market value of the Common Stock or Warrants. The public offering prices of the Securities and the exercise price and other terms of the Warrants being offered hereby were established by negotiation between the Company and the Underwriter and may not be indicative of prices that will prevail in the trading market. In the absence of an active trading market, purchasers of the Common Stock or Warrants may experience substantial difficulty in selling their securities. The trading prices of the Common Stock and Warrants are expected to be subject to significant fluctuations in response to variations in quarterly operating results, changes in analysts' earnings estimates, announcements of technological innovations by the Company or its competitors, general conditions in the freight forwarding industry and other factors. In addition, the stock market is subject to price and volume fluctuations that affect the market prices for companies and that are often unrelated to operating performance. See 'Distribution'.

     CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION REQUIRED TO EXERCISE WARRANTS. The Company will be able to issue shares of its Common Stock upon exercise of the Warrants only if there is then a current prospectus relating to such shares of Common Stock and only if such shares of Common Stock are qualified for sale or exempt from qualification under applicable state securities laws of the jurisdictions in which the various holders of the Warrants reside. The Company has undertaken and intends to file and keep current a prospectus which will permit the purchase and sale of the shares of Common Stock underlying the Warrants, but there can be no assurance that the Company will be able to do so. Although the Company intends to seek to qualify for sale the shares of Common Stock underlying the Warrants in those states in which the securities are to be offered, no assurance can be given that such qualification will occur. The Warrants may be deprived of any value and the market for the Warrants may be limited if a current prospectus covering the shares of Common Stock issuable upon exercise of the Warrants is not kept effective or if such shares of Common Stock are not qualified or exempt from qualification in the jurisdictions in which the holders of the Warrants then reside. See 'Description of Securities--Warrants'.

     POTENTIAL ADVERSE EFFECT OF REDEMPTION OF WARRANTS. The Warrants may be redeemed by the Company at any time after the Warrants become exercisable at a redemption price of $.01 per Warrant upon not less than 30 days' prior written notice if the last sale price of the Common Stock has been at least $10.00 per share for each of the 20 consecutive trading days during a period ending on the third trading day prior to the date of the notice of redemption. Notice of redemption of the Warrants could force the holders to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for them to do so, to sell the Warrants at the current market price when they might otherwise wish to hold the Warrants, or to accept the redemption price which would be substantially less than the market value of the Warrants at the time of redemption. See 'Description of Securities--Warrants'.


     EFFECT OF OUTSTANDING OPTIONS AND WARRANTS. As of the date of this Prospectus, there are outstanding stock options to purchase an aggregate of 224,399 shares of Common Stock at per share exercise prices ranging from $.048 to $.408, and the Company has reserved 402,348 shares of Common Stock for issuance pursuant to the Company's Stock Option Plan. Upon consummation of the Offering, the Company will have outstanding warrants to purchase 3,386,783 shares of Common Stock (including the Warrants sold in the Offering). Furthermore, outstanding shares of the Company's Class A Preferred Stock may be converted into shares of Common Stock at any time. The exercise of such outstanding securities will dilute the percentage ownership of the Company's stockholders, and any sales in the public market of shares of Common Stock underlying such securities may adversely affect prevailing market prices for the Common Stock. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of such outstanding securities can be expected to exercise their respective rights therein at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in such securities. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources', 'Management--Stock Option Plan' and '--Other Stock Options', 'Certain Transactions', 'Description of Securities' and 'Selling Securityholders and Plan of Distribution'.

     SHARES ELIGIBLE FOR FUTURE SALE. Sales of the Company's Common Stock in the public market after the Offering could adversely affect the market price of the Common Stock or the Warrants. See 'Shares Eligible for Future Sale'.

     LIMITED LIABILITY OF DIRECTORS. The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. See 'Description of Securities--Indemnification of Officers and Directors'.

     ISSUANCE OF PREFERRED STOCK. Pursuant to its Certificate of Incorporation, the Company has authorized a class of 2,000,000 shares of Preferred Stock which may be issued by the Board of Directors with such preferences, limitations and relative rights as the Board may determine without any vote of the stockholders. Issuance of such Preferred Stock, depending upon the preferences, limitations and relative rights thereof, may have the effect of delaying, deterring or preventing a change in control of the Company. See 'Description of Securities--Preferred Stock'.

                                    DILUTION

     The difference between the initial public offering price per share of Common Stock and the pro forma net tangible book value per share of Common Stock after the Offering constitutes the dilution per share of Common Stock to investors in the Offering. Net tangible book value per share is determined by dividing the net tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of Common Stock.


     At March 31, 1996, after giving effect to the conversion of $2,000,000 of long-term debt into the Company's Class A Preferred Stock (see 'Certain Transactions') and the consummation of the May Bridge Financing, the Company had a consolidated negative net tangible book value of approximately $15.3 million, or approximately $4.21 per share of Common Stock (based on 3,626,504 shares of Common Stock outstanding). After giving effect to the sale of Securities offered hereby (less underwriting discounts and estimated expenses of the Offering including the write-off of debt issuance costs related to the Company's financings), the negative net tangible book value at that date would have been approximately $5.2 million, or approximately $.92 per share. This represents an immediate increase in net tangible book value of $3.29 per share to the existing stockholders, and an immediate dilution of $6.92 per share to investors in the Offering (or approximately 115% of the per-share offering price).

     The following table illustrates the per share dilution:

Public offering price of the Common Stock.......................................                 $6.00
  Consolidated negative net tangible book value before the Offering.............     $(4.21)
  Increase attributable to new investors in the Offering........................       3.29
                                                                                     ------
Consolidated negative net tangible book value after the Offering................                  (.92)
                                                                                                 -----
Dilution to investors in the Offering...........................................                 $6.92
                                                                                                 -----
                                                                                                 -----

     The following table summarizes the number and percentage of shares of Common Stock purchased from the Company, the amount and percentage of consideration paid and the average price per share paid by the existing stockholders and by new investors pursuant to the Offering:

                                                 SHARES PURCHASED           TOTAL CONSIDERATION          AVERAGE
                                              ----------------------      ------------------------      PRICE PER
                                               NUMBER        PERCENT        AMOUNT         PERCENT        SHARE
                                              ---------      -------      -----------      -------      ---------
Existing Stockholders....................     3,626,504        64.5%      $ 8,666,465        41.9%        $2.39
New Investors............................     2,000,000        35.5        12,000,000        58.1          6.00
                                              ---------      -------      -----------      -------
     Total...............................     5,626,504       100.0%      $20,666,465       100.0%
                                              ---------      -------      -----------      -------
                                              ---------      -------      -----------      -------

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Securities offered hereby are estimated to be approximately $10,236,000 (approximately $11,846,400 if the Underwriter's over-allotment option is exercised in full). The Company intends to apply the net proceeds approximately as follows:

                       APPLICATION OF PROCEEDS                            AMOUNT       PERCENT
- ---------------------------------------------------------------------   -----------    -------
Repayment of the February Bridge Notes(1)............................   $ 2,906,000       28%
Repayment of the May Bridge Notes(2).................................     1,224,000       12
Partial repayment of the Exchange Note(3)............................     2,000,000       19
Repayment of the Interim Notes(4)....................................       373,000        4
Payment of Overdue Trade Payables(5).................................       700,000        7
Working Capital and General Corporate Purposes(6)....................     3,033,000       30
                                                                        -----------    -------
     Total...........................................................   $10,236,000      100%
                                                                        -----------    -------
                                                                        -----------    -------

- ------------------
(1) The February Bridge Notes were issued in connection with the February Bridge Financing consummated in February 1996, in which the Company also issued 416,250 shares of Common Stock and 832,500 Bridge Warrants. The February Bridge Notes consist of 85 notes in the aggregate principal amount of $2.775 million, bearing interest at the rate of 10% per annum through April 30, 1996 and 15% per annum thereafter, and are payable upon the consummation of the Offering. As a result of the debt issuance costs associated with the February Bridge Financing, primarily consisting of the securities issued in the February Bridge Financing, the effective annual rate of interest on the February Bridge Notes was approximately 200%. If the Offering is consummated on or about June 30, 1996, the interest to be paid on the February Bridge Notes will be approximately $131,000. The net proceeds from the sale of the February Bridge Notes were used for working capital purposes.

(2) The May Bridge Notes were issued in connection with the May Bridge Financing consummated in May 1996, in which the Company also issued 240,000 shares of Common Stock and 480,000 Bridge Warrants. The May Bridge Notes consist of five notes in the aggregate principal amount of $1.2 million, bearing interest at the rate of 15% per annum, and are payable upon the consummation of the Offering. As a result of the debt issuance costs associated with the May Bridge Financing, primarily consisting of the securities issued in the May Bridge Financing, the effective annual rate of interest on the May Bridge Notes was approximately 525%. If the Offering is consummated on or about June 30, 1996, the interest to be paid on the May Bridge Notes will be approximately $24,000. The net proceeds from the sale of the May Bridge Notes were used for working capital purposes.


(3) The Exchange Note was issued to TIA and CFS in connection with the February 1996 Combination, in which the Company also issued to TIA and CFS an aggregate of 2,100,000 shares of Common Stock. The Exchange Note is in the original principal amount of $10,000,000, and bears interest at the rate of 8.0% per annum. Immediately prior to the consummation of the Offering, TIA and CFS exchanged $2,000,000 principal amount of the Exchange Note for 200,000 shares of the Company's Class A Preferred Stock. The terms of the Exchange Note provide that $2,000,000 of the amount due under the Exchange Note are payable from the proceeds of the Offering, and the balance as follows: five consecutive monthly payments of principal and interest in the amount of $80,000 each, commencing March 1, 1996, and, thereafter, monthly payments of principal and interest in the amount of $166,667 each until the Exchange Note has been paid in full. TIA and CFS have agreed that, upon consummation of the Offering and the payment of the $2,000,000 from the proceeds of the Offering, the balance of payments on the Exchange Note will be deferred as described later in this Prospectus. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources' and 'Description of Securities--Preferred Stock'.

(4) The Interim Notes were issued in connection with the Interim Financing consummated between November 1995 and January 1996, in which the Company also issued 71,310 shares of Common Stock and the 74,283 Interim Financing Warrants. The Interim Notes consist of four notes in the aggregate principal amount of $350,000, bearing interest at the rate of 12% per annum, and are payable upon the consummation of the Offering. As a result of the debt issuance costs associated with the Interim Financing, primarily consisting of the securities issued in the Interim Financing, the effective annual rate of interest on the Interim Notes was approximately 98%. If the Offering is consummated on or about June 30, 1996, the interest to be paid on the Interim Notes will be approximately $23,000. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources'.

(5) Overdue trade payables are owed to, among others, the Company's freight carriage vendors. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview'.

(Footnotes continued from previous page)

(6) The remaining portion of the net proceeds allocated to working capital will be used by the Company to fund operations as required. The specific uses of the net proceeds allocated to working capital will be determined from time to time based upon prevailing industry and market conditions and the future needs of the Company. Working capital and general corporate purposes may include, among other things, the expansion of the Company's office network by the opening of new offices or the acquisition of smaller freight forwarders, and enhancement of the Company's management information systems.

     If the Underwriter exercises the over-allotment option in full, the Company will realize additional net proceeds of $1,610,400 which also will be added to the Company's working capital. See 'Business--Company Strategy'.

     The Company anticipates, based on current plans and assumptions relating to its operations, that the proceeds of the Offering, together with existing resources and cash generated from operations, should be sufficient to satisfy the Company's contemplated cash requirements for at least 12 months after completion of the Offering. After that time the Company anticipates that cash generated from operations will be sufficient to meet its capital requirements, although there can be no assurance that this will be the case. Proceeds not immediately required for the purposes described above will be invested in United States government securities, short-term certificates of deposit, money market funds or other short-term interest-bearing government obligations.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company (i) as of March 31, 1996, and (ii) pro forma as adjusted to give effect to the sale of the Securities offered hereby and the application of the estimated net proceeds therefrom. See 'Use of Proceeds'.


                                                                                             AS OF MARCH 31, 1996
                                                                                          --------------------------
                                                                                                        PRO FORMA
                                                                                           ACTUAL     AS ADJUSTED(1)
                                                                                          --------    --------------
                                                                                                (IN THOUSANDS)
Current liabilities....................................................................   $ 14,948       $ 14,019
                                                                                          --------    --------------
                                                                                          --------    --------------
Long-term debt, less current portion...................................................     12,272          6,024
Stockholders' equity (deficit):
  Class A Preferred Stock, $10.00 par value;
     500,000 shares authorized pro forma; 200,000 shares issued and outstanding pro
     forma, as adjusted................................................................         --          2,000
  Preferred Stock, no par value; 2,000,000 shares authorized pro forma;
     none issued and outstanding.......................................................         --             --
  Common Stock, $.01 par value; 15,000,000 shares authorized;
     3,386,504 shares issued and outstanding actual; 5,626,504 shares
     issued and outstanding, pro forma, as adjusted....................................         34             56
  Additional paid-in capital...........................................................      7,550         18,783
  Accumulated deficit..................................................................    (10,681)       (13,965)
  Treasury stock, 106,304 shares held at cost..........................................        (11)           (11)
                                                                                          --------    --------------
       Total stockholders' equity (deficit)............................................     (3,108)         6,863
                                                                                          --------    --------------
     Total capitalization..............................................................   $  9,164       $ 12,887
                                                                                          --------    --------------
                                                                                          --------    --------------



- ------------------

(1) Pro forma amounts give effect to (i) the conversion by TIA and CFS on the date of this Prospectus of $2,000,000 of long-term debt into 200,000 shares of the Company's Class A Preferred Stock, (ii) receipt of the $1,200,000 proceeds of the May Bridge Financing, (iii) the receipt of the net proceeds of approximately $10,236,000 from the sale of the Securities offered hereby,
    (iv) the repayment of principal and interest of approximately $4,503,000 in connection with the Bridge Financings ($2,906,000 for the February Bridge Financing and $1,224,000 for the May Bridge Financing) and the Interim Financing ($373,000), (v) the partial principal repayment of $2,000,000 of the Exchange Note and (vi) the write-off of $3,158,000 of debt issuance cost incurred in connection with the Bridge Financings and the Interim Financing.

                                DIVIDEND POLICY

     The Company expects to retain all available earnings generated by its operations for the development and growth of its business and it does not intend to pay cash dividends on its Common Stock in the foreseeable future. Any future declaration of cash dividends will be at the discretion of the Board of Directors and will depend upon the earnings, capital requirements and financial position of the Company, general economic conditions and other pertinent factors. In addition, the terms of the Company's Class A Preferred Stock provide a dividend preference to the holders thereof.

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The following selected statement of operations data for each of the years ended December 31, 1993, 1994 and 1995 have been derived from the statements of operations of Holdings that have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The selected statement of operations data for the years ended December 31, 1991 and 1992 and for the quarters ended March 31, 1995 and 1996 and the pro forma 12 months ended December 31, 1995 are unaudited, and in the opinion of management, include all adjustments necessary for a fair presentation of such data. The selected balance sheet data as at February 7, 1996 is derived from a balance sheet of the Company that has been audited by Arthur Andersen LLP, independent public accountants. The selected balance sheet data as at March 31, 1996 is unaudited and, in the opinion of management, includes all adjustments necessary for a fair presentation of such data. Results for the quarters ended March 31, 1996 and 1995 are not necessarily indicative of the results that may be expected for a full year. The selected financial data should be read in conjunction with the financial statements of the Company, the financial statements of Amertranz, and related notes thereto, the pro forma income statement and with 'Management's Discussion and Analysis of Financial Condition and Results of Operations' included elsewhere herein.



                                                                                       (1)
                                                 -------------------------------------------------------------------------------
                                                             YEARS ENDED DECEMBER 31                 FOR THE         FOR THE
                                                 -----------------------------------------------  QUARTER ENDED   QUARTER ENDED
                                                  1991      1992      1993      1994      1995    MARCH 31, 1995  MARCH 31, 1996
                                                 -------   -------   -------   -------   -------  --------------  --------------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

STATEMENT OF OPERATIONS DATA:

   Operating revenue...........................  $32,076   $29,201   $32,671   $38,576   $38,211      $9,018         $ 13,493

   Cost of transportation......................   26,353    24,103    24,232    30,254    30,300       7,394           10,080
                                                 -------   -------   -------   -------   -------       -----           ------

   Gross profit................................    5,723     5,098     8,439     8,322     7,911       1,624            3,412

   Selling, general & administrative
     expenses..................................    8,726     6,354     6,505     4,634     4,513       1,131            3,566

   Amortization of goodwill....................       --        --        --        --        --          --               70
                                                 -------   -------   -------   -------   -------       -----           ------

   Operating income (loss).....................   (3,003)   (1,256)    1,934     3,688     3,398         493             (224)

   Net income (loss) before taxes..............   (4,433)   (2,149)      869     2,661     2,366         213             (736)

   Pro forma net loss per share (4)                                                                                  $   (.13)

OPERATING DATA:

   Gross margin................................     17.8%     17.5%     25.8%     21.6%     20.7%       18.0%            25.3%

   Operating margin............................     (9.4)%    (4.3)%     5.9%      9.6%      8.9%        5.5%            (1.7)%


                                                  PRO FORMA
                                                  12 MONTHS
                                                    ENDED
                                                  DECEMBER
                                                     31,
                                                   1995(2)
                                                 -----------

STATEMENT OF OPERATIONS DATA:
   Operating revenue...........................    $62,165
   Cost of transportation......................     47,597

                                                 -----------
   Gross profit................................     14,568
   Selling, general & administrative
     expenses..................................     17,231
   Amortization of goodwill....................        484
                                                 -----------
   Operating income (loss).....................     (3,147)
   Net income (loss) before taxes..............     (4,157)(3)
   Pro forma net loss per share (4)                $  (.69)
OPERATING DATA:
   Gross margin................................       23.4%
   Operating margin............................       (5.1)%


                                                                                                  THE COMPANY
                                                                               --------------------------------------------------
                                                                                                           MARCH 31, 1996
                                                                                                    -----------------------------
                                                                               FEBRUARY 7, 1996                     PRO FORMA
                                                                                    ACTUAL          ACTUAL       AS ADJUSTED(5)
                                                                               ----------------     -------     -----------------
                                                                                                 (IN THOUSANDS)

BALANCE SHEET DATA:

   Total assets............................................................        $ 21,114         $24,111          $26,906

   Working capital (deficit)...............................................          (5,340)         (6,103)            (242)

   Current liabilities.....................................................          11,100          14,948           14,019

   Long-term indebtedness..................................................          12,367          12,272            6,024

   Stockholders' equity (deficit)..........................................        $ (2,354)        $(3,109)         $ 6,863

- ------------------


(1) The amounts for the freight forwarding business of Holdings represent the historical operations associated with the freight forwarding business of TIA and CFS contributed to the Company in the Combination. The freight forwarding business of TIA and CFS did not operate as a separate legal or reporting entity during the periods presented. The operations data for the fiscal year ended December 31, 1993 and for the first two months of 1994 include the effect of the aviation assets which it sold in March 1994. Management believes that if the operations data were restated to exclude the operation of these aviation assets, costs of sales would be higher but would be more than offset by a reduction in operating expenses.




(2) Pro forma amounts give effect to the Acquisition of Amertranz.



(3) The interest expense for Holdings for the pro forma 12-month period ended December 31, 1995 has been adjusted to the amount of interest expense on the Exchange Note as if it were outstanding for the period presented.


(4) Based on the weighted average number of shares of Common Stock outstanding immediately prior to the Offering. See Note 3 to Notes and Management's Assumptions to Pro Forma Consolidated Statement of Operations for the year ended December 31, 1995 and the three months ended March 31, 1996.

(5) Pro forma amounts give effect to (i) the conversion by TIA and CFS on the date of this Prospectus of $2,000,000 of long-term debt into 200,000 shares of the Company's Class A Preferred Stock, (ii) receipt of the $1,200,000 proceeds of the May Bridge Financing, (iii) the receipt of the net proceeds of approximately $10,236,000 from the sale of the Securities offered hereby,
    (iv) the repayment of principal and interest of approximately $4,503,000 in connection with the Bridge Financings ($2,906,000 for the February Bridge Financing and $1,224,000 for the May Bridge Financing) and the Interim Financing ($373,000), (v) the partial principal repayment of $2,000,000 of the Exchange Note and (vi) the write-off of $3,158,000 of debt issuance cost incurred in connection with the Bridge Financings and the Interim Financing.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW


     The Company was incorporated in January 1996 to continue the freight forwarding business of TIA and CFS and acquire Amertranz. The Company generated operating revenues of $13.5 million and had net losses before taxes of $736,000 for the three month period ended March 31, 1996. The freight forwarding business of TIA and CFS generated operating revenues of $38.6 million and $38.2 million and had net income before taxes of $2.7 million and $2.4 million for the years ended December 31, 1994 and 1995, respectively. For the year ended June 30, 1994, the Company's Amertranz business generated operating revenues of $11.1 million and had net income before taxes of $245,000, and for the year ended June 30, 1995, generated revenues of $25.0 million and incurred net losses before taxes of $2.8 million. For the year ended December 31, 1995 on a pro forma consolidated basis, the Company generated revenues of $62.2 million and incurred an operating loss of $3.1 million, such loss resulting solely from the operation of the Amertranz business.



     Historically, the CAS business has derived substantial operating revenues from companies engaging in business in Puerto Rico and taking advantage of significant United States income tax benefits available to such companies. On a pro forma consolidated basis the appropriate amount of the Company's total operating revenue derived from such business was $33.5 million or 83% in calendar 1993, $39.6 million or 69% in calendar 1994 and $39.2 million or 63% in 1995. In 1993, Congress reduced the tax benefits available to companies doing business in Puerto Rico, and in the most recent budget proposal, both Congress and the Clinton Administration have proposed further reduction of these tax benefits. In the event that there is any modification to these tax benefits available to United States companies doing business in Puerto Rico, it could result in these companies reducing the level of the business they have been doing in Puerto Rico, which could have a material adverse effect on the Company's operating results.

     In February 1994, as a result of the settlement of litigation, Amertranz obtained a 20-office domestic freight forwarding network. During the period from February 1994 through December 1995, despite limited working capital, Amertranz established a needed operations infrastructure for its new domestic freight forwarding network, including data processing, communications, customer service and accounting, and expanded the network with the addition of several offices. Additionally, in June 1995 Amertranz established a major new division for international freight forwarding which further diluted Amertranz's available resources. Amertranz's initial emphasis was on the development of an operations infrastructure, rather than on hiring sales and marketing personnel. Management believes that the losses in the Amertranz business were caused primarily from this sudden 20-office expansion without proper planning and without sufficient capital or financing. The action the Company took after the expansion resulted in an existing domestic operations and administrative infrastructure that can support a much higher revenue base. See 'Business--Historical Background'.

     Due to ensuing cash flow shortages, sufficient sales and marketing personnel could not be hired and therefore operating revenues did not increase sufficiently to attain profitability. Furthermore, prior to the closing of the February Bridge Financing, cash shortages in the Amertranz business caused delays in payments to Amertranz's trade creditors and transportation service providers which affected Amertranz's ability to ship freight in a timely manner.

     Since the closing of the Combination and the February Bridge Financing, management has attracted and hired additional experienced sales personnel for the domestic freight forwarding operation and thereby increased its sales team by more than 30%. In addition, management has begun maximizing the synergies created by the combination of its Amertranz and CAS businesses by (i) exploiting cross-selling opportunities, and (ii) taking advantage of underutilized operations infrastructure and purchased freight space. The Company has analyzed its operations, decided to maximize use of its existing domestic operations which can support a higher revenue base with slight additional cost to achieve profitability, and reduced its international operations.

RESULTS OF OPERATIONS

THE COMPANY

  Three Months Ended March 31, 1995 and 1996


     The following discussion relates to the three month period ended March 31, 1995 and 1996. On February 7, 1996 the Company acquired Amertranz which has been included in operations since that date.


     Operating Revenue. Operating revenue increased 49.6% to $13.5 million for the quarter ended March 31, 1996 from $9.0 million for the quarter ended March 31, 1995. Approximately $159,000 of such increase was attributable to the operations of CAS and approximately $4.3 million of such increase was attributable to the acquisition of Amertranz.

     Cost of Transportation. Cost of transportation decreased to 74.7% of operating revenue for the quarter ended March 31, 1996 from 82.0% of operating revenue for the quarter ended March 31, 1995. The primary reason for the large decrease in cost of transportation as a percentage of operating revenues is that the Amertranz business had a cost of transportation of 66.5% for the quarter ended March 31, 1996 which is significantly lower than the 78.6% cost of transportation as a percentage of sales of the operations of CAS for the same period.

     Gross Profit. As a result of the higher margin associated with the Amertranz business, gross profit for the quarter ended March 31, 1996 increased to 25.3% of operating revenues from 18% for the comparable period in 1995.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased to 27.0% of operating revenue for the quarter ended March 31, 1996 from 12.5% for the comparable period in 1995, primarily due to the acquisition of Amertranz which had selling, general and administrative expenses of 55.5% of its operating revenue for the period ended March 31, 1996. The selling, general and administrative expenses of the operations of CAS for the quarter ended March 31, 1996 increased to 13.5% of its operating revenue from 12.5% from the same period in 1995.


  Years Ended December 31, 1994 and 1995


     Operating Revenue. Operating revenue decreased 1.0% to $38.2 million in 1995 from $38.6 million in 1994. While TIA and CFS experienced volume increases from most major customers, there were several major accounts that had significant decreases in revenue in 1995 compared to 1994 revenue. Sales to two major customers decreased by an aggregate of approximately $2.0 million in 1995 compared to 1994, which offset the gain in revenue by other accounts. Furthermore, several major accounts had large volume increases in 1994 due to unusual situations which did not recur in 1995. As an example, a major pharmaceutical firm instituted a recall which necessitated substantial additional air freight needs over normal business operations. Also, due to market conditions, several major retail suppliers had to use air freight in substantially greater volume than those used in normal market conditions. Operating revenue in 1995 show an annual compounded growth rate of 8% per year for the two years of 1994 and 1995.

     Cost of Transportation. Cost of transportation increased to 79.3% of 1995 operating revenue from 78.4% of 1994 operating revenue.

     Gross Profit. As a result of the factors described in the preceding paragraphs, gross profit for the year ended December 31, 1995 decreased to 20.7% from 21.6% of operating revenue in the comparable period of 1994.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased slightly to 11.8% of operating revenue in the year ended December 31, 1995 from 12.0% of operating revenue in the comparable period in 1994.

  Years Ended December 31, 1993 and 1994

     Operating Revenue. Operating revenue increased 18.1% to $38.6 million in 1994 from $32.7 million in 1993. Most major customers had volume increases in 1994, including several major accounts that had unusually large volume increases in 1994 due to non-recurring situations.

     Cost of Transportation. Cost of transportation increased to 78.4% of 1994 operating revenue from 74.2% of 1993 operating revenue. This increase occurred because TIA and CFS chartered a fully-staffed and maintained aircraft during the last ten months of 1994, while TIA operated a leased aircraft during 1993. This increase is more than offset by the corresponding decrease in selling, general and administrative expense.

     Gross Profit. As a result of the factors described in the preceding paragraphs, gross profit for the year ended December 31, 1994 decreased to 21.6% from 25.8% of operating revenue for the comparable period in 1993.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased to 12.0% of operating revenue in the year ended December 31, 1994 from 19.9% of operating revenue in the comparable period in 1993. This decrease resulted from the cessation of TIA's operation of its leased aircraft and the elimination of the expenses associated therewith.

THE AMERTRANZ BUSINESS

     In February 1994, Amertranz acquired the 20-office domestic air freight forwarding business of another freight forwarder, and began issuing its own domestic air waybills. Thereafter, substantially all sales revenue from Amertranz's operations were recorded as revenue of Amertranz. Prior to that, Amertranz acted as agent of such other freight forwarder, and recorded as revenue only Amertranz's share of the gross profits derived from its shipments (i.e., gross revenues less the costs associated with the pick-up and delivery of

Amertranz's customers' shipments). Therefore, Amertranz's operating revenue and cost of transportation reported for the periods before and after February 1994 are not comparable. See 'Business--Historical Background'.

     The following selected financial data for each of the years ended June 30, 1993, 1994 and 1995 has been derived from audited income statements of Amertranz included elsewhere in this Prospectus. The following selected financial data for each of the six-month periods ended December 31, 1994 and 1995 have been derived from unaudited income statements of Amertranz included elsewhere in this Prospectus. The unaudited financial data, in the opinion of management, include all adjustments necessary for a fair presentation of such data. The selected financial data should be read in conjunction with the Financial Statements of Amertranz, and related notes thereto.

                                                                                                  AMERTRANZ
                                                                  AMERTRANZ                   SIX MONTHS ENDED
                                                             YEARS ENDED JUNE 30,               DECEMBER 31,
                                                        ------------------------------     -----------------------
                                                         1993       1994        1995         1994          1995
                                                        ------     -------     -------     ---------     ---------
                                                                                                 (UNAUDITED)
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
     Operating revenue...............................   $3,354     $11,122     $24,963      $14,049       $13,040
     Cost of transportation..........................      620       6,445      17,514        9,735         9,518
                                                        ------     -------     -------     ---------     ---------
     Gross profit....................................    2,734       4,677       7,449        4,314         3,522
     Selling, general & administrative expenses......    2,723       4,857      10,298        5,132         7,552
                                                        ------     -------     -------     ---------     ---------
     Operating income (loss).........................       11        (180)     (2,849)        (818)       (4,030)
     Other income (expense)..........................       (5)        426          91         (166)         (156)
     Restructuring charge............................                                                        (435)
     Income before taxes.............................   $    6     $   246     $(2,758)     $  (984)      $(4,621)
OPERATING DATA:
     Gross margin....................................     81.5%       42.1%       29.8%        30.7%         27.0%
     Operating margin................................      0.3%       (1.6)%     (11.4)%       (5.8)%       (30.9)%

     The following discussion and analysis relates to Amertranz's results of operation for the years ended June 30, 1993, 1994 and 1995.

  Years Ended June 30, 1994 and 1995

     Operating Revenue. Operating revenue increased by 124% to $25 million for the year ended June 30, 1995 from $11.1 million in the year ended June 30, 1994. This increase was primarily attributable to Amertranz's change in operations in its domestic air freight forwarding activities in February 1994, as described above.

     Cost of Transportation. Cost of transportation increased to 70.2% of operating revenue for the year ended June 30, 1995 from 57.9% of operating revenue for the year ended June 30, 1994. This increase was primarily attributable to the change in operations in Amertranz's domestic air freight forwarding activities in February 1994, as described above.

     Gross Profit. As a result of the change in domestic operations in February 1994 as described above, gross profit for the year ended June 30, 1995 increased by 59.3% to $7.4 million from $4.7 million in the year ended June 30, 1994.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased to $10.3 million or 41.3% of operating revenue, in the year ended June 30, 1995 from $4.9 million or 43.7% of operating revenue, in the year ended June 30, 1994. The increase in total expense was attributable to Amertranz's change in its domestic air freight forwarding operation described above, the resulting increase in the size of its office network and the establishment of its independent accounting, data processing, communications and administrative capabilities.

  Years Ended June 30, 1993 and 1994

     Operating Revenue. Operating revenue increased by 231.6% to $11.1 million in the year ended June 30, 1994 from $3.4 million in the year ended June 30, 1993. This increase was attributable to Amertranz's acquisition of the domestic air freight forwarding business for which it previously acted as agent in February 1994, as described above.

     Cost of Transportation. Cost of transportation increased to 57.9% of operating revenue for the year ended June 30, 1994 from 18.5% for the year ended June 30, 1993. This increase was primarily attributable to Amertranz's change in operations in its domestic air freight forwarding activities in February 1994, as described above.

     Gross Profit. As a result of the change in domestic operations in February 1994 as described above, gross profit for the year ended June 30, 1994 increased by 71.1% to $4.7 million from $2.7 million in the year ended June 30, 1993.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses were $4.9 million, or 43.7% of operating revenue, in the year ended June 30, 1994 and $2.7 million, or 81.2% of operating revenue, in the year ended June 30, 1993. The increase in dollar amount and the decrease in the amount as a percentage of operating revenue were attributable to Amertranz's change in its domestic air freight forwarding operation described above, the resulting increase in the size of its office network and the establishment of its independent accounting, data processing, communications and administrative capabilities. As an independent freight forwarder, the Company required a larger staff and in-house infrastructure than were required when the Company was an agent for others.

  Six Months Ended December 31, 1994 and 1995

     Operating Revenue.  Operating revenue decreased by 7.2% to $13.0 million for the six months ended December 31, 1995 from $14.0 million for the comparable period of 1994. Domestic operating revenue decreased by 14.9% to $10.3 million for the 1995 period from $12.1 million for the same period in 1994. Amertranz began its independent international operations during the six-month period ended December 31, 1995, and generated $2.8 million in international revenues for the 1995 period. Management believes that the start-up of Amertranz's international division distracted Amertranz from its domestic efforts during the 1995 period. Since the Combination, the Company has re-focused its efforts to increase its domestic operations and has concurrently significantly reduced its international operations. Although the reduction of the international operations will result in a reduction in operating revenue from international business, management believes that this reduction will be more than offset by increased domestic revenue and a decrease in expenses related to the international operations.

     Cost of Transportation. Cost of transportation increased to 73.0% for revenue in the six months ended December 31, 1995 from 69.3% in 1994. This change was primarily due to a major new account obtained by Amertranz in August 1995, as part of its logistics operation, which had lower profit margins than its regular freight forwarding business.

     Gross Profit. As a result of the factors described in the preceding paragraphs, gross profit for the six months ended December 31, 1995 decreased by 18.6% to $3.5 million from $4.3 million for the same period in 1994.

     Selling, General & Administrative Expenses. Selling, general and administrative expenses increased to $7.5 million, or 57.9% of operating revenue, in the six months ended December 31,1995 from $5.1 million, or 36.5% of operating revenue, for the same period in 1994. This increase in total amount and percentage of operating revenue was primarily due to the start up of the international division in June 1995 which accounted for approximately $1.2 million of additional expense for the period. Additionally, approximately $300,000 was incurred as a result of the conversion costs of the new computer system of Amertranz, approximately $350,000 was used to increase the allowance for doubtful accounts, and $250,000 was incurred for additional commission expense.

LIQUIDITY AND CAPITAL RESOURCES

     The Company used approximately $5.2 million of cash in operating activities for the seven week period ended March 31, 1996. This cash was provided primarily by cash on hand of approximately $2.4 million, the proceeds of a revolver note of approximately $3.5 million and an increase in accounts payable and accrued expenses of approximately $441,000. The cash used in operating activities was primarily attributable to increases in the Company's accounts receivable of approximately $4.5 million and a net loss incurred by the Company of approximately $744,000 during such period. The increase in accounts receivable is due principally to an increase in the trade receivables of the CAS operations from a zero balance at the beginning of the period to approximately $4.3 million at the end of the period.

     Amertranz's internally generated cash flow has not been sufficient to finance trade receivables and business expansion, or to support operations. In addition, Amertranz obtained external financing later than assumed in its operating plans. As a result, Amertranz experienced severe working capital shortfalls which restricted its ability to conduct its business as anticipated. Although the Company anticipates that the proceeds of the Offering, together with existing resources and cash generated from operations should be sufficient to finance the Company's contemplated cash requirements for at least 12 months after the consummation of this Offering, the Company expects it will experience periods of significant negative cash flow through September 1996 as a result of the Company's planned growth in business. After such 12-month period, the Company anticipates that cash generated from operations will be sufficient to meet its capital requirements. There can be no assurance that the Company will not require additional funding prior to such date. Furthermore, Amertranz's auditors have included an explanatory paragraph in their audit opinion with respect to Amertranz's 1995 financial statements which reflects substantial doubt about Amertranz's ability to continue as a going concern due to its need to generate cash from operations and to obtain additional financing. There can be no assurance that the future financial statements of the Company (as the consolidation of the freight forwarding businesses of CAS and Amertranz) will not include a similar explanatory paragraph if the Company is unable to raise sufficient funds to cover the cost of its operations. The factors leading to, and the existence of, the explanatory paragraph may adversely affect the Company's relationship with customers and suppliers, its ability to generate revenues and its ability to obtain financing.

     Amertranz has met its capital requirements to date primarily through the private sales of $2.775 million of equity and debt securities in the February Bridge Financing, private sales of $1.2 million of equity and debt securities in the May Bridge Financing, private sales of $350,000 of equity and debt securities in the Interim

Financing, private sales of $1,379,110 of equity and debt securities to insiders, borrowings of $800,000 from TIA and borrowings under an accounts receivable financing facility (see below). In addition, CAS may borrow up to $4,000,000 from TIA and CFS under a revolving credit facility (see below). At April 30, 1996, the aggregate principal balance outstanding under all such borrowings was approximately $10,323,000.

     Fidelity Facility. In March 1995, Amertranz entered into an accounts receivable Purchase and Sale Agreement ('Fidelity Facility') with Fidelity Funding of California, Inc. ('Fidelity'), as amended July 5, 1995, October 25, 1995, and February 7, 1996. The Fidelity Facility expires in March 1997. Under the agreement, as amended, the Company can borrow the lesser of $3.125 million or 75% of eligible accounts receivable. Amertranz's borrowings under the Fidelity Facility are secured by a first lien on all of Amertranz's assets and are guaranteed by the Company. At February 7, 1996, the Company had outstanding borrowings of approximately $1,698,000 under the Fidelity Facility which represented the full amount available thereunder.

     TIA Loan. In October 1995, Amertranz obtained a $500,000 subordinated secured loan from TIA, which was increased to $800,000 in January 1996 ('TIA Loan'). The TIA Loan bears interest at the rate of 12% per annum and is repayable in 12 equal, consecutive monthly payments of principal and interest commencing 30 days after the closing of the Offering. However, TIA has agreed that, upon consummation of the Offering, repayment of the TIA Loan will be deferred as described below. The TIA Loan is secured by a lien on all of the assets of Amertranz subordinated only to the lien granted to Fidelity in connection with the Fidelity Facility.

     Revolver Note. As part of the Combination, TIA and CFS agreed to advance to CAS, on a revolving loan basis, the net collections of the accounts receivable of TIA and CFS as of February 7, 1996 and additional amounts in the discretion of TIA and CFS, up to an aggregate maximum of $4,000,000 outstanding at any time, pursuant to the terms of a Revolving Credit Promissory Note ('Revolver Note'). Funds advanced under the Revolver Note with respect to the TIA and CFS accounts receivable do not bear interest prior to maturity. Discretionary advances under the Revolver Note bear interest at the greater of
(i) 1% per month, or (ii) a fluctuating rate equal to the prime rate of interest as published in The Wall Street Journal, plus 4%. Advances under the Revolver Note may be used only for ordinary, current operating expenses of CAS unless TIA and CFS consent to another use of such funds. The Revolver Note matures on July 6, 1996; however, TIA and CFS have agreed that, upon consummation of the Offering, payment of the Revolver Note will be deferred as described below. All obligations under the Revolver Note are guaranteed by the Company and Amertranz. All obligations under the Revolver Note and the guarantees thereof are secured by a first priority lien on all of the issued and outstanding shares of CAS, a first priority lien on all of the assets of the Company and CAS, and a lien on the accounts receivable of Amertranz, subordinate only to the first priority lien granted to Fidelity in connection with the Fidelity Facility and the second position lien granted to TIA in connection with the TIA Loan. As of March 31, 1996, the Company had outstanding borrowings of approximately $3,491,000 under the Revolver Note.

     Exchange Note. In the Combination, TIA and CFS transferred their freight forwarding business to the Company. In consideration of such transfer, the Company issued to TIA and CFS the Exchange Note in the original principal amount of $10,000,000, which bears interest at the rate of 8% per annum, and an aggregate of 2,100,000 shares of Common Stock. The Exchange Note is payable in five consecutive monthly payments of principal and interest in the amount of $80,000 each, commencing March 1, 1996, and, thereafter, monthly payments of principal and interest in the amount of $166,667 each until the Exchange Note has been paid in full. Of the proceeds of the Offering, $2,000,000 will be used to repay a portion of the Exchange Note. Immediately prior to the consummation of the Offering, TIA and CFS exchanged $2,000,000 principal amount of the Exchange Note for 200,000 shares of the Company's Class A Preferred Stock. TIA and CFS have agreed that, upon consummation of the Offering and the payment of the $2,000,000 from the proceeds of the Offering, the balance of payments on the Exchange Note will be deferred as described below. See 'Description of Securities--Preferred Stock'.

     Forbearance by TIA and CFS.  Upon consummation of the Offering, the outstanding principal balances of the TIA Loan, the Exchange Note, and the Revolver Note will be $800,000, $6,000,000, and approximately $4,000,000, respectively, plus accrued interest thereon. All such obligations are secured by virtually all of the assets of the Company, Amertranz and CAS. Under the terms of the original terms of the respective obligations, payments on the TIA Loan would have commenced 30 days following consummation of the Offering, payments on the Exchange Note were due on March 1, 1996, April 1, 1996, May 1, 1996 and June 1, 1996, and additional payments were due monthly thereafter, and the full outstanding balance of the Revolver Note was due on July 6, 1996. TIA and CFS have agreed that, upon consummation of the Offering, they will defer each payment on the TIA Loan and the Exchange Note to the extent the aggregate of the payments thereon then due exceeds 80% of the Company's earnings before interest, taxes, depreciation and amortization ('EBITDA') for the month in respect of which such aggregate payments are due. During any deferral period, interest will continue to accrue on these obligations in accordance with their respective terms. Such deferral will continue until the earlier of (i) the date after which the Company's EBITDA exceeds the sum of $600,000 for any consecutive two-month period, or (ii) November 1, 1996. Furthermore, TIA and CFS have agreed that, upon consummation of the Offering, they will defer collection of amounts due under the Revolver Note until the earlier of (i) refinancing of Amertranz's and CAS's accounts receivable working capital facilities, or (ii) December 31, 1996. TIA and CFS have further agreed that, upon consummation of the Offering, they will not take any action to foreclose on their security interests in the assets of the Company, Amertranz or CAS until one year following the date of this Prospectus, unless any other secured creditor of the Company, Amertranz or CAS takes action to foreclose on its security interest or any creditor obtains a final judgement against the Company, Amertranz or CAS in an amount of $50,000 or more which judgment is not stayed.

     Insider Loans. Between June 1995 and January 1996, Amertranz borrowed $1,379,110 in net aggregate principal amount from persons affiliated with Amertranz, and issued (i) $1,096,610 in net aggregate principal amount of promissory notes which bear interest at the rate of 7% per annum, due June 30, 1996, and (ii) $282,500 in aggregate principal amount of promissory notes with interest at the rate of 9.75% per annum, due August 15, 1996. In addition, certain of these lenders received an aggregate of 437,972 options to purchase shares of Amertranz common stock, 47,559 of which options were exercised prior to the Combination at $3.52 per share. As part of the transactions under the Exchange Agreement, the holders of all of these promissory notes assigned to the Company their notes and the shares of Amertranz common stock which were issued upon the exercise of such options, in exchange for an aggregate of 363,669 shares of Common Stock, and the holders of unexercised Amertranz options exchanged such options for an aggregate of 181,809 options to purchase shares of the Company's Common Stock. See 'Certain Transactions' and 'Principal Stockholders'.

     Interim Financing. Between November 1995 and January 1996, Amertranz obtained the Interim Financing and issued $350,000 in aggregate principal amount of promissory notes ('Interim Notes'), the Interim Financing Shares and the Interim Financing Warrants. Repayment of the principal amount of the Interim Notes, together with interest at the rate of 12% per annum, is due upon the earlier to occur of (i) the closing of the Offering, (ii) February 7, 1998, or
(iii) a sale or merger of the Company. As a result of the debt issuance costs associated with the Interim Financing, primarily consisting of the securities issued in connection with the Interim Financing, the effective annual rate of interest on the Interim Notes (after giving effect to debt issuance cost of $150,000) is approximately 98%. Upon repayment of the amounts due under the Interim Notes, the related unamortized debt issuance cost will be expensed. All amounts due under the Interim Notes will be repaid from the proceeds of the Offering. See 'Use of Proceeds' and 'Selling Securityholders and Plan of Distribution'.

     Bridge Financings. In February 1996, in connection with the February Bridge Financing, the Company issued an aggregate of $2.775 million in principal amount of its secured promissory notes ('February Bridge Notes'), 487,560 Bridge Shares, and Bridge Warrants to purchase an aggregate of 906,783 shares of the Company's Common Stock at an exercise price of $5.00 per share. The February Bridge Notes bear interest at a rate of 10% per annum through April 30, 1996, and thereafter at a rate of 15% per annum. In May 1996, in connection with the May Bridge Financing, the Company issued an aggregate of $1.2 million in principal amount of its secured promissory notes ('May Bridge Notes'), 240,000 Bridge Shares, and Bridge Warrants to purchase an aggregate of 480,000 shares of the Company's Common Stock at an exercise price of $5.00 per share. The May Bridge Notes bear interest at a rate of 15% per annum. All amounts due under the Bridge Notes will be repaid out of the proceeds of the Offering. As a result of the debt issuance costs associated with the Bridge Financings, primarily consisting of the securities issued in connection with the Bridge Financings, the effective annual rate of interest on the February Bridge Notes (after giving effect to debt issuance cost of $2,143,000) is approximately 200% and on the May Bridge Notes (after giving effect to debt issuance cost of $1,020,000) is approximately 525%. Upon repayment of the amounts due under the February Bridge Notes and the May Bridge Notes, the related unamortized debt issuance cost will be expensed.

     Upon consummation of the Offering, the terms of the Bridge Warrants issued in the Bridge Financings will be identical to the terms of the Warrants being issued in the Offering. The Bridge Warrants, the Bridge Shares, the Interim Shares and the Interim warrants are being registered by the Company on behalf of the Bridge Holders in the Registration Statement of which this Prospectus forms a part. The Underwriter acted as Placement Agent for the February Bridge Financing and received as compensation therefor 10% of the aggregate proceeds and a nonaccountable expense allowance of 3% of the aggregate proceeds therefrom. The Underwriter acted as Placement Agent for $500,000 of the May Bridge Financing and received $50,000 as a commission and nonaccountable expense allowance. The Company also agreed to pay certain costs incurred in connection with the Bridge Financings and to indemnify the Underwriter against certain liabilities in connection therewith. See 'Use of Proceeds' and 'Selling Securityholders and Plan of Distribution'.


     Working Capital Requirements. The Company may require additional working capital from additional bank borrowings or through additional debt or equity financings. The senior liens on the Company's assets granted pursuant to the Fidelity Facility, TIA Loan, Revolver Note, and Exchange Note limit the Company's flexibility in obtaining additional financing. The Amertranz business historically has not generated cash flows from operations. However, the Company believes that funds raised in the Offering, cash flows generated from operations and available funds under its existing loan facilities will be sufficient to finance its operations and obligations through June 1997. The Company's actual working capital needs will depend upon numerous factors, including the Company's operating results, the cost of increasing the Company's sales and marketing activities, changes in law which affect doing business in Puerto Rico and competition, none of which can be predicted with certainty. The Company anticipates that it will experience periods of significant negative cash flow through September 1996 as a result of the Company's planned growth in business. As a result, there can be no assurance that the Company will not require additional funding prior to June 1997. In addition, in the event the Company requires additional funding before or after June 1997, there can be no assurance that such additional financing will be available to the Company on acceptable terms, if at all, when required by the Company. The inability to obtain such financing would have a material adverse effect on the Company's operating results and, as a result, the Company could be required to significantly reduce or suspend its operations, seek a merger partner or sell additional securities on terms that could be highly dilutive to investors in the Offering.

INFLATION

     The Company does not believe that the relatively moderate rates of inflation in the United States in recent years have had a significant effect on its operations.

                                    BUSINESS

COMPANY OVERVIEW

     The Company, through its wholly owned subsidiaries, Amertranz and CAS, is a provider of freight forwarding services, and believes that it is one of the dominant freight forwarders between the continental United States and Puerto Rico. On a consolidated pro forma basis, the Company had 1995 operating revenue of $62.2 million and incurred operating losses of $3.1 million.

     The Company's freight forwarding services involve arranging for the total transport of customers' freight from the shippers' locations to the designated recipients, including the preparation of shipping documents and the providing of handling, packing and containerization services. The Company concentrates on cargo shipments weighing more than 50 pounds and generally requiring second-day delivery. The Company also assembles bulk cargo and arranges for insurance. The Company has a network of offices in 25 cities throughout the United States and Puerto Rico, including exclusive agency relationships in two cities. The Company has international freight forwarding operations consisting of strategic relationships in five countries. The Company has recently begun to provide logistics services to manufacturers for the movement of raw materials and finished goods.

     The Company's objective is to become a leading provider of second-day domestic freight forwarding services in all of its markets. Since the Combination, the Company has attracted and hired additional experienced sales personnel thereby increasing its sales team by more than 30%. Its strategy is to maximize the synergies created by the combination of its Amertranz and CAS businesses by (i) exploiting cross-selling opportunities, and (ii) taking advantage of underutilized administrative operations and purchased freight space. The Company also intends to maximize its use of its subsidiaries' existing trucking networks to minimize its reliance on more expensive air freight carriers.

     The Company's freight forwarding services are generally divided among overnight, second-day and three- to five-day deferred service. Overnight service typically consists of delivering time-sensitive freight, such as critical pharmaceutical and just-in-time manufacturing goods. Second-day and deferred service is provided on a recurring and often daily basis to many types of shippers, including pharmaceutical, manufacturing and other retail suppliers and, through its Fashion Air division, the garment industry.

     The Company strives to provide customized service so that each client's individual shipping needs are met. Once the requirements of an individual shipment have been established, the Company actively manages the execution of the delivery to perform within the customer's requirements. In this way, the Company seeks to achieve maximum customer satisfaction, which will enable it to maintain and grow its customer base.

     The Company has more than 2,000 customers, although its top 20 customers accounted for approximately 55% of revenue (on a consolidated pro forma basis) for the fiscal year ended December 31, 1995. CAS has more than 200 customers that are not customers of Amertranz's domestic freight forwarding operation. Consistent with its strategy, the Company intends to actively market Amertranz's services to these customers.

COMPANY STRATEGY

     Prior to the Combination, Amertranz had rapidly increased the number of its offices and the size of its operations staff. As a result, the Company now has excess operations and administrative infrastructure, so that with only slight increases in operating expenses, the Company can generate additional revenue and profitability.

     The Company's objective is to become a leading provider of second-day freight forwarding services in all of its domestic markets. The Company's strategy is to increase revenues and market share by expanding its service locations through a combination of dedicated offices and lower-cost agency relationships. Specifically, the Company plans to accomplish these objectives by:

     o Continuing to increase its existing direct sales force to increase sales and exploit cross-selling opportunities.

     o Capitalizing on synergies created by the combination of Amertranz and CAS to take maximum advantage of underutilized operations infrastructure and purchased freight space.

     o Maximizing the advantage of the Company's dominant market position in the Puerto Rico market to increase its domestic freight forwarding revenues. The Company intends to cross-utilize its existing Puerto Rico sales force to gain market share for its mainland United States freight forwarding operation.

     o Expanding the use of the existing trucking network to minimize the use of higher cost air transport.

     o Continuing to emphasize customized freight forwarding service.

     o Enhancing data processing and management information systems.

     o Expanding the Company's United States and international network by acquisition, office expansion and exclusive agency arrangements. The Company intends to aggressively seek to acquire privately owned freight forwarders by the issuance of stock, for cash, or a combination of both, utilizing its potentially higher market valuation as a publicly traded company.

     o Developing international freight forwarding. In addition to shipping freight from the United States to foreign destinations, the Company will seek strategic alliances with foreign freight forwarders. Due to recent consolidations in the United States freight forwarding industry, which have reduced the number of freight forwarders of the Company's size and market penetration, foreign freight forwarders are seeking strategic partners in the United States.

     o Expanding the Company's logistics business.

INDUSTRY OVERVIEW

     As requirements for efficient and cost effective distribution services have increased, so has the importance and complexity of effectively managed freight movement. Businesses increasingly strive to reduce costs and increase profits by minimizing inventory levels, performing manufacturing and assembly operations in different locations and distributing their product to numerous locations. As a result, companies frequently require expedited or time specific delivery services. Time-sensitive shipments are required to be delivered within a definite time frame, but not as quickly as expedited shipments, which may result in lower rates for time-sensitive shipments than those usually generated by expedited shipments. To assist in meeting their needs in the most efficient method and at the lowest cost, many companies utilize freight forwarders. A freight forwarder obtains shipments from customers, makes arrangements for transportation of the cargo by air, land or sea carrier, and may be required to arrange for both pick-up from the shipper to the carrier and delivery of the shipment from the carrier to the consignee.

     Companies generally have two principal alternatives to transport freight which require either expedited or time specific handling: they may use a freight forwarder or an integrated carrier. Freight forwarders arrange for movement to the freight's final destination, often scheduling and routing each shipment to meet price and service requirements of the customer. Fully integrated carriers provide pick-up and delivery services, primarily through their own dedicated fleets of trucks and aircraft. Freight forwarders select from various transportation options available to meet the customer's requirements and, therefore, are often able to provide service to their customers less expensively and with greater flexibility than integrated carriers. In addition to high fixed expenses associated with owning and maintaining fleets of aircraft, trucks and related equipment, integrated carriers, which operate primarily through central hubs, have significant restrictions on delivery schedules and shipment weight, size and type. Freight forwarders generally handle shipments of any size and can offer customized shipping options, providing an attractive alternative for shippers of freight.

     Increasingly, many manufacturing and other customers require services in addition to the actual movement of freight. These services include providing information on the status of shipments throughout a manufacturing process, including providing proof of delivery and performance reports. The growth of the 'just-in-time' manufacturing practice and the desire of retailers to reduce inventories have also added to the demand for expedited and second-day shipment of goods that are available through air freight. As a result of these needs and the variety of methods for shipping goods, many companies are finding that they cannot perform the freight transportation management functions as efficiently as third-party providers specializing in this business, and are therefore relying on partial or total outsourcing of these functions. Furthermore, due to corporate downsizing and efforts to enhance productivity, major shippers are seeking to utilize fewer firms to handle their transportation needs. The Company believes that the trend toward outsourcing will continue and that customer demands for additional services will offer significant opportunities to those forwarders with an infrastructure able to fulfill the increased requirements.

     The domestic freight forwarding industry is made up of many different types of operations. Most freight forwarders are small, private enterprises specializing in specific areas of the United States. Therefore, many of these companies are able to fulfill only part of a customer's transportation needs. Some of the larger domestic air freight forwarders with a nationwide presence, such as Pilot Air Freight, Inc., Seko Air Freight and Associated

Air Freight, rely on networks of offices, some of which they own and operate but the majority of which are operated by franchisees or agents.

     According to a survey by Colography Inc., a consulting firm to the air freight industry, domestic air freight transportation revenues totalled $20.4 billion in 1994, which represented a 13.6% increase over 1993 levels, and $16 billion through the first three quarters of 1995, which represented a 7.2% increase over the same period in 1994. Of these revenues, $15.6 billion in 1994 and $12.4 billion during the first three quarters of 1995 were attributable to integrated carriers, most of which were small parcel shipments, while $4.8 billion in 1994 and $3.6 billion during the first three quarters of 1995 were attributable to non-integrated carriers, including freight forwarders.

     The freight forwarding business is generally not capital intensive. Furthermore, the credit terms extended to customers by freight forwarders generally mirror the payment terms afforded to freight forwarders by airlines and truckers. Accordingly, and assuming that these industry practices continue, at such time when the Company's operations become profitable, its working capital requirements should be met from its normal operations.

COMPANY OPERATIONS

  MOVEMENT OF FREIGHT

     The Company does not own any airplanes or significant trucking equipment and relies on independent contractors for the movement of its cargo. The Company utilizes its expertise to provide forwarding services that are tailored to meet customers' requirements. It arranges for transportation of customers' shipments via commercial airlines and/or air cargo carriers and, if delivery schedules permit, the Company makes use of lower cost inter-city truck transportation services. The Company selects the carrier for a particular shipment on the basis of cost, delivery time and available cargo capacity. Through the Company's advanced data processing systems, it can provide, at no additional cost to the customer, value-added services such as electronic data interchange, computer based shipping and tracking systems and customized computer generated reports. Additionally, the Company provides cargo assembly and warehousing services.

     In the year ended December 31, 1995, the Company (on a consolidated pro forma basis) moved approximately 150,000 shipments at an average weight per shipment of approximately 850 pounds, ranging in size from small packages of documents to 20,000 pound jet engines. Although there are no weight restrictions on the shipments, the Company generally focuses on shipments weighing more than 50 pounds. As a result, the Company does not directly compete for most of its business with overnight courier or small parcel companies, such as UPS and Federal Express. Those companies use their own airplane fleets, which are sometimes utilized by the Company as a source of cargo space for the Company's freight forwarding operations.

     The rates charged by the Company to its customers are based on destination, shipment weight and required delivery time. The Company offers graduated discounts for shipments with later scheduled delivery times and rates generally decrease in inverse proportion to the increasing weight of shipments. Due to the high volume of freight controlled by the Company, it is able to obtain favorable contract rates from airlines and is often able to book freight space at times when available space is limited. When possible, the Company consolidates different customers' shipments to reduce its cost of transportation.

     Under the terms of the Cargo Aircraft Charter Agreement dated February 28, 1994, as amended ('L-1011 Charter'), the Company has exclusive rights, until

June 1, 1998, to the use of a Lockheed L-1011 cargo aircraft that is operated on behalf of Tradewinds Airlines, Inc. between the Company's Borinquen, Puerto Rico location and its Greensboro, North Carolina and Hartford, Connecticut, locations. The L-1011 aircraft carries a payload of 110,000 pounds. Under the terms of the L-1011 Charter, the L-1011 aircraft must be available at all times (except during scheduled maintenance) for use by the Company, as needed. While the Company is guaranteed the use of the L-1011 aircraft as needed, the Company pays only for its actual use of the aircraft at market rates. Freight originating throughout the United States is generally transported by truck to either Greensboro or Hartford for loading onto the aircraft. Similarly, freight originating in Puerto Rico is flown on the L-1011 aircraft to either Greensboro or Hartford, and then transported by truck to its destination. See '--Historical Background' and 'Certain Transactions'.

  INFORMATION SYSTEMS

     An important component of the Company's business strategy is to provide accurate and timely information to its management and customers. Accordingly, the Company has invested, and will continue to invest, substantial management and financial resources in developing these information systems.

     The Company has recently leased an IBM AS400 mainframe computer and installed a new customized commercial (i.e., not proprietary to the Company) freight forwarding software system which the Company has named 'Amertrax'. Amertrax is an integrated freight forwarding and financial management data processing system. It provides the Company with the information needed to manage its sourcing and distribution activities by providing up-to-date information on the status of shipments, both internally and to customers, through either printed or electronic medium. Specifically, the Amertrax system permits the Company to track the flow of a particular shipment from the point of origin through the transportation process to the point of delivery. The Company intends to continuously upgrade the Amertrax system to enhance its ability to maintain a competitive advantage. The Company believes that this will allow it and its customers to reduce transportation costs through the automation of many parts of the shipping process. For example, the Company expects shortly to offer customers the ability to receive shipping invoices electronically. This will reduce the Company's cost of issuing invoices and the customer's cost of processing these invoices and will reduce the time required for transmittal.

  INTERNATIONAL OPERATIONS

     The Company has recently reduced its international operations to re-focus its efforts on its domestic markets. The Company's international freight forwarding accounted for less than 4% of the Company's operating revenue during the six months ended December 31, 1995. The Company has exclusive agents in European countries, South Africa, and countries in South America.

  LOGISTICS SERVICES

     The Company, through its Amertranz Logistics, Inc. subsidiary, recently began offering logistic services to large manufacturing companies. These services consist of providing the total transportation requirements for a customer, including shipment in and out of warehouse, maintenance of warehousing of customer inventory, individual order organizing for shipment and order packing and shipment. The Company currently provides these services to a large computer hardware manufacturer. To properly provide its logistics services to this customer, the Company has leased a warehouse adjacent to this customer's manufacturing complex dedicated to the customer and its suppliers. While the Company's logistics service is not currently a major component of the Company's business, the Company intends to increase this portion of its business.

CUSTOMERS AND MARKETING

     The Company's principal customers include large manufacturers and distributors of pharmaceuticals, computers and other electronic and high-technology equipment, computer software and wearing apparel. The Company currently has more than 2,000 accounts, although its top 20 customers accounted for approximately 55% of operating revenue for the year ended December 31, 1995.

     The Company markets its services through an organization of approximately 30 full-time salespersons supported by the sales efforts of senior management, the Company's five regional managers and the operations staff in the Company's offices. The Company strongly promotes team selling, wherein the salesperson is able to utilize expertise from other departments in the Company to provide value-added services to gain a specific account. The Company has a national sales account group that targets high-revenue national accounts with multiple shipping locations. These industry specialists discern the specific freight transportation requirements of the customer and are able to prepare customized shipping programs to meet these specific requirements. The Company staffs each office with operational employees to provide support for the sales team, develop frequent contact with the customer's traffic department, and maintain customer service. The Company believes that it is important to maintain frequent contact with its customers to assure satisfaction and to immediately react to resolve any problem as quickly as possible.

     The Company has a specialized Fashion Air division for the garment industry. This division targets customers from manufacturers to retail establishments and provides specific expertise in handling fashion-related shipments. Fashion Air specializes in the movement of wearing apparel for manufacturing customers to their department store customers located throughout the United States. This division accounted for approximately 8% of the Company's operating revenues (on a combined consolidated pro forma basis) in 1995.

     Many of the Company's customers utilize more than one air freight transportation provider. In soliciting new accounts, the Company uses a strategy of becoming an approved carrier in order to demonstrate the quality and cost-effectiveness of its services. Using this approach, the Company has advanced its relationships with several of its major customers, from serving as a back-up freight service provider to primary freight forwarder.

FACILITIES

     The Company leases terminal facilities consisting of office and warehouse space in 23 cities located in the United States and Puerto Rico, and also utilizes two offices operated by exclusive agents. The Company's headquarters are located in Lake Success, New York, in 7,000 square feet of leased office space. The Company's 23 facilities range in size from 1,000 square feet to 26,000 square feet and consist of offices and warehouses with loading bays. All of such properties are leased from third parties. In addition, the Company leases approximately 25,000 square feet of warehouse space in Fort Worth, Texas, for its logistics services business. Management believes that its current facilities are underutilized, at times by as much as 50%. Accordingly, management believes that the Company's facilities are more than sufficient for its planned growth.

     As of May 31, 1996, the Company's 23 terminal facilities and two exclusive agency offices were maintained in the following locations:

 Atlanta, Georgia                 Houston, Texas
 Borinquen, Puerto Rico           Kansas City, Missouri
*Boston, Massachusetts            Los Angeles, California
 Chicago, Illinois                Miami, Florida
 Cincinnati, Ohio                 Minneapolis, Minnesota
 Cleveland, Ohio                  Newark, New Jersey
 Dallas, Texas                    New York, New York
 Denver, Colorado                 Philadelphia, Pennsylvania
 Detroit, Michigan                *Salt Lake City, Utah
 Fort Worth, Texas                San Diego, California
 Greensboro, North Carolina       San Francisco, California
 Hartford, Connecticut            San Juan, Puerto Rico
                                  St. Louis, Missouri

- ------------------
*Exclusive Agent Location

HISTORICAL BACKGROUND

     TIA AND CFS. TIA's predecessor was formed in 1970 as an air freight carrier, trading as the 'Wrangler Aviation' division of Blue Bell, Inc., a manufacturer of jeans and other apparel, to transport raw materials to Blue Bell facilities in Puerto Rico and return the finished goods to its facilities in Greensboro, North Carolina. In 1981, Wrangler Aviation obtained a DOT Certificate of Authority and qualified as an air carrier pursuant to Section 121 of the Federal Air Regulations. Thereafter, Wrangler Aviation offered fully integrated air carrier services, providing the door-to-door movement of freight between Puerto Rico and the continental United States for companies other than Blue Bell, Inc. By 1986, freight transported for Blue Bell, Inc. represented only a small portion of the freight carried by Wrangler Aviation.

     In 1988, new owners of Blue Bell, Inc. separately incorporated the Wrangler division in Delaware as Wrangler Aviation, Inc. ('Wrangler'), and then sold all of the issued and outstanding stock of Wrangler to a group experienced in the freight forwarding business. This purchase was partially financed by the seller. In 1990, as a result of a default under the financing, the seller repossessed the Wrangler stock. In October 1990, Wrangler was sold to its current owners. At that time, CFS was incorporated in Puerto Rico to act as the marketing arm of Wrangler. From and after 1991, Wrangler operated under the tradename 'Tradewinds', and CFS did business under the name 'Caribbean Air Services'.

     In December 1991, the current owners of Wrangler installed a new management team following the discovery of certain improprieties which occurred under the old management. As a result of investigations by the new management, it was determined to reorganize both Wrangler and CFS under Chapter 11 of the United States Bankruptcy Code. As part of this bankruptcy filing, the owners of Wrangler arranged for an infusion of $3,000,000 into the Wrangler and CFS business. CFS and Wrangler emerged from the Chapter 11 proceedings in November 1992, and June 1993, respectively, and have operated profitably since that time. In January 1994, Wrangler Aviation, Inc. changed its name to TIA, Inc. At that time, TIA owned 51% of the stock of CFS.

     As a result of the bankruptcy reorganization, the management of TIA decided to separate the air carrier and air freight forwarding divisions of TIA's business. The air carrier division was sold by TIA in February 1994. As part of that transaction, TIA entered into the L-1011 Charter with the purchaser to provide all air freight carriage required by TIA and CFS on terms TIA and CFS believe are favorable. See 'Certain Transactions'.

     TIA has an approximately 30% ownership interest in the parent of the purchaser, Tradewinds Acquisition Corporation. Pending the approval of the transfer of TIA's DOT authority and licenses, TIA currently operates the aircraft chartered under the L-1011 Charter pursuant to the terms of an interim operating agreement. See 'Company Operations', below.

     Following the sale of its air carrier division, TIA and CFS continued to operate the freight forwarding business, and remained a dominant freight forwarder in the niche market between Puerto Rico and the continental United States. TIA and CFS continued to specialize in the movement of large shipments for manufacturers, with sales and/or full offices in Philadelphia, New York, Chicago, Los Angeles, Hartford, and Greensboro, North Carolina, as well as a network of sales persons in Puerto Rico.

     AMERTRANZ. Amertranz's business began in February 1985, with the formation of Integrity Logistics, Inc., a New York corporation ('Integrity'). Integrity began operations in June 1985 when it acquired from Amerford International Corporation ('AIC'), a domestic and international air freight forwarder, the right to open air freight forwarding offices under the 'Amerford' name in any United States city in which AIC did not have an office. Integrity functioned as an independently-owned exclusive agent of AIC, in exchange for which AIC paid Integrity a share of the gross profits on shipments for which Integrity provided services. During the next eight years, Integrity opened nine offices under the Amerford name and established the Amerford Fashion Air Division of AIC, specializing in freight forwarding services to the garment industry.

     In October 1993, Integrity sued AIC, alleging failure to pay monies due, breach of contract and other claims. The suit was settled in January 1994, pursuant to which AIC paid Integrity the sum of $700,000 and Integrity's affiliate, Amerford Domestic, Inc., a New York corporation formed in January 1994 ('Amerford Domestic'), acquired all of AIC's domestic air freight forwarding business. Thereafter, AIC's business focused exclusively on international air freight, and Integrity and AIC entered into an agreement whereby Integrity acted as AIC's exclusive agent with respect to international air freight in the markets where Integrity's original nine offices were located. After acquiring AIC's domestic freight business, Amerford Domestic owned and operated 20 offices located in the United States primarily focusing on the movement of domestic freight and, in nine of those offices, Integrity continued to act as AIC's agent for international air freight. As a freight operation independent of AIC, it was necessary for Integrity to establish an internal operations infrastructure for its 20-office network, including accounting, data processing and communications departments. The creation of this infrastructure consumed scarce corporate resources.

     In March 1995, Amertranz was organized under Delaware law, as an affiliate of Integrity. Pursuant to an Agreement of Merger dated March 13, 1995, Amerford Domestic merged into Amertranz. Effective June 30, 1995, Integrity terminated its relationship with AIC and ceased doing business. Thereafter, all of Integrity's and Amerford Domestic's international and domestic freight forwarding businesses were consolidated into and conducted by Amertranz.

     In August 1995, Amertranz formed Amertranz Logistics, Inc., a Delaware corporation, as a wholly-owned subsidiary to offer inventory movement and shipping logistics services to large manufacturing companies.

     THE ASSETS EXCHANGE AGREEMENT. Pursuant to the terms of the Exchange Agreement, the Company acquired all of the issued and outstanding stock of Amertranz and received the freight forwarding business of TIA and CFS, and contributed the TIA and CFS freight forwarding business to CAS. In consideration of their transfer to the Company of all of the outstanding Amertranz shares and convertible promissory notes, the former stockholders and convertible promissory noteholders of Amertranz received an aggregate of 870,254 shares of Common Stock. In consideration of the transfer to the Company of the freight forwarding business of TIA and CFS, TIA and CFS received 2,100,000 shares of Common Stock, and was issued the $10 million principal amount Exchange Note. See 'Certain Transactions'.

     As a result of the Combination, Amertranz became a wholly-owned subsidiary of the Company and continues to conduct Amertranz's freight forwarding and logistics service businesses, and the freight forwarding business of TIA and CFS was transferred to the Company and is conducted by CAS.

COMPETITION

     Although there are no weight restrictions on the Company's shipments, the Company focuses primarily on cargo shipments weighing more than 50 pounds and requiring second-day delivery. As a result, the Company does not directly compete for most of its business with overnight couriers and integrated shippers of principally small parcels, such as United Parcel Service of America, Inc., Federal Express Corporation, DHL Worldwide Express, Inc., Airborne Freight Corporation and the United States Postal Service. However, some integrated carriers, such as Emery Air Freight Corporation and Burlington Air Express, Inc., primarily solicit the shipment of heavy cargo in competition with forwarders. Most air freight forwarders do not compete with the major commercial airlines, which to a certain extent depend on forwarders to procure shipments and supply freight for the available cargo space on their scheduled flights.

     There is intense competition within the freight forwarding industry. While the industry is highly fragmented, the Company most often competes with a relatively small number of forwarders who have nationwide networks and the capability to provide a full range of service similar to that offered by the Company. These include Eagle USA Air Freight, Inc., Pilot Air Freight, Inc., and LEP Profit International, Inc. There is also competition from passenger and cargo air carriers and trucking companies. On the international side of the business, the Company competes with forwarders that have a predominantly international focus, such as Fritz Companies, Inc., Air Express International Corporation and Harper Group, Inc. All of these companies, as well as many other competitors of the Company, have substantially greater financial resources than the Company. The Company also faces competition from regional and local air freight forwarders, cargo sales agents and brokers, surface freight forwarders and carriers and associations of shippers organized for the purpose of consolidating their members' shipments to obtain lower freight rates from carriers.

     While the Company's logistics service is not currently a major component of the Company's business, the Company intends to increase this portion of its business. In logistics services, the Company competes with many well established transportation and other firms, many of whom have facilities, resources, and financial capabilities far greater than those of the Company.

REGULATION

     The Company's freight forwarding business as an indirect air cargo carrier is subject to regulation by the DOT under the Federal Aviation Act. However, air freight forwarders (including the Company) are exempted from most of such Act's requirements by the Economic Aviation Regulations promulgated thereunder. The Company's foreign air freight forwarding operations are subject to regulation by the regulatory authorities of the respective foreign jurisdictions. The air freight forwarding industry is subject to regulatory and legislative changes which can affect the economics of the industry by requiring changes in operating practices or influencing the demand for, and the costs of providing, services to customers.

LEGAL PROCEEDINGS

     Amertranz is a defendant in a lawsuit initiated by the trustee in bankruptcy of Aeronautics Express, Inc. ('AEI'), a company with whom Amertranz engaged in discussions concerning a prospective business combination during the early spring of 1994. The complaint was filed in the United States Bankruptcy Court for the Southern District of New York in December 1995, and alleges that Amertranz improperly obtained control over the assets of AEI, committed fraud in connection with the business discussions, breached on agreement not to solicit the business or customers of AEI, induced AEI to convey property to Amertranz for less than fair value and failed to pay AEI compensation for services rendered by AEI to Amertranz. The complaint seeks damages in excess of $11 million. In February 1996, the plaintiff in this action offered to settle the litigation for $125,000, which offer was rejected by the Company. The Company's bankruptcy litigation counsel has filed a motion to dismiss the complaint in its entirety. Management believes that the lawsuit is substantially without merit and the probability of any material loss is extremely small. Nevertheless, the Company will be obligated to expend funds and management time and attention which are needed elsewhere but which must be diverted to finance legal costs and provide information requested to conduct a vigorous defense. Additionally, there can be no assurance that either the cost of defense or the ultimate outcome of the lawsuit will not result in substantial financial cost to the Company which will have a material adverse effect on the Company's operating results.

     The Company is periodically named as a party to routine litigation incidental to its business, primarily involving claims for personal injury or property damage incurred in the transportation of freight. As a freight forwarder the Company assumes responsibility to its customers for the safe delivery of the cargo, subject to a legal limitation on liability. Other carriers of the Company's shipments are liable to the Company in the same manner as the Company is liable to its customers. The Company maintains insurance in amounts which management believes are customary for the industry and has a deductible of $1,000 per occurrence for liability resulting from physical damage claims.

EMPLOYEES

     The Company and its subsidiaries had approximately 270 full-time employees as of May 31, 1996. None of the Company's employees are currently covered by a collective bargaining agreement. The Company has experienced no work stoppages and considers its relations with its employees to be good.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

     The directors, executive officers, and other significant employees of the Company are as follows:

NAME                                      AGE                           POSITION
- ---------------------------------------   ---    ------------------------------------------------------
Stuart Hettleman.......................   46     Director, President, Chief Executive Officer, Chief
                                                   Financial Officer
Richard A. Faieta......................   50     Director, Executive Vice President; President of CAS;
                                                   Chief Executive Officer of Amertranz
Michael Barsa..........................   51     Director, Vice President, Secretary
Bruce Brandi...........................   44     President of Amertranz

     STUART HETTLEMAN has been President, Chief Executive Officer, Chief Financial Officer and a director of the Company and a director and Executive Vice President of each of Amertranz and CAS, since February 7, 1996. He has been a Vice President of TIA since 1990 and is currently the Executive Vice President of TIA and has been Executive Vice President of CFS since 1991. Since the Combination, the principal business activity of TIA and CFS is as a holding company. Consequently, Mr. Hettleman's duties for TIA and CFS do not and will not affect his duties on behalf of the Company.

     RICHARD A. FAIETA has been Executive Vice President and a director of the Company, a director and President of CAS, and a director and Chief Executive Officer of Amertranz, since February 7, 1996. He has served as President and Chief Executive Officer of each of TIA and CFS since April 1992. From 1987 through 1991 he served as Vice President-Operations of LEP Profit International Corporation, a domestic and international freight forwarder and subsidiary of a corporation the stock of which is traded on the London (U.K.) Stock Exchange. Since the Combination, the principal business activity of TIA and CFS is as a holding company. Consequently, Mr. Faieta's duties for TIA and CFS do not and will not affect his duties on behalf of the Company.

     MICHAEL BARSA has been Vice President, Secretary and a director of the Company since February 7, 1996. Mr. Barsa served as Executive Vice President and Chief Financial Officer of Amertranz from September 1994 until February 7, 1996. From 1972 through September 1994, Mr. Barsa was employed by Allstate Legal Supply Company, a privately owned legal stationary and supply company, where he held successive positions as Controller, Chief Financial Officer and Senior Vice President.

     BRUCE BRANDI has been President of Amertranz since October 1994. From 1978 through October 1994, Mr. Brandi was employed by LEP Profit International Corporation in various operations, sales, and marketing capacities, most recently as Executive Vice President of Sales and Marketing.


     The Company intends to obtain 'key person' life insurance policies in the amount of $1 million on the lives of each of Messrs. Hettleman and Faieta after the consummation of the Offering.

     The Company's executive officers are appointed annually by, and serve at the discretion of, the Board of Directors. All directors are elected by the Company's stockholders and hold office until the next annual meeting of stockholders or until their successors have been duly elected and qualified. Pursuant to the terms of the Assets Exchange Agreement entered into as part of the February 1996 Combination ('Exchange Agreement'), the Company's stockholders who are parties to the Exchange Agreement have granted a proxy to representatives of TIA and CFS to vote the 580,370 shares of the Company's Common Stock owned by such stockholders for the election of two directors designated by TIA and CFS. TIA and CFS have designated Messrs. Hettleman and Faieta to serve as directors and for whom all such shares have been voted.

     The Company intends to invite an additional person to serve as an outside director in the near future. The Underwriter is entitled to designate one member for election to the Board of Directors, but has not yet selected a designee and the Underwriter may designate different individuals to serve in this capacity from time to time. See 'Underwriting'.

     The Board of Directors will have a Compensation Committee to determine the salaries and incentive compensation of the Company's executive officers. It is anticipated that this committee will be composed of

Messrs. Hettleman and Faieta and an outside director to be selected. The Company intends to appoint an Audit Committee to consist of Mr. Hettleman, Mr. Barsa and an outside director, and a Stock Option Committee to consist of Messrs Hettleman and Faieta. There is currently no plan to compensate any outside director for attendence at meetings.

     There are no family relationships among any of the Executive Officers and directors of the Company. See 'Principal Stockholders'.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation paid by the Company and its predecessors during the year ended December 31, 1995 to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers (collectively, the 'Named Officers'). Information with respect to options gives effect to adjustments made as part of the Combination. See 'Certain Transactions':

                           SUMMARY COMPENSATION TABLE

                                                                                            NUMBER

NAME AND PRINCIPAL POSITION                                                    SALARY     OF OPTIONS
- ---------------------------------------------------------------------------   --------    ----------
Stuart Hettleman
  Chief Executive Officer of the Company(1)................................   $     --            --
Richard A. Faieta
  Executive Vice President of the Company(1)...............................    132,400            --
Martin Hoffenberg
  Former Chief Executive Officer of Amertranz(2)...........................    198,000            --
Michael Barsa
  Former Chief Financial Officer of Amertranz(1)...........................    150,000       154,477
Bruce Brandi
  President of Amertranz(1)................................................    150,000        42,590
Philip S. Rosso, Jr.
  Senior Vice President Operations of Amertranz............................    198,000            --
S. Gary Friedman(3)
  Former President, Fashion Air Division of Amertranz......................    147,600            --

- ------------------
(1) See '--Employment Agreements; Covenants Not-To-Compete', below.
(2) Mr. Hoffenberg resigned as an officer and director and terminated his employment agreement with Amertranz, effective February 7, 1996. He has entered into a six month consulting agreement with the Company.
(3) Mr. Friedman resigned as an employee effective October 20, 1995.

EMPLOYMENT AGREEMENTS; COVENANTS NOT-TO-COMPETE

     Stuart Hettleman and Richard A. Faieta each entered into an employment agreement with the Company effective upon the consummation of the Offering. Each such employment agreement provides that the respective officers are employed for a period of three years (subject to renewal for successive three-year periods) at an annual base salary of $130,000 and $150,000 for Mr. Hettleman and Mr. Faieta, respectively. The base salary will increase on each anniversary of the respective employment agreements by an amount equal to .5% of the then current base salary for each $100,000 of the Company's EBITDA for the fiscal year ended prior to such anniversary date. Furthermore, each such officer is entitled to incentive compensation in excess of base salary for each fiscal year of the Company during the term of employment, in an amount equal to 1% of the base salary in effect at the end of such fiscal year for each $100,000 of the Company's EBITDA for such fiscal year. Each such officer has also been granted an option to purchase 75,000 shares of Common Stock pursuant to the Company's Stock Option Plan. See '--Stock Option Plan'. If either officer's employment agreement is terminated by the Company other than for cause or if the officer elects to terminate employment following either (i) a material breach of the agreement by the Company, (ii) failure by the Company to offer renewal of the employment agreement at its expiration upon terms at least as favorable as those in effect at that time, or (iii) an event generally constituting a change in control of the Company, such officer shall be entitled to receive one of the following, (at the officer's election): (a) all compensation and benefits under the agreement for the balance of the term, (b) 299% of the sum of the base salary and incentive compensation paid to him in respect of the fiscal year ended prior to termination, or (c) the present value of his base salary and incentive compensation payable for the balance of the term of the agreement (assuming certain increases in base salary and levels of incentive compensation over the balance of the term of the agreement). In addition, all unexercisable stock options will thereupon become immediately exercisable. Each employment agreement generally prohibits the officer from soliciting directly or indirectly, any existing customer or employee of the Company for a period of two years following termination of employment.

     Pursuant to the terms of an Employment Agreement dated September 26, 1994, as amended February 7, 1996, Bruce Brandi is employed by Amertranz for a term of three years commencing October 10, 1994. The employment agreement provides for an annual salary of $150,000, with an increase of $7,500 on the second anniversary date. During 1995, Mr. Brandi deferred $30,250 of his salary which amount will be paid by February 1999. The employment agreement provides that if Mr. Brandi is discharged for cause he may not solicit, directly or indirectly, any existing customer or employee of the Company for a period of two years. If the Company terminates Mr. Brandi's employment for any other reason, it may enforce these restrictions if it continues to pay his salary.

     Messrs. Barsa and Rosso have signed agreements which provide that upon termination of their employment they will not solicit any employees of the Company for a period of one year and also will not solicit any existing customer for a period of 90 days.

     Pursuant to his consulting agreement with the Company, Mr. Hoffenberg has agreed not to engage in any business which is in competition with the Company nor to solicit any employee or customer of the Company, for a period of one year after the termination of the agreement.

STOCK OPTION PLAN


     The Company's 1996 Stock Option Plan ('Stock Option Plan') was adopted by the Company's Board of Directors and was approved by the stockholders in June 1996. A total of 402,348 shares of Common Stock have been reserved for issuance under the Stock Option Plan. Options may be granted under the Stock Option Plan to employees, officers and directors of the Company and its subsidiaries. Prior to the consummation of the Offering, options to purchase 300,000 shares have been granted under the Stock Option Plan.


     The Stock Option Plan will be administered by the Stock Option Committee of the Company's Board of Directors ('Options Committee'). The Options Committee has the authority, within limitations as set forth in the Stock Option Plan, to interpret the terms of the Stock Option Plan and establish rules and regulations concerning the Stock Option Plan, to determine the persons to whom options may be granted, the number of shares of Common Stock to be covered by each option, and the exercise price and other terms and provisions of the option to be granted. In addition, the Options Committee has the authority, subject to the terms of the Stock Option Plan, to determine the appropriate adjustments in the terms of each outstanding option in the event of a change in the Common Stock or the Company's capital structure.

     The President and Executive Vice President of the Company are eligible to participate in the Stock Option Plan only to the extent of the automatic grants provided in the Stock Option Plan. Each such officer was automatically granted an option ('Senior Executive Option') on June 3, 1996 (the 'Effective Grant Date') to purchase 75,000 shares of Common Stock. The exercise price of the Senior Executive Options is $6.00 per share. The Senior Executive Option will vest over a period of 31 months, enabling each such officer to purchase: (i) 20,834 shares at any time after the 90th day following the date of this Prospectus and an additional 16,666 shares at any time after January 1, 1997 (collectively, the 'First Tranche'), each such portion of the First Tranche being exercisable through the tenth anniversary of the date of this Prospectus;
(ii) 18,750 shares (the 'Second Tranche') at any time after January 1, 1998 through the tenth anniverrsary of the date of this Prospectus, if the Company's EBITDA for its fiscal year ending June 30, 1997 exceeds $500,000 provided, that if the Company's EBITDA for its fiscal year ended June 30, 1997 does not exceed $500,000 but its EBITDA for its fiscal year ended June 30, 1998 exceeds $750,000, the Second Tranche shall be exercisable commencing on the date the Company's EBITDA for its fiscal year ended June 30, 1998 has been determined; and (iii) 18,750 shares at any time after January 1, 1999 through the tenth anniversary of the date of this Prospectus, if the Company's EBITDA for its fiscal year ended June 30, 1998 exceeds $750,000. In the event the employment of either such officer is terminated in a manner which would entitle such officer to Severance Compensation as defined in and under the terms of such officer's employment agreement with the Company or due to the death or permanent disability of such officer (as defined in such employment agreement), the Senior Executive Option granted to such officer shall become immediately exercisable in full. In the event the employment of either such officer is voluntarily terminated by such officer, the Senior Executive Option granted to such officer shall remain exercisable to the extent it has vested. In the event the employment of either officer is terminated in any other manner, the Senior Executive Option granted to such officer shall immediately terminate to the extent it has not then been exercised. The Stock Option Plan provides that the provisions relating to Senior Executive Options may not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act (ERISA) or the rules and regulations promulgated thereunder.

     Options granted under the Stock Option Plan may be either incentive stock options ('ISOs') within the meaning of Section 422 of the Internal Revenue Code, or non-qualified stock options ('NQSOs'), as the Options Committee may determine. The exercise price of an option will be fixed by the Options Committee on the date of grant, except that (i) the exercise price of an ISO granted to any individual who owns (directly or by attribution) shares of Common Stock possessing more than 10% of the total combined voting power of all classes of outstanding stock of the Company (a '10% Owner') must be at least equal to 110% of the fair market value of the Common Stock on the date of grant but in no event less than $6.00 per share, and (ii) the exercise price of an ISO granted to any individual other than a 10% Owner must be at least equal to the fair market value of the Common Stock on the date of the grant but in no event less than $6.00 per share. Any options granted must expire within ten years from the date of grant (five years in the case of an ISO granted to a 10% Owner). Shares subject to options granted under the Stock Option Plan which expire, terminate, or are canceled without having been exercised in full become available again for option grants. No options shall be granted under the Stock Option Plan more than ten years after the adoption of the Stock Option Plan.

     Options are exercisable by the holder subject to terms fixed by the Options Committee. No option can be exercised until at least six months after the date of grant. However, an option will be exercisable immediately upon the happening of any of the following (but in no event during the six-month period following the date of grant or subsequent to the expiration of the term of an option): (i) the holder's retirement on or after attainment of age 65; (ii) the holder's disability or death; or (iii) the occurrence of such special circumstances or events as the Options Committee determines merits special consideration. Under the Stock Option Plan, a holder generally may pay the exercise price in cash, by check, by delivery to the Company of shares of Common Stock already owned by the holder or, in certain circumstances, in shares issuable in connection with the options, or by such other method as the Options Committee may permit from time to time.

     Options granted under the Stock Option Plan will be non-transferable and non-assignable; provided, however, that the estate of a deceased holder may exercise any options held by the decedent. If an option holder terminates his employment or consulting relationship with the Company or service as a director of the Company while holding an unexercised option, the option will terminate immediately.

OTHER STOCK OPTIONS

     During the year ended December 31, 1995, the Company granted to Michael Barsa options to purchase 154,477 shares of Common Stock in connection with a loan made by Mr. Barsa to Amertranz pursuant to a convertible subordinated promissory note (see 'Certain Transactions--Insider Loans'). In addition, during the year ended December 31, 1995, the Company granted to Bruce Brandi options to purchase 42,590 shares of Common Stock as compensation. See 'Option Grants in Last Fiscal Year' and 'Option Exercises and Holdings', below.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth each grant of stock options made during the year ended December 31, 1995 to each of the Named Officers by Amertranz, as exchanged in and as of the Combination for options to purchase shares of Common
Stock:

                       OPTION GRANTS IN LAST FISCAL YEAR


                                                INDIVIDUAL GRANTS
                                --------------------------------------------------     POTENTIAL REALIZABLE VALUE AT
                                            % OF TOTAL                                            ASSUMED
                                             OPTIONS       EXERCISE                     ANNUAL RATES OF STOCK PRICE
                                NO. OF      GRANTED TO      OR BASE                   APPRECIATION FOR OPTION TERM(1)
                                OPTIONS    EMPLOYEES IN      PRICE      EXPIRATION    --------------------------------
NAME                            GRANTED    FISCAL YEAR     ($/SHARE)       DATE        0%(2)         5%         10%
- -----------------------------   -------    ------------    ---------    ----------    --------    --------    --------
Stuart Hettleman.............        --          --             --             --           --          --          --
Richard A. Faieta............        --          --             --             --           --          --          --
Martin Hoffenberg............        --          --             --             --           --          --          --
Michael Barsa................   154,477        68.9%         $.408         2/7/99     $275,278    $292,193    $309,108
Bruce Brandi(3)..............    42,590        19.0%         $0.16       10/10/04     $ 86,458    $ 91,121    $ 95,785
Philip S. Rosso, Jr..........        --          --             --             --           --          --          --
S. Gary Friedman.............        --          --             --             --           --          --          --

- ------------------
(1) The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price.
(2) Denotes realizable value at the date of grant which reflected a market value of $2.19 per share, as determined by the Company's Board of Directors.
(3) 14,196 of such options have vested and are currently exercisable, and an additional 14,197 of such options vest and become exercisable on each of October 10, 1996 and 1997.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information concerning the number and value of unexercised options held by each of the Named Officers as of December 31, 1995, as exchanged in and as of the Combination for options to purchase shares of Common Stock:

        AGGREGATED OPTION VALUES FOR FISCAL YEAR ENDED DECEMBER 31, 1995

                                                       NUMBER OF UNEXERCISED            VALUE OF UNEXERCISED
                                                            OPTIONS/SARS             IN-THE-MONEY OPTIONS/SARS
                                                        AT DECEMBER 31, 1995         AT DECEMBER 31, 1995($)(1)
                                                    ----------------------------    ----------------------------
NAME                                                EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
- -------------------------------------------------   -----------    -------------    -----------    -------------
Stuart Hettleman.................................           0               0               --             --
Richard A. Faieta................................           0               0               --             --
Martin Hoffenberg................................           0               0               --             --
Michael Barsa....................................     154,477               0        $ 275,278             --
Bruce Brandi.....................................      14,196          28,394        $  28,818        $57,640
Philip S. Rosso, Jr..............................           0               0               --             --

S. Gary Friedman.................................           0               0               --             --

- ------------------
(1) This amount represents the $2.19 market value of the underlying securities (as determined by the Company's Board of Directors) relating to 'in-the-money' options at December 31, 1995, minus the exercise price of such options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the year ended December 31, 1995, none of TIA, CFS, or the Company had a compensation committee, and all deliberations concerning executive officer compensation for each entity were had, and all determinations with respect thereto were made, by the respective entity's board of directors. During such period, Messrs. Hoffenberg, Barsa, Brandi and Rosso were executive officers and directors of Amertranz, and Mr. Faieta was an executive officer and director of CFS. See 'Certain Transactions'.

                              CERTAIN TRANSACTIONS

TIA LOAN

     Commencing in October 1995, Amertranz received advances aggregating $800,000 pursuant to the TIA Loan. The TIA Loan is secured by a lien on all of the assets of Amertranz subordinated only to the lien granted to Fidelity in connection with the Fidelity Facility. The TIA Loan bears interest at the rate of 12% per annum and is repayable in 12 equal, consecutive monthly payments of principal and interest commencing 30 days after the closing of the Offering. TIA and CFS have agreed that, upon consummation of the Offering, repayment of the TIA Loan will be deferred. (See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources').

THE COMBINATION AND ASSETS EXCHANGE AGREEMENT

     Pursuant to the terms of the Exchange Agreement, all of the stockholders of Amertranz and the holders of certain convertible promissory notes of Amertranz exchanged their respective shares, options and notes for 870,254 shares of Common Stock and options to purchase 224,399 shares of Common Stock. Included in this group are Martin Hoffenberg and Philip S. Rosso, Jr., who may be deemed to be promoters of the Company, and Michael Barsa and Bruce Brandi (see 'Principal Stockholders'). The terms of such conversions by these individuals were no more favorable to these individuals than the terms of the conversions by all other stockholders and convertible promissory noteholders of Amertranz (a total of 22 persons). See '--Insider Loans', below.

     In the Combination, TIA and CFS contributed their freight forwarding business to the Company. In consideration of such transfer, the Company issued to TIA and CFS 2,100,000 shares of Common Stock and the Exchange Note in the original principal amount of $10,000,000, which bears interest at the rate of 8% per annum. On the date of this Prospectus, TIA and CFS exchanged $2,000,000 principal amount of the Exchange Note for 200,000 shares of the Company's Class A Preferred Stock. See 'Description of Securities--Preferred Stock'. The Exchange Note is payable in five consecutive monthly payments of principal and interest in the amount of $80,000 each, commencing March 1, 1996, and, thereafter, monthly payments of principal and interest in the amount of $166,667 each until the Exchange Note has been paid in full. Of the proceeds of the Offering, $2,000,000 will be used to repay a portion of the Exchange Note. TIA and CFS have agreed that, upon consummation of the Offering and the payment of the $2,000,000 from the proceeds of the Offering, the balance of payments on the Exchange Note will be deferred See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources'.

     In the Combination, TIA and CFS also agreed to advance to CAS, on a revolving loan basis, an amount up to the net collections of TIA's and CFS's accounts receivable as of February 7, 1996 and additional amounts in the discretion of TIA and CFS, up to an aggregate maximum of $4,000,000 outstanding at any time, pursuant to the terms of the Revolver Note. Funds advanced under the Revolver Note with respect to the TIA and CFS accounts receivable do not bear interest prior to maturity. Discretionary advances under the Revolver Note bear interest at the greater of (i) 1% per month, or (ii) a fluctuating rate equal to the prime rate of interest as published in The Wall Street Journal, plus 4%. Advances under the Revolver Note may be used only for ordinary, current operating expenses of CAS unless TIA and CFS consent to another use of such funds. The Revolver Note matures on July 6, 1996; however, TIA and CFS have agreed that, upon consummation of the Offering, payment of the Revolver Note will be deferred as described below. As of March 31, 1996, the outstanding balance under the Revolver Note was $3,491,428. All obligations under the Exchange Note are guaranteed by Amertranz and CAS, and all obligations under the Revolver Note are guaranteed by the Company and Amertranz. All obligations under the Exchange Note, the Revolver Note and such guarantees are secured by a first priority lien on all of the issued and outstanding shares of CAS, a first priority lien on all of the assets of the Company and CAS, and a lien on the accounts receivable of Amertranz, subordinate only to the first priority lien granted to Fidelity in connection with the Fidelity Facility and the second position lien granted to TIA in connection with the TIA Loan.

     Subsequent to the closing of the Combination, the Company requested that TIA and CFS agree to certain modifications of the terms of the Exchange Agreement relating to the TIA Loan, the Revolver Note and the Exchange Note (see 'Management's Discussion and Analysis of Financial Condition and Results of Operation-- Liquidity and Capital Resources'). As part of such revisions, to be made as of February 7, 1996, the Company has obtained from the former stockholders and convertible promissory noteholders of Amertranz prior to the consummation of the Offering their agreement to surrender to the Company, as of February 7, 1996, an aggregate of 237,089 shares of Common Stock and options to purchase an aggregate of 190,910 shares of Common

Stock, and an additional 150,000 shares of Common Stock in the aggregate will be issued to TIA and CFS. Of such 184,910 options surrendered, Mr. Barsa surrendered 107,786 options and Mr. Brandi surrendered 17,932 options. Unless otherwise specified, the information set forth in this Prospectus gives effect to such adjustments.

     Stuart Hettleman and Richard A. Faieta, directors and principal officers of the Company and its subsidiaries, are principal officers of TIA and CFS, and Mr. Faieta is a director of each of TIA and CFS. In addition, Mr. Hettleman is a shareholder in a company which is in control of TIA and of CFS and Mr. Faieta is a shareholder of TIA.

CONFLICTS OF INTEREST

     TIA and CFS have been granted security interests in all of the assets of the Company and CAS and in the accounts receivable of Amertranz. All of the security interests are first priority, except for the security interest in Amertranz's accounts receivable, which is subordinated only to Fidelity's lien securing the Fidelity Financing. By virtue of their current stock ownership in the Company and additional shares of Common Stock which may be issued upon conversion of shares of Class A Preferred Stock, TIA and CFS retain control over management of the business and affairs of the Company. In addition, pursuant to the terms of the Exchange Agreement, certain stockholders of the Company have given irrevocable proxies to TIA and CFS to vote such stockholders' shares of Common Stock for up to five years, for the election of directors, and the proxy granted by one such stockholder includes all matters submitted to stockholders for a vote. The stock ownership of TIA and CFS, together with such proxies, allow TIA and CFS to control 49.4% of the issued and outstanding shares of Company Stock. There may be circumstances in which these different relationships create material conflict to the possible detriment of other shareholders of the Company. See 'Principal Stockholders' and 'Description of Securities--Preferred Stock'.

FORBEARANCE BY TIA AND CFS

     Upon consummation of the Offering, the outstanding principal balances of the TIA Loan, the Exchange Note, and the Revolver Note will be $800,000, $6,000,000, and approximately $4,000,000, respectively, plus accrued interest thereon. All such obligations are secured by virtually all of the assets of the Company, Amertranz and CAS. TIA and CFS have agreed that upon consummation of the Offering and the application of the proceeds therefrom, the balance of payments on these obligations will be deferred. See 'Management's Discussion and Analysis of Financial Condition and Results of Operation--Liquidity and Capital Resources'.

TRANSFER OF AMERTRANZ SHARES

     As part of the Combination, one of the stockholders of Amertranz, S. Gary Friedman, sold all of the shares of Amertranz common stock owned by him to Philip S. Rosso, Jr. In connection with the Combination, the Company purchased 106,304 of such Amertranz shares from Mr. Rosso for an aggregate purchase price of $11,250 and released Mr. Friedman from his obligations under a covenant not to compete with the Company. The Company acquired such shares and agreed to the release from the non-competition covenant in order to reduce the number of shares outstanding and increase the number of shares available for employee stock options.

INSIDER LOANS

     Between June 1995 and November 1995 Amertranz borrowed $1,379,110 in aggregate principal amount from persons affiliated with Amertranz, including Michael Barsa and his brother, and issued (i) $1,096,610 in aggregate principal amount of promissory notes with interest at the rate of 7% per annum, due June 30, 1996, and (ii) $282,500 in aggregate principal amount of promissory notes with interest at the rate of 9 3/4% per annum, due August 15, 1996. In addition, certain of these lenders received an aggregate of 54,657 options to purchase shares of Amertranz common stock at $3.52 per share, 47,559 of which options were exercised prior to the Combination. As part of the transactions under the Exchange Agreement, the holders of all of these promissory notes assigned to the Company their notes and the shares of Amertranz common stock which were issued upon the exercise of such options in exchange for an aggregate of 363,669 shares of Common Stock, and the holders of unexercised Amertranz options exchanged such options for an aggregate of 181,809 options to purchase shares of the Company's Common Stock. See 'Principal Stockholders'.

BELGIUM AFFILIATE

     Prior to the consummation of the Offering, the Company owned a majority interest in Amertranz Worldwide, a private limited company existing under the laws of Belgium. This entity engaged in international freight forwarding. As part of the Company's strategy to reduce its international operations and re-focus its efforts on its domestic markets, the Company transferred all of its interest in this entity to David R. Pulk, a former employee, officer and convertible promissory noteholder of Amertranz, in exchange for the surrender by such individual of previously-granted options to purchase 104,905 shares of Common Stock at $2.38 per share, options to purchase 52,453 shares of Common Stock at $1.17 per share and options to purchase 42,642 shares of Common Stock at $.048 per share. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview'.

OTHER TRANSACTIONS

     Amertranz has historically engaged Horizon Forwarders, Inc. ('Horizon'), a company owned by Messrs. Hoffenberg and Rosso, to provide ocean freight forwarding services as needed by customers of Amertranz, at market rates and terms. All amounts due to Horizon for its services were paid to Amertranz by the freight shippers. The payments by Amertranz to Horizon during the year ended December 31, 1995 totalled $2,640.

     Under the terms of the L-1011 Charter, CAS has exclusive rights, until March 1, 1998, to the use of a Lockheed L-1011 freighter aircraft that is operated on behalf of Tradewinds Airlines, Inc. ('Tradewinds Air') between the Company's Borinquen, Puerto Rico location and its Greensboro, North Carolina, and Hartford, Connecticut, locations. Under the terms of the L-1011 Charter, the

L-1011 aircraft must be available at all times for use by the Company, as needed. While the Company is guaranteed the use of the L-1011 aircraft as needed, the Company pays only for its actual use of the aircraft at market rates. Under the terms of the Exchange Agreement, all of the Company's freight between Puerto Rico and the continental United States must be transported on the L-1011 aircraft pursuant to the L-1011 Charter unless TIA and CFS consent to other transport, and the L-1011 Charter may not be terminated without the consent of TIA and CFS. The L-1011 aircraft is operated by TIA under its DOT licenses and authority pursuant to an operating agreement between TIA and Tradewinds Air. Payments to Tradewinds Air under the L-1011 Charter during the year ended December 31, 1995 totalled $16.7 million. Tradewinds Air is owned by Tradewinds Acquisition Corporation, of which TIA owns approximately 30%. To date, Tradewinds Acquisition Corporation has not paid any dividends, but to the extent it ever pays any dividends or makes any other distributions, TIA will benefit from such dividends and/or distributions.

     In the May Bridge Financing, (i) TIA received 100,000 shares of Common Stock and 200,000 Bridge Warrants for an aggregate loan of $500,000, and (ii) Michael Barsa received 25,000 shares of Common Stock and 50,000 Bridge Warrants for an aggregate loan of $125,000.

     All transactions between the Company and its officers, directors, principal shareholders or other affiliates have been on terms no less favorable than those that are generally available from unaffiliated third parties. Any such future transactions will be on terms no less favorable to the Company than could be obtained from an unaffiliated third party on an armslength basis and will be approved by a majority of the Company's independent and disinterested directors.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of May 31, 1996, and as adjusted to reflect the sale of the Securities offered hereby, by (i) each person known by the Company to be the beneficial owner of five percent or more of the outstanding Common Stock of the Company, (ii) each of the Company's directors,
(iii) each of the Named Officers, and (iv) all directors and executive officers as a group. In each case, the address of the beneficial owner is the address of the principal executive offices of the Company.


                                                                                                        PERCENTAGE
                                                                                                   --------------------
                    DIRECTORS, EXECUTIVE OFFICERS AND                         NUMBER OF SHARES      BEFORE      AFTER
                        FIVE PERCENT STOCKHOLDERS                            BENEFICIALLY OWNED    OFFERING    OFFERING
- --------------------------------------------------------------------------   ------------------    --------    --------
Wrexham Aviation Corp.(1)(2)..............................................        2,780,370          76.7%       49.4%
TIA, Inc.(1)(2)(3)........................................................        2,780,370          76.7%       49.4%

Caribbean Freight System, Inc.(1)(2)(3)...................................          420,000          11.6         7.5
Michael Barsa(3)(5).......................................................          281,010           7.4         4.9
Philip S. Rosso, Jr.(3)...................................................          198,669           5.5         3.5
Bruce Brandi(3)(6)........................................................           21,564           0.6         0.4
Stuart Hettleman(2).......................................................                0          --          --
Richard A. Faieta(2)......................................................                0          --          --
All directors and executive officers
  as a group (4 persons)(1)(2)(3)(4)(5)...................................        3,082,574          81.2        53.2


- ------------------
(1) Represents all of the shares of Common Stock owned or controlled by TIA and CFS. See footnote 2. Swirnow Airways Corp. ('Swirnow Airways') owns the majority interest in Wrexham Aviation Corp. ('Wrexham'). Stuart Hettleman, a Director and President of the Company, is an executive officer and non-controlling stockholder of Swirnow Airways and an executive officer of Wrexham. Richard A. Swirnow is, indirectly, the controlling stockholder of Swirnow Airways.
(2) Includes (i) 420,000 shares of Common Stock owned by CFS, and (ii) 580,370 shares of Common Stock with respect to which TIA and CFS have been granted proxies. (See footnote 2, below). 51% of the issued and outstanding stock of CFS, and voting control of all of the issued and outstanding shares of CFS, is held by TIA. Ninety per cent of the issued and outstanding stock of TIA is owned and controlled by Wrexham. In addition, Stuart Hettleman and Richard A. Faieta, executive officers of the Company, are executive officers of TIA and CFS and Mr. Faieta is a non-controlling stockholder of TIA. See 'Management.' Messrs. Hettleman and Faieta disclaim beneficial ownership of all shares of Common Stock owned by TIA and CFS and do not share voting and/or investment power over the Common Stock owned by TIA and CFS.
(3) Messrs. Barsa, Rosso and Brandi and certain other stockholders have granted to TIA and CFS irrevocable proxies to vote an aggregate of 580,370 shares of Common Stock for control of the Company's Board of Directors until the Revolver Note has been repaid in full and the Exchange Note has been substantially repaid. As a result, TIA and CFS may retain the right to vote these shares of Common Stock owned by those shareholders until at least February 6, 2001.
(4) Includes options to purchase 154,477 shares of Common Stock which are or become exercisable within 60 days of May 31, 1996. See 'Management--Other Stock Options'.
(5) Includes options to purchase 14,196 shares of Common Stock which are or become exercisable within 60 days of May 31, 1996. See 'Management--Other Stock Options'.

                           DESCRIPTION OF SECURITIES

GENERAL

     The authorized capital stock of the Company consists of 15,000,000 shares of Common Stock, $.01 par value per share, and 2,500,000 shares of Preferred Stock, 500,000 shares of which have been designated Class A Preferred Stock. As of the date of this Prospectus immediately prior to the Offering, 3,626,504 shares of Common Stock are outstanding. After the completion of the Offering there will be 5,626,504 shares of Common Stock and 200,000 shares of Class A Preferred Stock outstanding.

COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted can elect all of the directors then being elected. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock, as such, have no redemption, preemptive or other subscription rights, and there are no conversion provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock to be issued upon completion of the Offering, when issued and paid for as set forth in this Prospectus, will be, fully paid and nonassessable.

PREFERRED STOCK

     The Board of Directors is authorized, without further action by the stockholders, to issue series of preferred stock from time-to-time and to designate the rights, preferences, limitations and restrictions of and upon shares of each series, including dividend, voting, redemption and conversion rights. The Board of Directors also may designate par value, preferences in liquidation, and the number of shares constituting any series. The Company believes that the availability of preferred stock issuable in series will provide increased flexibility for structuring possible future financings and acquisitions, if any, and in meeting other corporate needs. The rights and privileges of holders of preferred stock could adversely affect the voting power of holders of Common Stock, and the authority of the Board of Directors to issue preferred stock without further stockholder approval could have the effect of delaying, deferring or preventing a change in control of the Company. Issuance of preferred stock could also adversely effect the market price of the Common Stock.

     The following is a summary of the terms of the Class A Preferred Stock, par value $10.00 per share:

     Par Value. The shares of Class A Preferred Stock have a par or stated value of $10.00 per share.

     Dividends. Holders of Class A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors out of legally available funds, dividends at an annual rate of $1.00 per share, payable semi-annually in arrears on June 30 and December 31 of each year, in cash or in shares of Class A

Preferred Stock at the rate of $10.00 per share. Dividends accrue and are cumulative from the most recent date to which dividends have been paid. The Class A Preferred Stock has priority as to dividends over the Common Stock and all other series or classes of the Company's stock that rank junior to the Class A Preferred Stock ('Junior Dividend Stock'). No dividend (other than dividends payable solely in Common Stock, Junior Dividend Stock or warrants or other rights to acquire Common Stock or Junior Dividend Stock) may be paid or set apart for payment on, and no purchase, redemption or other acquisition may be made by the Company of, the Common Stock or Junior Dividend Stock unless all accrued and unpaid dividends on the Class A Preferred Stock, including the full dividend for the then-current semi-annual dividend period, has been paid.

     Preference on Liquidation. In a case of the voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of shares of Class A Preferred Stock then outstanding will be entitled to be paid out of the assets of the Company available for distribution to stockholders an amount in cash equal to $10.00 per share, plus an amount equal to any accrued and unpaid dividends, whether or not declared, to the payment date, before any payment or distribution is made to the holders of Common Stock or any other series or class of stock that ranks junior as to liquidation rights to the Class A Preferred Stock.

     Voting. The holders of Class A Preferred Stock have no voting rights except as required by law. In exercising any voting rights, each outstanding share of Class A Preferred Stock will be entitled to one vote.

     Conversion Rights. Each holder of Class A Preferred Stock has the right, at the holder's option, at any time, to convert any or all shares into a number of shares of Common Stock determined by dividing the stated value of the shares to be converted by the lower of (i) the price per share of Common Stock in the Offering, or (ii) 80% of the average of the closing bid and asked price per share of Common Stock on the day prior to the conversion date.

     The conversion rate is subject to adjustment in certain events, including
(i) the payment of a dividend on any class of the Company's capital stock in shares of Common Stock or any other securities issued by the Company or any of its subsidiaries; (ii) subdivisions or combinations of the Common Stock; (iii) the issuance to all holders of Common Stock of rights or warrants to subscribe for or purchase Common Stock or securities convertible into or exchangeable for Common Stock, for a consideration per share of Common Stock less than the current market price per share on the date of issuance of the securities.

     Registration Rights. The Company has agreed to register for resale under the Securities Act of 1933, as amended ('Securities Act') any shares of Common Stock issued upon conversion of shares of the Class A Preferred Stock.

     Registrar, Transfer Agent, Conversion Agent and Dividend Disbursing
Agent. The Company serves as the transfer agent, conversion agent, and dividend disbursing agent of the Class A Preferred Stock.


WARRANTS

     Each Warrant offered hereby, Bridge Warrant, Interim Financing Warrant and warrant included in the Underwriter's Purchase Option (referred to collectively in this section as the 'Warrants') will entitle the registered holder to purchase one share of the Company's Common Stock at an exercise price of $6.00 per share during the four-year period commencing one year from the date of this Prospectus. No fractional shares of Common Stock will be issued in connection with the exercise of Warrants and the holder of any warrant shall instead receive the number of shares of Common Stock rounded off to the nearest whole number.

     Unless extended by the Company at its discretion, the Warrants will expire at 5:00 p.m., New York time, on the fifth anniversary of the date of this Prospectus. In the event that a holder of Warrants fails to exercise the Warrants prior to their expiration, the Warrants will expire and the holder thereof will have no further rights with respect to the Warrants.

     The Company may redeem the Warrants at a price of $.01 per Warrant at any time once they become exercisable but with the Underwriter's consent during the first year, upon not less than 30 days' prior written notice, provided that the last sales price of the Common Stock has been at least $10.00 per share on all 20 of the trading days ending on the third day prior to the day on which the notice is given.

     No Warrants will be exercisable unless at the time of exercise there is a current prospectus covering the shares of Common Stock issuable upon exercise of such Warrants under an effective registration statement filed with the Commission and such shares have been qualified for sale or are exempt from qualification under the securities laws of the state of residence of the holder of such Warrants. Although the Company intends to have all shares so qualified for sale in those states where the Securities are being offered and has undertaken to maintain a current prospectus relating thereto until the expiration of the Warrants, subject to the terms of the Warrant Agreement, there can be no assurance that it will do so.

     A holder of Warrants will not have any rights, privileges or liabilities as a stockholder of the Company prior to exercise of the Warrants. The Company is required to keep available a sufficient number of authorized shares of Common Stock to permit exercise of the Warrants.

     The exercise price of the Warrants and the number of shares issuable upon exercise of the Warrants will be subject to adjustment to protect against dilution in the event of stock dividends, stock splits, combinations, subdivisions, and reclassifications. No assurance can be given that the market price of the Common Stock will exceed the exercise price of the Warrants at any time during the exercise period.

TRANSFER AGENT AND REGISTRAR


     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company, New York, New York 10005 and its telephone number is
(212) 936-5100.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Company's Articles of Incorporation provide that officers and directors may be indemnified by the Company to the fullest extent permissible under Delaware law. The General Corporation Law of the State of Delaware limits the personal liability of a director or officer to the Company for monetary damages for breach of fiduciary duty or care as a director. Liability is not limited for
(i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, the Company will have outstanding 5,626,504 shares of Common Stock, (5,926,504 shares of Common Stock if the Underwriter's over-allotment option is exercised in full). Of those shares, the 2,000,000 shares of Common Stock sold to the public in the Offering (2,300,000 shares if the Underwriter's over-allotment option is exercised in full) may be freely traded without restriction or further registration under the Securities Act, except for any shares that may be held by an 'affiliate' of the Company (as that term is defined in the rules and regulations under the Securities Act) which will be subject to the limitations of Rule 144 ('Rule 144') promulgated under the Securities Act. All of the remaining 3,626,504 shares of Common Stock will be classified as 'restricted' securities under the Securities Act. Restricted securities may not be sold unless they are registered under the Securities Act or sold pursuant to an exemption from registration under the Securities Act, including Rule 144.

     In general, under Rule 144 as currently in effect, a stockholder (or stockholders whose shares are aggregated) who has beneficially owned any restricted shares for at least two years (including a stockholder who may be deemed to be an affiliate of the Company), will be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of
(i) 1% of the then outstanding shares of Common Stock or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of such sale is given to the Commission, provided certain public information, manner of sale and notice requirements are satisfied. A stockholder who is deemed to be an affiliate of the Company, including members of the Board of Directors and executive officers of the Company, will still need to comply with the restrictions and requirements of Rule 144, other than the two-year holding period requirement, in order to sell shares of Common Stock that are not restricted securities, unless such sale is registered under the Securities Act. A stockholder (or stockholders whose shares are aggregated) who is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale by such stockholder, and who has beneficially owned restricted securities for at least three years, will be entitled to sell such shares under Rule 144 without regard to the volume limitations described above.


     Of the 3,626,504 restricted shares, 1,127,836 shares have been included in the Registration Statement of which this Prospectus forms a part but may not be sold by the holders thereof earlier than one year from the date of this Prospectus without the consent of the Underwriter. The remaining 2,498,668 restricted shares, will not be available for sale until February 7, 1998. In addition, with respect to such 2,498,668 shares, TIA, CFS, certain officers and directors of the Company and certain others who were stockholders of the Company as of February 7, 1996, have agreed that for a period of 24 months from the date of this Prospectus, they will not sell an aggregate of 2,412,832 of such shares without the prior written approval of the Underwriter. Furthermore, TIA and CFS have agreed to lock up for a period of 12 months from the date of this Prospectus the shares of Common Stock acquired on the conversion by TIA and/or CFS of shares of Class A Preferred Stock.

     In addition, any employee, officer or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701 under the Securities Act ('Rule 701'). Rule 701 permits affiliates to sell their shares which are subject to Rule 701 ('Rule 701 shares') under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell Rule 701 shares in reliance on Rule 144 without having to comply with the public information, volume limitation or notice provisions of Rule 144. In both cases, a holder of Rule 701 shares is required to wait until 90 days after the date of this Prospectus. All holders of stock options under the Company's Stock Option Plan will be required to agree not to dispose of Rule 701 shares for a period of 24 months from the date of this Prospectus without the consent of the Underwriter.

     Prior to the Offering, there has been no public trading market for the Common Stock of the Company, and no predictions can be made of the effect, if any, that future sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market could adversely affect the then-prevailing market price.

                                  UNDERWRITING

     The Underwriter has agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company a total of 2,000,000 shares of Common Stock and 2,000,000 Warrants. The obligations of the Underwriter under the Underwriting Agreement are subject to approval of certain legal matters by counsel and various other conditions precedent, and the Underwriter is obligated to purchase all of the Securities offered by this Prospectus (other than the Securities covered by the over-allotment option described below), if any are purchased.

     The Underwriter has advised the Company that it proposes to offer the Securities to the public at the initial offering price set forth on the cover page of this Prospectus and to certain dealers at that price less a concession not in excess of $0.25 per share of Common Stock and $0.004 per Warrant. The Underwriter may allow, and such dealers may reallow, a concession not in excess of $0.10 per share of Common Stock and $0.002 per Warrant to certain other dealers. After the Offering, the offering price and other selling terms may be changed by the Underwriter.

     The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act. The Company has also agreed to pay to the Underwriter an expense allowance on a nonaccountable basis equal to 3% of the gross proceeds derived from the sale of the Securities underwritten (including the sale of any Securities subject to the Underwriter's over-allotment option), $50,000 of which has been paid to date. The Company also has agreed to pay all expenses in connection with qualifying the Securities offered hereby for sale under the laws of such states as the Underwriter may designate and registering the Offering with the National Association of Securities Dealers, Inc., including fees and expenses of counsel retained for such purposes by the Underwriter.

     The Company has granted to the Underwriter an option to purchase from the Company at the initial offering price up to an aggregate of 300,000 additional shares of Common Stock and an option to purchase an aggregate of 300,000 additional Warrants for the sole purpose of covering over-allotments, if any. Such options are exercisable during the 45-day period after the date of this Prospectus.

     The Company has engaged the Underwriter, on a non-exclusive basis, as its agent for the solicitation of the exercise of the Warrants. Other NASD members may be engaged by the Underwriter in its solicitation efforts. To the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the Commission, the Company has agreed to pay the Underwriter for bona fide services rendered a commission equal to 5% of the exercise price for each Warrant exercised if the exercise was solicited by the Underwriter. In addition to soliciting, either orally or in writing, the exercise of the Warrants, such services may also include disseminating information, either orally or in writing, to warrantholders about the Company or the market for the Company's securities, and assisting in the processing of the exercise of Warrants. No compensation will be paid to the Underwriter in connection with the exercise of the Warrants if the market price of the underlying shares of Common Stock is lower than the exercise price, the Warrants are held in a discretionary account, the Warrants are exercised in an unsolicited transaction, the warrantholder has not confirmed in writing that the Underwriter solicited such exercise or the arrangement to pay the commission is not disclosed in the prospectus provided to warrantholders at the time of exercise. In addition, unless granted an exemption by the Commission from Rule 10b-6 under the Exchange Act, while it is soliciting exercise of the Warrants, the Underwriter will be prohibited from engaging in any market activities or solicited brokerage activities with regard to the Company's securities unless the Underwriter has waived its right to receive a fee for the exercise of the Warrants.

     In connection with the Offering, the Company has agreed to sell to the Underwriter for an aggregate of $100 the Underwriter's Purchase Option, consisting of the right to purchase up to an aggregate of 200,000 shares of

Common Stock and the right to purchase up to an aggregate of 200,000 Warrants. The Underwriter's Purchase Option for the shares of Common Stock and Warrants is exercisable initially at a price equal to 125% and 165%, respectively, of the initial offering price of such Securities for a period of four years commencing one year from the date hereof. The Underwriter's Purchase Option may not be transferred, sold, assigned or hypothecated during the one-year period following the date of this Prospectus except to officers of the Underwriter and the selected dealers and their officers or partners. The Underwriter's Purchase Option grants to the holders thereof certain 'piggyback' and demand rights for periods of seven and five years, respectively, from the date of this Prospectus with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the Underwriter's Purchase Option.

     Prior to the Offering there has been no public market for any of the Company's securities. Accordingly, the offering price of the Securities and the terms of the Warrants have been arbitrarily determined by negotiation between the Company and the Underwriter and do not necessarily bear any relation to established valuation criteria. Factors considered in determining such prices and terms, in addition to prevailing market conditions, include an assessment of the prospects for the industry in which the Company competes, the Company's management and the Company's capital structure.

     Pursuant to the Underwriting Agreement, all of the officers and directors of the Company, and TIA and CFS, the principal shareholders of the Company, have agreed not to sell any of their shares of Common Stock for a period of 24 months from the date of this Prospectus, subject to certain exceptions, without the prior written consent of the Underwriter. In addition, the Underwriting Agreement provides that, for a period of five years from the date of this Prospectus, the Company will recommend and use its best efforts to elect a designee of the Underwriter as a member of its Board of Directors. If the Underwriter does not choose to designate a board member, the Company will permit the Underwriter to send an individual to observe meetings of the Board of Directors. Such observer will not be a member of the Board of Directors and will not be entitled to vote on any matters before the Board. The Underwriter has not yet selected a designee.

     In February 1996, the Underwriter acted as placement agent for the February Bridge Financing and was paid a commission of $277,500 and a nonaccountable expense allowance of $83,250. In May 1996, the Underwriter acted as placement agent for $500,000 of the May Bridge Financing and was paid a commission of $50,000.

                SELLING SECURITYHOLDERS AND PLAN OF DISTRIBUTION

     The Company has agreed to register for resale under the Securities Act concurrently with the Offering, the Bridge Warrants, the Bridge Shares, the Interim Financing Shares, the Interim Financing Warrants and the Insider Shares, and to pay all expenses in connection therewith. An aggregate of 1,312,500 Bridge Warrants, 656,250 Bridge Shares, 71,310 Interim Financing Shares, 74,283

Interim Financing Warrants and 400,276 Insider Shares may be offered and sold pursuant to this Prospectus by the holders thereof. The securities offered by the Bridge Holders, the Interim Financing Holders and the Insider Holders (collectively, the 'Selling Securityholders') are not part of the underwritten Offering. The Company will not receive any of the proceeds from the sale of the Bridge Warrants, the Bridge Shares, the Interim Financing Warrants, the Interim Financing Shares, or the Insider Shares.

     The Bridge Holders in the February Bridge Financing made loans to the Company aggregating $2.775 million and received the February Bridge Notes, 416,250 Bridge Shares and 832,500 Bridge Warrants. The Bridge Holders in the May Bridge Financing made loans to the Company aggregating $1.2 million and received the May Bridge Notes, 240,000 Bridge Shares and 480,000 Bridge Warrants. Upon the consummation of the Offering, each of the Bridge Warrants will be automatically converted into a like number of Warrants. The Interim Financing Holders made loans to Amertranz aggregating $350,000 in connection with the Interim Financing and received the Interim Notes and the Interim Financing Shares. The Insider Holders founded one of the Company's predecessors, made loans to Amertranz at various times aggregating $1,379,110 and/or arranged for the Combination, and received options to purchase shares of Amertranz common stock, some of which options were exercised prior to the Combination. As part of the transactions under the Exchange Agreement, these loans, options, and shares were assigned by the Insider Holders to the Company in exchange for an aggregate of 798,944 shares of Common Stock and other consideration. Of such 798,944 shares, 400,276 shares are being registered under the Registration Statement of which this Prospectus forms a part. See 'Use of

Proceeds' and 'Management's Discussion and Analysis of Financial Condition on Results of Operations-- Liquidity and Capital Resources' and 'Certain Transactions'.

     The shares of Common Stock and the Warrants registered for sale on behalf of the Selling Securityholders under the Registration Statement of which this Prospectus forms a part may be offered and sold from time to time in transactions (which may include block transactions) on the Nasdaq SmallCap Market in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Securityholders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their Shares. The Selling Securityholders may effect such transactions by selling their shares directly to purchasers or to or through broker-dealers (including GKN Securities Corp.), which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Securityholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Securityholders and any broker-dealers that act in connection with the sale of the shares might be deemed to be 'underwriters' within the meaning of Section 2(11) of the

Securities Act. The Selling Securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the securities against certain liabilities, including liabilities arising under the Securities Act. Notwithstanding that such shares are being registered, the Selling Securityholders have agreed that none of such securities may be sold prior to one year following the consummation of the Offering without the prior written consent of the Underwriter.

     The following table sets forth the name of each Selling Securityholder and the number of Warrants and shares of Common Stock beneficially owned prior to sale, including options exercisable for shares of Common Stock within 60 days of the date of this Prospectus. Except as indicated, all of such shares and warrants are being registered for sale under the Registration Statement of which this Prospectus forms a part, and the Company believes that all such shares and warrants will be owned by the respective Selling Securityholders thereof following the consummation of the Offering and prior to resale. Except as indicated, none of the Selling Securityholders has ever held any position or office with the Company or had any other material relationship with the Company.

                            SELLING SECURITYHOLDERS

                                                                                            NUMBER        NUMBER
BRIDGE HOLDERS                                                                             OF SHARES    OF WARRANTS
- ----------------------------------------------------------------------------------------   ---------    -----------
Leon Abramson...........................................................................       3,750        7,500
John Aletti.............................................................................       3,750        7,500
ALSA, Inc...............................................................................       7,500       15,000
David Stephen Becker....................................................................       3,750        7,500
Neil Bellett............................................................................       3,750        7,500
Robert Bender...........................................................................       3,750        7,500
Stanley H. Blum.........................................................................       7,500       15,000
Eliot H. Brown..........................................................................       3,750        7,500
Glenn Cadrez............................................................................       3,750        7,500
William C. Clement......................................................................       3,750        7,500
Kenneth D. Cole.........................................................................       7,500       15,000
Henri Cristini..........................................................................       3,750        7,500
William J. Curtis.......................................................................       7,500       15,000
Dalewood Associates, L.P.(1) ...........................................................      65,000      130,000
Robert Dorskind.........................................................................       3,750        7,500
Craig Effron............................................................................       7,500       15,000
Drew Effron.............................................................................       3,750        7,500
Kenneth M. Endelson.....................................................................       3,750        7,500
Richard Etra............................................................................       3,750        7,500
Steven Etra.............................................................................       3,750        7,500
Melvin Finkelstein......................................................................       3,750        7,500
Gordon M. Freeman.......................................................................       7,500       15,000
Jack Gold...............................................................................       3,750        7,500
Lloyd Goldman...........................................................................       3,750        7,500

                                                                                            NUMBER        NUMBER
BRIDGE HOLDERS                                                                             OF SHARES    OF WARRANTS
- ----------------------------------------------------------------------------------------   ---------    -----------
Ernest Gottdiener.......................................................................       3,750        7,500
Leigh Gove..............................................................................       3,750        7,500
Paula Graff.............................................................................       3,750        7,500
Anthony S. Graffeo and Angelina Graffeo.................................................       3,750        7,500
Bruce Greenberg.........................................................................      15,000       30,000
Glenda Guttentag........................................................................       3,750        7,500
Gary C. & Kathleen R. Hall JTWROS.......................................................       3,750        7,500
Robert L. Jacobs........................................................................       3,750        7,500
Frank and Charlotte Joy JTWROS..........................................................       3,750        7,500
Stuart Kahn & Company...................................................................       3,750        7,500
Daniel A. Kaplan........................................................................       3,750        7,500
Delaware Charter Custodian for C. Daniel Karnes--IRA Account............................       3,750        7,500
Rebecca Jane Karpoff and Stefan Shoup JTWROS............................................       3,750        7,500
Richard C. Kaufman and Elaine J. Lenart JTWROS..........................................       3,750        7,500
Donald M. Kleban........................................................................       7,500       15,000
Michael Kremins.........................................................................       3,750        7,500
Norman Kurtz............................................................................       3,750        7,500
David Kushner...........................................................................       3,750        7,500
Steven and Rona Landman JTWROS..........................................................       1,875        3,750
Boris and Marina Laskin JTWROS..........................................................       3,750        7,500
Alex Lauchlin...........................................................................       3,750        7,500
Donald R. Levin.........................................................................       3,750        7,500
William Levin...........................................................................       3,750        7,500
Paul D. Levitt & Leslie Levitt Revocable Trust..........................................       3,750        7,500
Stephen Lewen...........................................................................       3,750        7,500
Irwin Lieber............................................................................       3,750        7,500
Mariwood Investments....................................................................       3,750        7,500
Joseph and Georgia Melnick JTWROS.......................................................      15,000       30,000
Eli Oxenhorn............................................................................       3,750        7,500
Robert J. Parkes & Carol J. Parkes JTWROS...............................................       3,750        7,500
RJB Partners............................................................................       3,750        7,500
Patricia Reyes..........................................................................       3,750        7,500
Jonathan Robinson.......................................................................       7,500       15,000
Andrew Rosen............................................................................       3,750        7,500
Martin Rosenman.........................................................................       3,750        7,500
William J. Rouhana, Jr. ................................................................       3,750        7,500
The Marilyn and Barry Rubenstein Family Foundation(2)...................................       7,500       15,000
Alan J. Rubin...........................................................................       3,750        7,500
Jeff Rubin..............................................................................       3,750        7,500
S.V. Construction Company...............................................................       3,750        7,500
Scott G. Sandler........................................................................       3,750        7,500
John Sarracco...........................................................................       3,750        7,500
Curtis Schenker.........................................................................       3,750        7,500
Sharon Schneider........................................................................       3,750        7,500
Carl E. Siegel..........................................................................       3,750        7,500

Dean Spellman...........................................................................       1,875        3,750
Charles Stentiford......................................................................       3,750        7,500
Mitchell Stern..........................................................................       3,750        7,500
Craig Swift.............................................................................       3,750        7,500
David Thalheim(2).......................................................................       7,500       15,000
Frank K. Turner.........................................................................       3,750        7,500
United Growth Fund Profit Sharing, Inc..................................................       3,750        7,500
Marie E. Valdes.........................................................................       3,750        7,500
Richard Warren..........................................................................       3,750        7,500
Charles Warshaw.........................................................................       3,750        7,500
Weiskopf Silver & Co....................................................................       3,750        7,500
Michael Weissman........................................................................       7,500       15,000
Lance Wolfson...........................................................................       3,750        7,500
William Wolfson.........................................................................      15,000       30,000

                                                                                            NUMBER        NUMBER
BRIDGE HOLDERS                                                                             OF SHARES    OF WARRANTS
- ----------------------------------------------------------------------------------------   ---------    -----------
Woodland Partner(2)(3)..................................................................      65,000      130,000
Leonard Zelin...........................................................................       7,500       15,000

INTERIM FINANCING HOLDERS
MH Capital Partners.....................................................................      12,500           --
155964 Canada, Inc. ....................................................................      10,555       13,335
Clinton Company.........................................................................       8,796       11,112
Swan Alley Nominees.....................................................................      39,459       49,836

INSIDER HOLDERS
Philip S. Rosso, Jr.(4).................................................................     198,667           --
Martin Hoffenberg(5)....................................................................     165,541           --
David R. Pulk(6)........................................................................     111,111           --
Michael Barsa(7)........................................................................     281,010       50,000
Bruce Brandi(8).........................................................................      21,564           --
Edward R. Reedy(9)......................................................................      23,480           --
Anil K. Bhandari........................................................................      14,363           --
Michael Kilzi...........................................................................      12,971           --
Allan Rubin Trust(10)...................................................................      57,771           --
Barrett Fischer.........................................................................       7,098           --
Jean Barsa..............................................................................      40,965       30,000
Truck Net, Inc..........................................................................      14,570           --
TIA, Inc.(11)...........................................................................   1,780,000      200,000

- ------------------
 (1) Represents 1.2% of the outstanding shares of Common Stock following consummation of the Offering. Does not include (i) 7,500 shares and 15,000

     Warrants owned by David Thalheim, a Selling Securityholder, who is a 50% stockholder and executive officer of the corporate general partner of Dalewood Associates, L.P., and (ii) 7,500 shares and 15,000 Warrants owned by The Marilyn and Barry Rubinstein Family Foundation, a Selling Securityholder, one of the trustees of which, Barry Rubenstein is a 50% stockholder and executive officer of the corporate general partner of Dalewood Associates, L.P.
 (2) Does not include 65,000 shares and 130,000 Warrants owned by Dalewood Associates, L.P.
 (3) Represents 1.2% of the outstanding shares of Common Stock following consummation of the Offering. Does not include 7,500 shares and 15,000 Warrants owned by The Marilyn and Barry Rubenstein Family Foundation, a Selling Stockholder, a trustee of which is a general partner of Woodland Partners.
 (4) Represents 3.5% of the outstanding shares of Common Stock following consummation of the Offering. Only 41,460 of such shares are being registered for sale under the Registration Statement of which this Prospectus forms a part. Mr. Rosso serves as Senior Vice President Operations of Amertranz.
 (5) Represents 2.9% of the outstanding shares of Common Stock following consummation of the Offering. Only 40,000 of such shares are being registered for sale under the Registration Statement of which this Prospectus forms a part. Mr. Hoffenberg is the former Chief Executive Officer of Amertranz.
 (6) Includes options to purchase 6,957 shares of Common Stock, and represents 2.0% of the outstanding shares of Common Stock following consummation of the Offering. 104,154 of such shares are being registered for sale under the Registration Statement of which this Prospectus forms a part. Mr. Pulk is the former President, International Division of Amertranz.
 (7) Includes options to purchase 154,477 shares of Common Stock, and represents 5.0% of the outstanding shares of Common Stock following consummation of the Offering. Only 96,451 of such shares are being registered for sale under the Registration Statement of which this Prospectus forms a part. Mr. Barsa is the former Chief Financial Officer of Amertranz and is a director, Vice President and Secretary of the Company.
 (8) Includes options to purchase 14,196 shares of Common Stock. 7,368 of such shares are being registered for sale under the Registration Statement of which this Prospectus forms a part. Mr. Brandi serves as the President of Amertranz.
 (9) Includes options to purchase 20,375 shares of Common Stock. 3,105 of such shares are being registered for sale under the Registration Statement of which this Prospectus forms a part. Mr. Reedy is the former Senior Vice President, International Division of Amertranz.
(10) Represents 1.0% of the outstanding shares of Common Stock following consummation of the Offering.
(11) Represents 31.6% of the outstanding shares of Common Stock following consummation of the Offering. Only 100,000 of such shares are being registered for sale under the Registration Statement of which this Prospectus forms a part. Does not include 420,000 shares owned by CFS and 580,370 shares with respect to which TIA and CFS have been granted proxies. See footnotes (1) and (2) under 'Principal Stockholders'.

                                 LEGAL MATTERS

     The legality of the securities offered hereby will be passed upon for the Company by Ferber Greilsheimer Chan & Essner, New York, New York. Graubard Mollen & Miller, New York, New York, has acted as counsel for the Underwriter in connection with the Offering.

                                    EXPERTS

     The consolidated financial statements of Amertranz Worldwide Holding Corp. as of February 7, 1996 and Amertranz Worldwide, Inc. and Subsdiaries as of June 30, 1993, 1994 and 1995 in this prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The financial statements of The Freight Forwarding Business of TIA and CFS (the Air Freight Business of TIA, Inc. and Subsidiary) as of December 31, 1994 and 1995 and for each of the years in the three-year period ended December 31, 1995, have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement under the Securities Act with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain portions having been omitted from this Prospectus in accordance with the rules and regulations of the Commission. For further information with respect to the Company, the securities offered by this Prospectus and such omitted information, reference is made to the Registration Statement, including any and all exhibits and amendments thereto. Statements contained in this Prospectus concerning the provisions of any document filed as an exhibit are of necessity brief descriptions thereof and are not necessarily complete, and in each instance reference is made to the copy of the document filed as an exhibit to the Registration Statement, each such statement being qualified in its entirety by this reference.

     Following the effectiveness of the Registration Statement, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith the Company will file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, New York, New York 10048. Copies of such material, including the Registration Statement, can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, all reports filed by the Company via the Commission's Electronic Data Gathering and Retrieval System (EDGAR) can

be obtained from the Commission's Internet web site located at www.sec.gov.

     The Company's fiscal year ends on June 30 in each year. The Company intends to furnish its stockholders with annual reports containing financial statements which will be audited and reported on by its independent public accounting firm, and such other periodic reports as the Company may determine to be appropriate or as may be required by law.

                       AMERTRANZ WORLDWIDE HOLDING CORP.
                         INDEX TO FINANCIAL STATEMENTS


                                                                                                              PAGE
                                                                                                              ----
AMERTRANZ WORLDWIDE HOLDING CORP.
  Report of Independent Public Accountants.................................................................    F-2
  Consolidated Balance Sheet as of February 7, 1996 and March 31, 1996 (unaudited).........................    F-3
  Consolidated Statement of Operations for the Quarters Ended March 31, 1995 and 1996 (unaudited)..........    F-4
  Consolidated Statement of Stockholders' Deficit for the Quarter Ended March 31, 1996 (unaudited).........    F-5
  Consolidated Statement of Cash Flows for the Quarters Ended March 31, 1995 and 1996 (unaudited)..........    F-6
  Notes to Consolidated Financial Statements...............................................................    F-7

AMERTRANZ WORLDWIDE HOLDING CORP. (FORMERLY THE FREIGHT FORWARDING BUSINESS OF
  TIA AND CFS)
  Independent Auditors' Report.............................................................................   F-13
  Balance Sheets as of December 31, 1994 and 1995..........................................................   F-14
  Statements of Operations and Changes in Accumulated Deficit for the Years Ended December 31, 1993, 1994
     and 1995..............................................................................................   F-15
  Statements of Cash Flows for the Years Ended December 31, 1993, 1994 and 1995............................   F-16
  Notes to Financial Statements............................................................................   F-17

AMERTRANZ WORLDWIDE, INC. AND SUBSIDIARIES
  Report of Independent Public Accountants.................................................................   F-25
  Consolidated Balance Sheets as of December 31, 1995 (unaudited) and June 30, 1994 and 1995...............   F-26
  Consolidated Statements of Operations for the Years Ended June 30, 1993, 1994 and 1995
     and for the Six Months Ended December 31, 1994 and 1995 (unaudited)...................................   F-27
  Consolidated Statements of Stockholders' Equity (Deficit) for the Years Ended June 30, 1994 and 1995 and
     for the Six Months Ended December 31, 1995 (unaudited)................................................   F-28
  Consolidated Statements of Cash Flows for the Years Ended June 30, 1993, 1994 and 1995
     and for the Six Months Ended December 31, 1995 (unaudited)............................................   F-29
  Notes to Consolidated Financial Statements...............................................................   F-30

PRO FORMA FINANCIAL INFORMATION
  Amertranz Worldwide Holding Corp. Pro Forma Consolidated Statement of Operations
     for the Year Ended December 31, 1995 (unaudited)......................................................   F-38
  Amertranz Worldwide Holding Corp. Pro Forma Consolidated Statement of Operations for the three months
     ended March 31, 1996 (unaudited)......................................................................   F-39
  Notes and Management's Assumptions to Pro Forma Consolidated Statements of Operations (unaudited)........   F-40

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Amertranz Worldwide Holding Corp.:

     We have audited the accompanying consolidated balance sheet of Amertranz Worldwide Holding Corp., a Delaware corporation, as of February 7, 1996. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Amertranz Worldwide Holding Corp. as of February 7, 1996, in conformity with generally accepted accounting principles.

     The accompanying consolidated balance sheet has been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated balance sheet, the Company has negative working capital and negative tangible net worth at February 7, 1996. A subsidiary of the Company has incurred significant losses that raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regards to these matters are also discussed in Note 3. The consolidated balance sheet does not include any adjustments that might result from the outcome of this uncertainty.

                                          ARTHUR ANDERSEN LLP

New York, New York
April 12, 1996, except with respect
to the matters discussed in Note 11 for
which the date is May 1, 1996

                       AMERTRANZ WORLDWIDE HOLDING CORP.
                           CONSOLIDATED BALANCE SHEET


                                                                                   FEBRUARY 7, 1996
                                                                                   ----------------    MARCH 31, 1996
                                                                                                       --------------
                                                                                                        (UNAUDITED)

                                     ASSETS

CURRENT ASSETS:
  Cash..........................................................................     $  2,420,926       $    479,464
  Accounts receivable...........................................................        2,804,896          7,535,575
  Prepaid expenses and other current assets.....................................          475,026            745,738
  Due from affiliates...........................................................            5,729              8,430
  Taxes receivable..............................................................           53,579             75,028
                                                                                   ----------------    --------------
     Total current assets.......................................................        5,760,156          8,844,235

PROPERTY AND EQUIPMENT, net (Note 5)............................................          812,963            864,878
OTHER ASSETS....................................................................          156,610            242,441
DEBT ISSUANCE COST (Note 6).....................................................        2,292,273          2,137,984
GOODWILL (Notes 1 and 4)........................................................       12,092,195         12,021,657
                                                                                   ----------------    --------------
     Total assets...............................................................     $ 21,114,197       $ 24,111,195
                                                                                   ----------------    --------------
                                                                                   ----------------    --------------

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
  Accounts payable..............................................................     $  6,001,366       $  6,475,140
  Accrued expenses..............................................................        1,796,016          1,763,501
  Note payable to affiliate.....................................................               --          3,491,428
  Current portion of long-term debt (Note 6)....................................        3,282,798          3,197,314
  Lease obligation--current portion (Note 8)....................................           20,143             20,494
                                                                                   ----------------    --------------
     Total current liabilities..................................................       11,100,323         14,947,877

LONG-TERM DEBT (Note 6).........................................................       12,340,064         12,248,154

LEASE OBLIGATION--LONG-TERM (Note 8)............................................           27,345             23,780
                                                                                   ----------------    --------------
     Total liabilities..........................................................       23,467,732         27,219,811
                                                                                   ----------------    --------------

COMMITMENTS AND CONTINGENCIES (Note 8)


STOCKHOLDERS' EQUITY (DEFICIT):

  Common stock, $.01 par value; 15,000,000 shares authorized, 3,386,504 shares
     issued and outstanding.....................................................           33,865             33,865
  Paid-in-capital...............................................................        7,550,075          7,550,075
  Accumulated deficit...........................................................       (9,937,475)       (10,681,306)
  Less: Treasury stock, 106,304 shares held at cost.............................               --            (11,250)
                                                                                   ----------------    --------------

     Total stockholders' equity (deficit).......................................       (2,353,535)        (3,108,616)
                                                                                   ----------------    --------------
     Total liabilities and stockholders' equity (deficit).......................     $ 21,114,197       $ 24,111,195
                                                                                   ----------------    --------------
                                                                                   ----------------    --------------


The accompanying notes are an integral part of this consolidated balance sheet.

                       AMERTRANZ WORLDWIDE HOLDING CORP.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)


                                                                           QUARTER ENDED    QUARTER ENDED
                                                                             MARCH 31,        MARCH 31,
                                                                               1995             1996
                                                                           -------------    -------------

OPERATING REVENUE.......................................................    $ 9,017,787      $13,492,715

DIRECT COSTS............................................................      7,394,119       10,079,987
                                                                           -------------    -------------

       Gross Profit.....................................................      1,623,668        3,412,728

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES............................      1,131,156        3,636,311
                                                                           -------------    -------------

       Operating (loss).................................................        492,512         (223,583)

OTHER INCOME (EXPENSE):

  Other income (expense), net...........................................         20,143           (3,060)

  Interest expense......................................................       (299,507)        (509,846)

                                                                           -------------    -------------

       (Loss) before (provision for) income taxes.......................        213,148         (736,489)

(PROVISION FOR) INCOME TAXES............................................             --               --
                                                                           -------------    -------------

       Net (loss).......................................................    $   213,148      $  (736,489)
                                                                           -------------    -------------
                                                                           -------------    -------------

       Pro forma net (loss) per share...................................                     $      (.13)
                                                                                            -------------
                                                                                            -------------

       Pro forma weighted average number of common shares...............                       5,327,703
                                                                                            -------------
                                                                                            -------------


  The accompanying notes are an integral part of this consolidated statement.

                       AMERTRANZ WORLDWIDE HOLDING CORP.
                CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
                      FOR THE QUARTER ENDED MARCH 31, 1996
                                  (UNAUDITED)


                                    COMMON STOCK       ADDITIONAL     TREASURY STOCK
                                 -------------------    PAID-IN     ------------------   ACCUMULATED
                                  SHARES     AMOUNT     CAPITAL     SHARES     AMOUNT     (DEFICIT)        TOTAL
                                 ---------   -------   ----------   -------   --------   ------------   -----------

Balance January 1, 1996........  2,100,000   $21,000   $       --        --   $     --   $ (4,932,989)  $(4,911,989)

Liabilities in excess of assets
  distributed to TIA/CFS.......         --        --           --        --         --      4,988,172     4,988,172

Exchange Note issued to TIA/CFS
  in connection with asset
  exchange.....................         --        --           --        --         --    (10,000,000)  (10,000,000)

Common Stock issued in
  connection with assigned
  notes........................    280,888     2,809    1,376,301        --         --             --     1,379,110


Common Stock issued in
  connection with Bridge and
  Interim financings...........    487,560     4,876    1,764,187        --         --             --     1,769,063

Common Stock issued to former
  stockholders of Amertranz
  Worldwide....................    518,056     5,180    4,409,587        --         --             --     4,414,767

  Purchase of treasury
     stock.....................         --        --           --   106,304    (11,250)            --       (11,250)

  Net loss.....................         --        --           --        --         --       (736,489)     (736,489)
                                 ---------   -------   ----------   -------   --------   ------------   -----------

BALANCE, March 31,
  1996.........................  3,386,504   $33,865   $7,550,075   106,304   $(11,250)  $(10,681,306)  $(3,108,616)
                                 ---------   -------   ----------   -------   --------   ------------   -----------
                                 ---------   -------   ----------   -------   --------   ------------   -----------


  The accompanying notes are an integral part of this consolidated statement.

                       AMERTRANZ WORLDWIDE HOLDING CORP.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                 FOR THE QUARTERS ENDED MARCH 31, 1995 AND 1996
                                  (UNAUDITED)



                                                                                  1995          1996
                                                                               ----------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................................   $  213,148    $ (736,489)
  Bad debt expense..........................................................       16,000      (127,521)
  Depreciation and amortization.............................................       94,998       301,979
  Changes in operating assets and liabilities
     Decrease (increase) in accounts receivable.............................    1,033,450    (3,415,265)
     Decrease (increase) in prepaid expenses and other current assets.......        6,882      (288,884)
     Increase in taxes receivable...........................................           --       (21,472)
     Increase in due from affiliates........................................           --        (2,701)
     Increase in other assets...............................................           --       (85,831)
     Decrease in accounts payable and accrued expenses......................   (1,068,548)     (348,475)
     Decrease in accrued federal taxes......................................      (40,000)           --
                                                                               ----------    ----------
       Net cash used in operating activities................................      255,930    (4,724,659)

                                                                               ----------    ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment........................................       (4,841)      (91,445)
  Cash advances under notes receivable......................................           --      (300,000)
  Increase in other assets..................................................           --         2,118
                                                                               ----------    ----------
       Net cash used by investing activities................................       (4,841)     (389,327)
                                                                               ----------    ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from note payable to affiliate...................................           --     3,491,428
  Proceeds from short-term debt.............................................           --     3,339,000
  Payment of short-term debt................................................           --    (3,516,394)
  Payment of lease obligations..............................................           --        (3,565)
  Purchase of treasury stock................................................           --       (11,250)
  Cash portion of assets distributed to TIA.................................           --    (2,590,031)
                                                                               ----------    ----------
       Net cash provided by financing activities............................           --       709,188
                                                                               ----------    ----------
       Net increase in cash and cash equivalents............................      251,089    (4,404,798)

CASH AND CASH EQUIVALENTS, beginning of the year............................    2,141,047     4,884,262
                                                                               ----------    ----------

CASH AND CASH EQUIVALENTS, end of the year..................................   $2,392,136    $  479,464
                                                                               ----------    ----------
                                                                               ----------    ----------

CASH PAYMENTS FOR:
  Interest..................................................................   $  197,656    $  242,543
  Income taxes..............................................................       40,000            --



SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTMENT & FINANCING ACTIVITIES



          On February 7, 1996 Holdings purchased the capital stock of Amertranz for shares valued at $4,415,000. In conjunction with the acquisition, the resulting goodwill is as follows:



     Net liabilities assumed..............................................................    7,685,000
     Purchase price.......................................................................    4,415,000
                                                                                             ----------
       Goodwill...........................................................................   12,100,000
                                                                                             ----------
                                                                                             ----------


     Net liabilities retained by TIA/CFS..................................................    4,988,172
     Cash portion of assets distributed to TIA............................................   (2,590,031)
                                                                                             ----------
     Net liabilities distributed..........................................................    2,398,141
                                                                                             ----------
                                                                                             ----------


  The accompanying notes are an integral part of this consolidated statement.

                       AMERTRANZ WORLDWIDE HOLDING CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. GENERAL



     Reference is made to the Company's consolidated financial statements included elsewhere herein, for a description of the accounting policies which have continued unchanged. Also, reference should be made to the notes for additional details of the Company's consolidated financial statements, results of operations and cash flows. The details in those notes have not changed except as a result of normal transactions in the interim period and except as described below. All adjustments (of a recurring nature) which are, in the opinion of management, necessary to a fair presentation of the results of the interim period have been included.



2. RECAPITALIZATION



     In January 1996, Amertranz Worldwide Holding Corp. ('Holding' or the 'Company') was incorporated in the state of Delaware. Effective February 7, 1996, Holding concluded an Asset Exchange Agreement with TIA, Inc. ('TIA'), Caribbean Freight System, Inc. ('CFS'), Amertranz Worldwide, Inc. ('Amertranz') and the stockholders and convertible note holders of Amertranz. As part of this transaction, Holding received (i) all of the issued and outstanding stock of Amertranz, (ii) $1,379,110 in convertible notes of Amertranz, and (iii) the air freight forwarding business of TIA and CFS. Holding then contributed the air freight forwarding business of TIA and CFS to Caribbean Air Services, Inc. ('CAS') in return for all of the issued and outstanding shares of CAS. TIA and CFS received 2,100,000 shares of Common Stock of the Company and a $10,000,000 promissory note, as discussed in Note 6, in addition to stock in the Company. The Balance Sheet at February 7, 1996 reflects the results of these transactions.




     The transactions described above have been accounted for as a recapitalization of TIA and CFS, whereby the historical data for their freight forwarding operations are being presented as that of Holdings for all periods presented. The issuance of the $10,000,000 Promissory Note has been reflected as a charge to retained earnings and the distribution of assets and liabilities to TIA and CFS has been reflected as a net adjustment to equity, at book value (which approximates fair value). The transaction with Amertranz has been accounted for as an acquisition under purchase accounting.


     On November 20, 1995, the Company entered into a letter of intent with an underwriter, as amended on January 23, 1996, to pursue an Initial Public Offering of its common stock (the 'IPO'). The offering contemplates the sale of 2,000,000 shares of common stock and 2,000,000 redeemable common stock purchase warrants ('Warrants'), exclusive of a 45-day option granted to the underwriter to purchase an additional 15% of the Securities offered in the IPO. Each Warrant entitles the holder to purchase one share of common stock at the initial public offering price (subject to adjustment for anti-dilution in the event of stock dividends, stock splits, combinations, sub divisions and reclassifications) and is exercisable commencing one year from the effective date of the Company's Registration Statement ('Effective Date'). The Warrants are redeemable by the Company for $.01 per warrant, in the event that the last sale price of the Company's common stock has been at least $10.00 per share for each of the 20 consecutive trading days ending on the third day prior to the date on which notice of redemption is given.


3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     Significant accounting policies of the Company, as summarized below, are in conformity with generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Principles of Consolidation


     The consolidated financial statements include the accounts of Holding, CAS and Amertranz since February 7, 1996. All significant intercompany accounts and transactions have been eliminated.



  Property and Equipment



     Property and equipment are stated at cost. Depreciation is computed under the straight-line method over estimated useful lives ranging from 3 to 8 years. Assets under capital leases are depreciated over the shorter of

                       AMERTRANZ WORLDWIDE HOLDING CORP.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)



3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

the estimated useful life of the asset or the lease term. The Company utilizes a half-year convention for assets in the year of acquisition and disposal.

  Goodwill

     Goodwill represents the excess of cost over the net assets acquired and is amortized on a straight-line basis over 25 years. Management periodically assesses whether there has been an impairment in the carrying value of the excess of cost over the net assets acquired, by comparing current and projected annual undiscounted cash flows with the related annual amortization. In the event there is an impairment of goodwill, management would reduce the carrying value to an amount equal to the projected discounted cash flow of the underlying assets.

  Recently Issued Accounting Standards

     During March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ('SFAS') No. 121, 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.' This statement establishes financial accounting and reporting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. This statement is effective for financial statements for fiscal years beginning after December 15, 1995, although earlier application is encouraged. The Company does not expect that the adoption of SFAS No. 121 will have a material adverse effect on its consolidated financial statements.


  Stock Options


     The Company grants stock options to certain officers and related parties. Compensation expense is recognized based upon the aggregate difference between the fair market value of the Company's stock at date of grant and the option price. Compensation expense is recognized equally over the vesting period.

  Pro forma earnings per share:


     Pro forma earnings per share is computed using the weighted average number of common shares outstanding adjusted for: (i) the required amount of shares of common stock at the initial public offering price to repay certain indebtedness of the company; (ii) the required amount of shares of common stock at the initial public offering price to repay $6,000,000 of the exchange note; and
(iii) the dilutive effect of options granted within 12 months of the expected initial public offering using the treasury stock method.


4. GOING CONCERN


     As reflected in the consolidated balance sheet, the Company has negative working capital and negative tangible net worth at February 7, 1996. The Company's continued existence is dependent upon its ability to achieve and maintain profitable operations. (Refer to the 'Risk Factors' section in the Company's IPO Prospectus for a further discussion of the factors which may materially affect the Company's business). The Company plans on capitalizing on the synergies created by the combination of Amertranz and CAS to take advantage of under utilized operations, infrastructure and purchased freight space. Accordingly, with slight increases in operating expenses, the Company can generate additional revenue and profitability. Furthermore, the Company has signed a letter of intent with an underwriter with respect to the IPO to be consummated in calendar 1996 which should provide the Company with approximately $10,236,000 of which approximately $3,733,000 will be available to pay past due trade payables and be used for working capital. The Company believes that its cash resources augmented by the IPO will be sufficient to fund the Company's operations through April 1997.


5. ACQUISITION



     Holding acquired all of the issued and outstanding stock of Amertranz and the former stockholders of Amertranz received 870,254 shares (which consist of the investment in Amertranz Worldwide of 518,056 shares, assigned notes of 280,888 shares and 71,310 shares associated with the Interim Financing) of Holding's common stock and options to purchase 224,399 shares of Holding's common stock for $4,415,000 or approximately $4.25

                       AMERTRANZ WORLDWIDE HOLDING CORP.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)



5. ACQUISITION--(CONTINUED)


per share and option. The Amertranz transaction has been accounted for as a purchase and resulted in goodwill of approximately $12.1 million which represents the excess of the cost over the fair value of the assets acquired.


     The following represents capsule unaudited pro forma information reflecting results of operations for the three month periods ended March 31, 1996 and 1995 as if the Acquisition had been completed at the beginning of each period presented:



                                                                        QUARTERS ENDED
                                                                  --------------------------
                                                                   MARCH 31,      MARCH 31,
                                                                     1995           1996
                                                                  -----------    -----------
Revenue........................................................   $14,390,092    $15,573,287
Costs..........................................................    14,988,329     17,393,062
Net Loss.......................................................      (598,237)    (1,819,775)


6. DEBT

     As of February 7, 1996, long-term and short-term debt consisted of the following:


                    --   Promissory note to TIA and            $10,000,000
                           CFS(a)...........................
                    --   Bridge notes(b)....................     2,775,000
                    --   Asset-based financing(c)...........     1,697,862
                    --   Notes payable to TIA(d)............       800,000
                    --   Interim financing(e)...............       350,000
                                                               -----------
Total debt..................................................    15,622,862
Less: Current portion.......................................    (3,282,798)
                                                               -----------
Long-term debt..............................................   $12,340,064
                                                               -----------
                                                               -----------



     (a) On February 7, 1996, as part of the Agreement, Holding issued to TIA and CFS a $10,000,000 promissory note which bears interest at the rate of 8.0%

per annum. The note is payable in five consecutive monthly payments of principal and interest in the amount of $80,000 each, commencing March 1, 1996, and thereafter monthly payments of principal and interest in the amount of $166,667 each until the note is paid in full. Upon the conclusion of the IPO by Holding, $2,000,000 will be due and payable on the note. The Company intends to convert an additional $2,000,000 of the note into Class A Preferred Stock as discussed in Note 7. The note is secured by a first lien on all of the present and future assets of Holding and is guaranteed by CAS and Amertranz.


     (b) On February 7, 1996, Holding consummated a private placement with a group of investors whereby Holding borrowed $2,775,000 and issued promissory notes. The notes are due at the earlier of (i) the consummation of the IPO by Holding or (ii) February 7, 1998 or (iii) the sale or merger of Holding. The investors also received 487,560 shares of common stock of Holding, as well as 906,783 warrants to purchase shares of common stock of Holding for five years at $5.00 per share. These warrants convert into warrants upon the completion of the IPO by Holding and will be exercisable at the IPO price. The notes accrue interest at 10% per annum until April 30, 1996 and thereafter at 15% per annum. The notes are secured by a junior lien on all of the assets of the Company. The Company has recorded debt issuance costs of approximately $2,143,000 in connection with such bridge financing and will amortize the amount over the life of the debt. Upon repayment of the debt, the related unamortized debt issuance cost would be expensed. The effective annual rate of interest on the notes after giving effect to the debt issuance cost of $2,143,000 is 200%. The fair value of the shares of common stock at the time of issuance was $4.25 per share.


     (c) Amertranz entered into a Purchase and Sale Agreement with a lender whereby it receives advances of up to 75% of the net amounts of eligible accounts receivable outstanding to a maximum amount of $3,125,000. The loan is subject to interest at a rate of 4% per annum over the prevailing prime rate (12.25%). At February 7, 1996, the outstanding balance on the credit line was $1,697,862, which represented the full amount available

                       AMERTRANZ WORLDWIDE HOLDING CORP.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


6. DEBT--(CONTINUED)

thereunder. The lender has a security interest in all present and future accounts receivable, machinery and equipment and other assets of Amertranz and the loan is guaranteed by Holding.


     (d) In October 1995, Amertranz obtained a $500,000 subordinated secured loan from TIA, which was increased to $800,000 in January 1996 ('TIA Loan'). The original TIA Loan bears interest at the rate of 12% per annum and is repayable in 12 equal, consecutive monthly payments of principal and interest commencing 30 days after the closing of the IPO. TIA and CFS have agreed that, upon consummation of the Offering, they will defer each payment on the TIA Loan and the Exchange Note to the extent the aggregate of the payments thereon then due exceeds 80% of the Company's earnings before interest, taxes, depreciation and amortization ('EBITDA') for the month in respect of which such aggregate payments are due. During any deferral period, interest will continue to accrue on these obligations in accordance with their respective terms. Such deferral will continue until the earlier of (i) the date after which the Company's EBITDA exceeds the sum of $600,000 for any consecutive two-month period, or (ii) November 1, 1996. Furthermore, TIA and CFS have agreed that, upon consummation of the Offering, they will defer collection of amounts due under the Revolver Note until the earlier of (i) refinancing of Amertranz's and CAS's accounts receivable working capital facilities, or (ii) December 31, 1996. TIA and CFS have further agreed that, upon consummation of the Offering, they will not take any action to foreclose on their security interests in the assets of the Company, Amertranz or CAS until one year following the date of this Prospectus, unless any other secured creditor of the Company, Amertranz or CAS takes action to foreclose on its security interest or any creditor obtains a final judgment against the Company, Amertranz or CAS in an amount of $50,000 or more which judgment is not stayed. The TIA Loan is secured by a lien on all of the assets of Amertranz subordinated only to the lien granted to the asset-based financing lender described above.


     (e) Between November 1995 and January 1996, Amertranz obtained financing of $350,000 ('Interim Financing') and issued $350,000 in aggregate principal amount of promissory notes. Repayment of the principal amount due under these notes, together with interest at the rate of 12% per annum is due upon the earlier of
(i) the closing of the IPO by Holding or (ii) February 7, 1998 or (iii) the sale or merger of Holding. The holders of these notes also received shares of Amertranz common stock that were converted into 71,310 shares of Holding common stock. The Company has recorded a debt issuance cost of $150,000 in connection with the issuance of the stock and will amortize the amount over the life of the debt. Upon repayment of the debt, the related unamortized debt issuance cost would be expensed. The effective annual rate of interest on the notes after giving effect to the debt issuance cost of $150,000 is 98%. The fair value of the shares of common stock at the time of issuance was $2.22 per share.

     Between June 1995 and November 1995, Amertranz borrowed $1,379,110 in aggregate principal amount from persons affiliated with Amertranz and other non-affiliated lenders and issued convertible notes therefor. All of these notes were assigned by the holders thereof to Holding as part of the Combination and are included in additional paid-in capital.


     Asset-Based Financing. As part of the Agreement, TIA and CFS have agreed to lend to CAS on a revolving loan basis, an amount up to the net cash collections of TIA and CFS's accounts receivable as of February 7, 1996 and additional amounts at the discretion of TIA and CFS, up to an aggregate maximum of $4,000,000 outstanding at any time, pursuant to the terms of a Revolving Credit Promissory Note. Only funds advanced at the discretion of TIA and CFS bear interest, at the greater of (i) 1% per month or (ii) at a rate of 4% over prime. The note is due July 6, 1996. The note is secured by all of the assets of CAS and is guaranteed by Holding and Amertranz. As of February 7, 1996, no amounts were outstanding under this facility.


7. STOCKHOLDERS' EQUITY (DEFICIT)

  Stock Options and Warrants

     As of February 7, 1996, the Company had options outstanding to purchase a total of 224,399 shares of common stock at exercise prices ranging from $.16 to $.41, of which 196,005 options are exercisable. No options were exercised as of February 7, 1996. These options replaced outstanding options of Amertranz and were included in the computation of the consideration received by the former Amertranz stockholders. The Company also had warrants

                       AMERTRANZ WORLDWIDE HOLDING CORP.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


7. STOCKHOLDERS' EQUITY (DEFICIT)--(CONTINUED)

outstanding to purchase 906,783 shares of common stock at an exercise price equal to the exercise price of the Warrants issued in connection with the Company's February bridge financing.

     Subsequent to the closing of the Asset Exchange Agreement and in order to pursue the IPO, the Company requested that TIA and CFS agree to certain modifications of the terms of the Asset Exchange Agreement relating to the TIA Loan, the Revolver Note and the Exchange Note. The negotiations between the underwriter and the Company with respect to the IPO were based upon an assumed expected valuation of the Company after the closing of the Assets Exchange Agreement. Due to the lower than expected financial results of Amertranz, the valuation of the Company was decreased and, accordingly, adjustments were required to be made to the number of outstanding shares of the Company's Common Stock and the offering price of the securities to be issued in the Company's proposed IPO. As part of such modifications, made as of February 7, 1996, the former stockholders and convertible promissory noteholders of Amertranz agreed to surrender to the Company, as of February 7, 1996, an aggregate of 237,089 shares of Common Stock and options to purchase an aggregate of 390,910 shares of Common Stock, and an additional 150,000 shares of Common Stock in the aggregate were issued to TIA and CFS. All share amounts have been adjusted to give effect to this modification.

  Preferred Stock

     As of February 7, 1996, the Company does not have any preferred stock authorized or issued. However, the Board of Directors is authorized without further action by the stockholders, to issue series of preferred stock. The

Company intends to authorize a total of 200,000 shares of Class A, non-voting, cumulative, convertible preferred stock with a par value of $10.00 ('Preferred Stock') upon successful completion of the IPO in exchange for a paydown of $2,000,000 on the $10,000,000 promissory note.

     The Preferred Stock will pay cumulative cash dividends at an annual rate of $1.00 per share. The Company is prohibited from paying any dividends on common stock unless all required preferred dividends have been paid. Each share of Preferred Stock may be converted at the option of the holder into common stock at a conversion price of the lower of (i) the IPO price per share of common stock or (ii) 80% of the average of the closing price per share of common stock on the day prior to the conversion date. Preferred Stock holders are entitled to a liquidation preference of $10.00 per share plus all accrued and unpaid dividends.

8. COMMITMENTS AND CONTINGENCIES

  Leases

     Future minimum lease payments for capital leases and operating leases relating to equipment and rental premises are as follows:

YEAR ENDING                                                     CAPITAL LEASES    OPERATING LEASES
- -------------------------------------------------------------   --------------    ----------------
1997.........................................................      $ 24,053          $  918,518
1998.........................................................        18,642             699,490
1999.........................................................        11,067             261,642
2000.........................................................            --             193,626
2001.........................................................            --              16,135
                                                                --------------    ----------------
  Total minimum lease payments...............................        53,762          $2,089,411
                                                                                  ----------------
                                                                                  ----------------
Less--Amount representing interest...........................        (6,274)
                                                                --------------
                                                                   $ 47,488
                                                                --------------
                                                                --------------

  Employment Agreements

     Amertranz has employment agreements with certain employees expiring at various times through July 2000. Such agreements provide for minimum salary levels and for incentive bonuses which are payable if specified management goals are attained. The aggregate commitment for future salaries at February 7, 1996, excluding bonuses, was approximately $1,233,000.

                       AMERTRANZ WORLDWIDE HOLDING CORP.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


8. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

   Litigation

     Amertranz has been named as a defendant in a lawsuit initiated by a trustee in bankruptcy of a company with whom Amertranz engaged in discussions concerning a prospective business combination during 1994. The complaint seeks charges in excess of $11 million for various alleged causes of action. Amertranz has retained bankruptcy litigation counsel to review the substance of the complaint. In the opinion of management, the lawsuit is substantially without merit and the probability of any material loss is remote.

9. INCOME TAXES

     At February 7, 1996, the Company had a tax net operating loss carryforward of approximately $7,757,000, available within statutory limits, to offset future regular federal taxable income. In accordance with certain provisions of the Tax Reform Act of 1986, a change in ownership of a corporation of greater than 50 percentage points within a three-year period places an annual limitation on the corporation's ability to utilize its existing net operating loss carryforwards. Such a change in ownership was deemed to have occurred in connection with the Asset Exchange Agreement in which Amertranz became part of Holding, at which time the Company's net operating loss carryforwards amounted to approximately $7,757,000. The annual limitation of the utilization of such tax attributes is approximately $206,000. To the extent the annual limitation is not utilized, it may be carried forward for utilization in future years. This limitation could affect the Company's future provisions for or payment of federal income tax should the Company's operations produce increased amounts of taxable income in the future.

     Deferred tax benefits at February 7, 1996, which are fully offset by a valuation allowance, primarily represent the estimated future tax effects of federal net operating losses aggregating approximately $917,583.

10. RELATED PARTY TRANSACTIONS

     Under the terms of a cargo aircraft charter agreement with Tradewinds Airlines, Inc. ('Tradewinds Air'), a subsidiary of Tradewinds Acquisition Corporation, of which TIA owns approximately 30% of the outstanding common stock, CAS has exclusive rights until March 1, 1998 to the use of a leased L-1011 freighter aircraft. While CAS is guaranteed the use of the L-1011 aircraft as needed, it pays only for actual use of the aircraft at market rates.

     At February 7, 1996, Amertranz owes approximately $124,000 to TIA for air freight forwarding services.

11. SUBSEQUENT EVENT


     On May 10, 1996, Holding consummated a private placement with a group of investors whereby Holding borrowed $1,200,000 and issued promissory notes. The notes are due at the earlier of (i) the closing of the IPO by Holding or (ii) February 7, 1998 or (iii) the sale or merger of Holding. The investors also received 240,000 shares of common stock of Holding, as well as 480,000 warrants to purchase shares of common stock of Holding for five years at $5.00 per share. These warrants convert into warrants upon the completion of the IPO by Holding and will be exercisable at the IPO price. The notes accrue interest at 15% per annum. The notes are secured by a lien on all of the assets of the Company. The Company has recorded debt issuance costs of approximately $1,020,000 in connection with such bridge financing and will amortize the amount over the life of the debt. Upon repayment of the debt, the related unamortized debt issuance cost would be expensed. The effective annual rate of interest on the notes after giving effect to the debt issuance cost of $1,020,000 is 525%. The fair value of the shares of common stock at the time of issuance was $4.25 per share.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
TIA, Inc.:


     We have audited the accompanying balance sheets of Amertranz Worldwide Holding Corp. (formerly The Freight Forwarding Business of TIA and CFS) (note 1) as of December 31, 1994 and 1995 and the related statements of operations and changes in accumulated deficit and cash flows for each of the years in the three-year period ended December 31, 1995. These statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Amertranz Worldwide Holding Corp. (formerly The Freight Forwarding Business of TIA and CFS) as of December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.


                                            KPMG PEAT MARWICK LLP


Greensboro, North Carolina
March 8, 1996, except with
respect to the last paragraph
in Note 2 for which the date
is May 1, 1996

                       AMERTRANZ WORLDWIDE HOLDING CORP.
           (FORMERLY THE FREIGHT FORWARDING BUSINESS OF TIA AND CFS)


                                 BALANCE SHEETS
                           DECEMBER 31, 1994 AND 1995


                                                                                            1994          1995
                                                                                         ----------    ----------
                                        ASSETS
Current assets:
  Cash and cash equivalents...........................................................   $2,141,047    $2,463,336
  Accounts receivable, net of allowance for doubtful accounts of $131,229 in 1995 and
     $228,424 in 1994 (Note 7)........................................................    5,196,113     5,379,903
  Income taxes receivable.............................................................           --        65,000
  Prepaid expenses and deposits.......................................................      111,878        84,917
                                                                                         ----------    ----------
          Total current assets........................................................    7,449,038     7,993,156
                                                                                         ----------    ----------
Property and equipment, at cost:
  Ground support equipment............................................................    1,211,507     1,259,942
  Furniture, fixtures and leasehold improvements......................................      374,751       429,145
                                                                                         ----------    ----------
                                                                                          1,586,258     1,689,087
     Less accumulated depreciation and amortization...................................      762,229     1,129,340
                                                                                         ----------    ----------
          Net property and equipment..................................................      824,029       559,747
Notes receivable (Note 3).............................................................           --       500,000
Other assets..........................................................................       54,077        54,077
                                                                                         ----------    ----------
                                                                                         $8,327,144    $9,106,980
                                                                                         ----------    ----------
                                                                                         ----------    ----------
                    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Note payable to affiliate (Note 4)..................................................   $3,387,808    $2,187,808
  Current installments of note payable (Note 4).......................................       25,000        25,000
  Accounts payable (Note 7)...........................................................    1,614,424     1,605,257

  Accrued liabilities (Note 4)........................................................    1,479,493     1,235,568
  Income taxes payable................................................................      108,201            --
                                                                                         ----------    ----------
          Total current liabilities...................................................    6,614,926     5,053,633
                                                                                         ----------    ----------
Note payable (Note 4).................................................................       50,000        25,000
Note payable to Parent (Note 4).......................................................    8,940,336     8,940,336
                                                                                         ----------    ----------
          Total liabilities...........................................................   15,605,262    14,018,969
                                                                                         ----------    ----------
Stockholders' equity (deficit):
  Common stock, $.01 par value; 15,000,000 shares authorized, 2,100,000 shares issued
     and outstanding..................................................................       21,000        21,000
  Accumulated deficit.................................................................   (7,299,118)   (4,932,989)
                                                                                         ----------    ----------
Total stockholders' equity (deficit)..................................................   (7,278,118)   (4,911,989)
Commitments and contingencies (Notes 6 and 9)
                                                                                         ----------    ----------
                                                                                         $8,327,144    $9,106,980
                                                                                         ----------    ----------
                                                                                         ----------    ----------


                See accompanying notes to financial statements.

                       AMERTRANZ WORLDWIDE HOLDING CORP.
           (FORMERLY THE FREIGHT FORWARDING BUSINESS OF TIA AND CFS)
                          STATEMENTS OF OPERATIONS AND
                         CHANGES IN ACCUMULATED DEFICIT
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995



                                                                                     DECEMBER 31,
                                                                     --------------------------------------------
                                                                         1993            1994            1995
                                                                     ------------    ------------    ------------
Operating revenue.................................................   $ 32,670,727    $ 38,576,285    $ 38,211,306
Cost of transportation (Note 7)...................................     24,231,379      30,254,733      30,300,476
                                                                     ------------    ------------    ------------
     Gross profit.................................................      8,439,348       8,321,552       7,910,830
Selling, general and administrative expenses......................      6,504,897       4,633,676       4,513,154
                                                                     ------------    ------------    ------------
     Operating income.............................................      1,934,451       3,687,876       3,397,676
Other income (expense):

  Interest expense (Note 4).......................................     (1,107,520)     (1,143,787)     (1,155,215)
  Other, net......................................................         41,928         117,214         123,668
                                                                     ------------    ------------    ------------
     Total other expense..........................................     (1,065,592)     (1,026,573)     (1,031,547)
                                                                     ------------    ------------    ------------
     Income before income taxes...................................        868,859       2,661,303       2,366,129
Income taxes (Note 5).............................................             --         108,201              --
                                                                     ------------    ------------    ------------
Net income........................................................        868,859       2,553,102       2,366,129
Accumulated deficit:
     Balance at beginning of year.................................    (10,721,079)     (9,852,220)     (7,299,118)
                                                                     ------------    ------------    ------------
Balance at end of year............................................   $ (9,852,220)     (7,299,118)     (4,932,989)
                                                                     ------------    ------------    ------------
                                                                     ------------    ------------    ------------



              See accompanying notes to the financial statements.

                       AMERTRANZ WORLDWIDE HOLDING CORP.
           (FORMERLY THE FREIGHT FORWARDING BUSINESS OF TIA AND CFS)
                            STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995



                                                                                        DECEMBER 31,
                                                                            -------------------------------------
                                                                              1993          1994          1995
                                                                            ---------    ----------    ----------
Cash flows from operating activities:
  Net income.............................................................   $ 868,859    $2,553,102    $2,366,129
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization.......................................     416,830       377,569       367,111
     Net disposals of property and equipment.............................          --        46,978            --
     Bad debt expense....................................................     153,574        70,000        41,000
  Changes in assets and liabilities:
     Increase in accounts receivable.....................................    (771,087)     (949,027)     (224,790)
     Increase in income taxes receivable.................................          --            --       (65,000)
     Increase in inventory...............................................     (11,309)           --            --
     (Increase) decrease in prepaid expenses.............................    (140,608)      581,376        26,961
     Increase (decrease) in accounts payable.............................     487,518      (274,010)       (9,167)

     Decrease in accrued liabilities.....................................    (706,398)     (165,264)     (243,925)
     Increase (decrease) in income taxes payable.........................          --        68,201      (108,201)
                                                                            ---------    ----------    ----------
       Total adjustments.................................................    (571,480)     (244,177)     (216,011)
                                                                            ---------    ----------    ----------
       Net cash provided by operating activities.........................     297,379     2,308,925     2,150,118
Cash flows from investing activities:
  Cash advances under notes receivable...................................          --            --      (500,000)
  Purchases of furniture, fixtures and equipment.........................     (95,567)      (42,280)     (102,829)
  Increase in other assets...............................................      (7,393)       (9,405)           --
                                                                            ---------    ----------    ----------
       Net cash used in investing activities.............................    (102,960)      (51,685)     (602,829)
Cash flows from financing activities:
  Proceeds from Parent cash advance......................................     400,000            --            --
  Repayments on Parent cash advance......................................    (161,199)     (238,801)           --
  Payments on note payable to affiliate..................................          --            --    (1,200,000)
  Repayments on notes payable............................................    (274,162)     (231,264)      (25,000)
                                                                            ---------    ----------    ----------
       Net cash used in financing activities.............................     (35,361)     (470,065)   (1,225,000)
                                                                            ---------    ----------    ----------
Net increase in cash and cash equivalents................................     159,058     1,787,175       322,289
Cash and cash equivalents at beginning of year...........................     194,814       353,872     2,141,047
                                                                            ---------    ----------    ----------
Cash and cash equivalents at end of year.................................     353,872     2,141,047     2,463,336
                                                                            ---------    ----------    ----------
                                                                            ---------    ----------    ----------
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest.................................     586,056     1,666,950       946,155
                                                                            ---------    ----------    ----------
                                                                            ---------    ----------    ----------
  Cash paid during the year for income taxes.............................   $      --    $       --    $  173,201
                                                                            ---------    ----------    ----------
                                                                            ---------    ----------    ----------


              See accompanying notes to the financial statements.

                       AMERTRANZ WORLDWIDE HOLDING CORP.
           (FORMERLY THE FREIGHT FORWARDING BUSINESS OF TIA AND CFS)
                         NOTES TO FINANCIAL STATEMENTS

                        DECEMBER 31, 1993, 1994 AND 1995


(1) SIGNIFICANT ACCOUNTING POLICIES


  Company Background




     In January 1996, Amertranz Worldwide Holding Corp. ('Holding') was incorporated in the state of Delaware. Effective February 7, 1996, Holding concluded an asset exchange agreement with TIA, Inc. ('TIA'), its 51% owned subsidiary, Caribbean Freight System, Inc. ('CFS'), Amertranz Worldwide, Inc. ('Amertranz') and the stockholders and convertible note holders of Amertranz. As part of this transaction, Holding received (i) all of the issued and outstanding stock of Amertranz, (ii) $1,379,110 in convertible notes of Amertranz, and (iii) the freight forwarding business of TIA and CFS. Holding then contributed the freight forwarding business of TIA and CFS to Caribbean Air Services, Inc. ('CAS') in return for all of the issued and outstanding shares of CAS. TIA and CFS received a $10,000,000 promissory note in addition to 2,100,000 shares of common stock in Holding, as discussed in Note 2.


  Basis of Financial Statement Presentation


     The accompanying balance sheets and statements of operations and changes in accumulated deficit and cash flows include the accounts of the former air freight business of TIA (a wholly owned subsidiary of Wrexham Aviation Corporation) and CFS, which have been combined for reporting purposes as The Freight Forwarding Business of TIA and CFS (the 'Business'), which is not a separate legal or historical reporting entity. The Business of TIA and CFS is treated as the predecessor since TIA and CFS represent the majority and controlling shareholders of Holding, accordingly the issuance of 2,100,000 shares of stock by Holding for the freight forwarding business of TIA and CFS has been accounted for as a recapitalization of the Business. Although the Business is not a separate legal entity, since the Business is treated as the predecessor the effect of the issuance of the 2,100,000 shares of common stock of Holding in February 1996 has been reflected in the financial statements as if it had occurred as of the beginning of the earliest year presented. Since the Business was combined in February 1996 with Holding the accompanying financial statements include the accounts of TIA and CFS related to their air freight businesses and exclude accounts related to the minority interest in CFS.


     At December 31, 1995, CFS has a 51% ownership interest in Caribbean Air Services Dominicana, Inc. (CASD); however, the accompanying financial statements do not include the accounts of CASD since CASD was not combined with Holding.


     All significant intrabusiness balances and transactions have been eliminated in the financial statements.



  Description of Business


     The Business operates an air freight forwarding business primarily serving the eastern half of the United States, Puerto Rico and the Dominican Republic.


  Revenue Recognition

     The Business is involved in brokering air cargo services for freight flown between the United States, Puerto Rico and the Dominican Republic. Revenues, and related direct costs, are recognized when the shipments of cargo are completed. Monthly provision is made for doubtful receivables, discounts, returns and allowances.

                       AMERTRANZ WORLDWIDE HOLDING CORP.
           (FORMERLY THE FREIGHT FORWARDING BUSINESS OF TIA AND CFS)
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


                        DECEMBER 31, 1993, 1994 AND 1995


(1) SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Cash and Cash Equivalents


     Cash at December 31, 1995 includes $2,290,000 of overnight repurchase agreements.


  Property and Equipment

     Property and equipment are depreciated using the straight-line method over the estimated useful lives of the assets of five years for ground support equipment and 5 to 10 years for furniture, fixtures and leasehold improvements.

  Income Taxes


     The operations of the Business are included in the federal and state income tax returns of TIA and CFS. Income taxes allocated to the Business are based on the actual income taxes of TIA and CFS for the periods presented.


     Deferred tax assets and liabilities are recognized under the asset and liability method for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  Financial Instruments


     The carrying amounts of accounts receivable, notes receivable, note payable to affiliate, accounts payable and accrued liabilities approximate fair value because of the short maturity of these financial instruments. The carrying amount of the note payable to the Parent approximates fair value because it bears interest at an adjustable rate.


  Earnings per Share



     Earnings per share information has not been presented since it would not be representative of future earnings per share information due to the combination of the Business with Holding and Amertranz on February 7, 1996 and the related changes in stockholders' equity which took place at that time.


  Reclassifications


     Certain amounts in the 1993 and 1994 financial statements have been reclassified to conform with the 1995 presentation.


  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2) ASSET EXCHANGE AGREEMENT


     In anticipation of a public offering of securities ('Offering'), in February 1996 TIA and CFS entered into an asset exchange agreement discussed in note 1 in which the air freight business of TIA and CFS was combined with Holding, which contributed the business to a wholly owned subsidiary.

                       AMERTRANZ WORLDWIDE HOLDING CORP.
           (FORMERLY THE FREIGHT FORWARDING BUSINESS OF TIA AND CFS)
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


                        DECEMBER 31, 1993, 1994 AND 1995



(2) ASSET EXCHANGE AGREEMENT--(CONTINUED)

     The air freight business is defined by the agreement to include customer lists and related business and marketing records; CFS's rights under a freight handling agreement with CASD; the use of the names 'Caribbean Air Services' and 'Tradewinds International Airlines;' the operating leases for the Puerto Rico, Greensboro, North Carolina, and Hartford, Connecticut business facilities; furniture and fixtures of $86,830 as of December 31, 1995 and $83,525 as of February 7, 1996; and all assignable customer and sales representative contracts of TIA and CFS in connection with their air freight businesses. The air freight business does not include any other assets of TIA and CFS, including cash, accounts receivable, notes receivable, securities, equipment, aircraft, parts or tools, nor any liabilities of TIA or CFS.



     In exchange for the transfer of the air freight operating assets described above, TIA and CFS received a promissory note of $10,000,000 and 2,100,000 shares of Holding (allocated to TIA and CFS as notes receivable of $8,000,000 and $2,000,000, respectively, and 1,680,000 and 420,000 shares, respectively). The promissory note bears interest at 8%, and is due from March 1, 1996 through July 1, 1996 in monthly payments of $80,000 and from August 1, 1996 in monthly payments of $166,667. In addition, Holding intends to apply $2,000,000 of the net proceeds from the proposed public offering of securities discussed in the first paragraph above against the promissory note.



     Pursuant to the asset exchange agreement, TIA and CFS agreed to advance to the aforementioned subsidiary of Holding, on a revolving loan basis, the net collections of TIA's and CFS's accounts receivable as of February 7, 1996 and additional amounts in the discretion of TIA and CFS, up to an aggregate maximum of $4,000,000 outstanding at any time. Funds advanced under the revolving loan with respect to TIA's and CFS's accounts receivable do not bear interest and discretionary advances bear interest at the greater of 1% per month or the prime rate plus 4%. The revolving loan matures on July 6, 1996.


     The promissory note and revolving loan are secured by a first priority lien on all of the issued and outstanding shares of the aforementioned subsidiary of Holding, a first priority lien on all of the assets of Holding and the subsidiary of Holding, and a second lien on the accounts receivable of another subsidiary of Holding.


     TIA and CFS have agreed that upon consummation of the public offering of securities discussed above, they will defer repayment of the promissory note, revolving loan and notes receivable discussed in note 3 if, among other things, Holding does not meet certain financial thresholds or obtain additional financing. TIA and CFS have further agreed that except upon the occurrence of certain events they will not take any action to foreclose on their security interests in the assets of Holding or its subsidiaries for one year.



(3) NOTES RECEIVABLE


     In anticipation of entering into the asset exchange agreement discussed in note 2, TIA and CFS made advances to a subsidiary of Holding totaling $500,000 in 1995 and $300,000 subsequent to December 31, 1995. The notes are secured by a subordinated lien on all of the assets of a subsidiary of Holding, bear interest at a rate of 12%, and are repayable in 12 monthly payments of principal and interest commencing 30 days after the closing of the Offering. However, TIA and CFS have agreed that, upon consummation of the Offering, repayment of the notes will be deferred as discussed in note 2.


(4) NOTES PAYABLE


     Substantially all of TIA's and CFS's activities in 1993, 1994 and 1995 are related to their air freight business and, accordingly, all of the historical interest expense related to the interest-bearing debt of TIA and CFS has been included in the accompanying financial statements.


     Interest expense relates primarily to two notes payable as follows:


     A note payable to Harborview Corporation Ltd. No. 1, a company affiliated through common ownership to TIA has a balance outstanding at December 31, 1994 and 1995 of $3,387,808 and $2,187,808, respectively, bears

                       AMERTRANZ WORLDWIDE HOLDING CORP.
           (FORMERLY THE FREIGHT FORWARDING BUSINESS OF TIA AND CFS)
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


                        DECEMBER 31, 1993, 1994 AND 1995


(4) NOTES PAYABLE--(CONTINUED)


interest at a rate of 10%, is secured by a senior lien on all of the assets of TIA and is due on demand. Interest expense on this note amounted to approximately $327,000, $343,000 and $252,000 in 1993, 1994 and 1995,
respectively.



     A note payable to Wrexham Aviation Corporation, Parent of TIA has a balance outstanding at both December 31, 1994 and 1995 of $8,940,336, bears interest at prime plus 1% (9.5% at December 31, 1995), is secured by a second lien on all assets of TIA and is due on June 16, 1997. Interest expense on this note amounted to approximately $740,000, $783,000 and $903,000 in 1993, 1994 and
1995, respectively. Interest in the amount of approximately $11,000 and $202,000 is included in accrued liabilities at December 31, 1994 and 1995, respectively.


     In addition to the above notes, a noninterest bearing note payable of $50,000 is outstanding at December 31, 1995 and is due in payments of $25,000 in 1996 and 1997.

(5) INCOME TAXES


     The operations of the Business are included in the federal and state income tax returns of TIA and CFS. Income taxes allocated to the Business are based on the actual income taxes of TIA and CFS for the periods presented.

                       AMERTRANZ WORLDWIDE HOLDING CORP.
           (FORMERLY THE FREIGHT FORWARDING BUSINESS OF TIA AND CFS)
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


                        DECEMBER 31, 1993, 1994 AND 1995


(5) INCOME TAXES--(CONTINUED)

     Income tax expense for 1993, 1994 and 1995 consists of:


                                                     1993
                                      -----------------------------------
                                       CURRENT     DEFERRED       TOTAL
                                      ---------    ---------    ---------
Federal............................   $      --    $      --    $      --
State..............................          --           --           --
                                      ---------    ---------    ---------
                                      $      --    $      --    $      --
                                      ---------    ---------    ---------
                                      ---------    ---------    ---------


                                                     1994
                                      -----------------------------------
                                       CURRENT     DEFERRED       TOTAL
                                      ---------    ---------    ---------
Federal............................   $  79,494    $      --    $  79,494
State..............................      28,707           --       28,707
                                      ---------    ---------    ---------
                                      $ 108,201    $      --    $ 108,201
                                      ---------    ---------    ---------
                                      ---------    ---------    ---------

                                                     1995
                                      -----------------------------------
                                       CURRENT     DEFERRED       TOTAL
                                      ---------    ---------    ---------
Federal............................   $      --    $      --    $      --
State..............................          --           --           --
                                      ---------    ---------    ---------
                                      $      --    $      --    $      --
                                      ---------    ---------    ---------
                                      ---------    ---------    ---------


     Income tax expense for 1993, 1994 and 1995 differed from the 'expected' amount for those years (computed by applying the federal corporate rate of 34% to income before income taxes) for the following reasons:



                                                                      1993         1994         1995
                                                                    ---------    ---------    ---------
Computed 'expected' tax expense..................................   $ 295,412    $ 904,843    $ 804,484
State income taxes, net of federal benefit.......................          --       18,947           --
Change in valuation allowance for deferred tax assets allocated
  to income tax expense..........................................    (295,412)    (861,672)    (817,928)
Other............................................................          --       46,083       13,444
                                                                    ---------    ---------    ---------
                                                                    $      --    $ 108,201    $      --
                                                                    ---------    ---------    ---------
                                                                    ---------    ---------    ---------

                       AMERTRANZ WORLDWIDE HOLDING CORP.
           (FORMERLY THE FREIGHT FORWARDING BUSINESS OF TIA AND CFS)
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


                        DECEMBER 31, 1993, 1994 AND 1995


(5) INCOME TAXES--(CONTINUED)

     The temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1994 and 1995 are presented below:

                                                                      1994           1995
                                                                   -----------    -----------
Deferred tax assets:
  Allowance for doubtful accounts receivable....................   $    88,172         50,664
  Alternative minimum tax credit carryforward...................        79,494         79,494
  Reserves and accruals, not deductible until paid for tax
     purposes...................................................        51,606         40,656
  Net operating loss carryforwards..............................     4,034,683      3,562,667
                                                                   -----------    -----------
          Total gross deferred tax assets.......................     4,253,955      3,733,481
          Less valuation allowance..............................    (2,709,088)    (1,891,160)
                                                                   -----------    -----------
          Net deferred tax assets...............................     1,544,867      1,842,321
Deferred tax liabilities:
  Fixed assets, primarily excess tax over financial statement
     depreciation...............................................    (1,544,867)    (1,842,321)
                                                                   -----------    -----------
          Total gross deferred tax liabilities..................    (1,544,867)    (1,842,321)
                                                                   -----------    -----------
                                                                   $        --             --
                                                                   -----------    -----------
                                                                   -----------    -----------


     The changes in the valuation allowance for 1993, 1994 and 1995 result from the utilization of net operating loss carryforwards allocated to the Business. Subsequently recognized tax benefits relating to the valuation allowance for deferred tax assets as of December 31, 1995 will be recorded as an income tax benefit in the statement of operations.



     At December 31, 1995, TIA had federal and state net operating loss carryforwards of approximately $9,227,000. The carryforwards expire in 2005 through 2008 for federal income tax purposes and 1996 through 1997 for state income tax purposes. Due to the statutory limitation on net operating loss carryforwards following an ownership change, the availability of approximately $2,456,000 at December 31, 1995 of these net operating loss carryforwards to reduce future taxable income is substantially limited.



     The excess of alternative minimum tax over regular tax is a credit which can be carried forward to reduce regular tax liabilities in future years. At December 31, 1995, TIA and CFS have approximately $79,000 available for carryforward.


(6) LEASES

     The Business leases certain equipment under various noncancellable operating leases expiring at various dates through 1997. Future minimum lease payments are as follows:

1996...............................   $43,332
1997...............................   $20,865


     Rent expense for cancelable and noncancellable operating leases for the years ended December 31, 1993, 1994 and 1995 was approximately $2,012,000, $675,000 and $330,000, respectively.


(7) RELATED PARTY TRANSACTIONS

     During the years ended December 31, 1993, 1994 and 1995, the Business incurred purchased transportation costs of approximately $541,000, $848,000 and $1,622,000, respectively, from companies partially owned by

                       AMERTRANZ WORLDWIDE HOLDING CORP.
           (FORMERLY THE FREIGHT FORWARDING BUSINESS OF TIA AND CFS)
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


                        DECEMBER 31, 1993, 1994 AND 1995


(7) RELATED PARTY TRANSACTIONS--(CONTINUED)


minority stockholders of CASD. Included in accounts payable at December 31, 1994 and 1995 was approximately $31,000 and $8,000, respectively, due to these companies.



     During the year ended December 31, 1995, the Business had sales to a subsidiary of Holding that amounted to approximately $350,500 and at December 31, 1995 related accounts receivable of $150,500, recorded in the accompanying balance sheet.



     Under the terms of a cargo aircraft charter agreement with Tradewinds Airlines, Inc. ('Tradewinds Air'), a subsidiary of Tradewinds Acquisition Corporation, of which TIA owns approximately 30% of the outstanding common stock, TIA has exclusive rights until June 30, 1998 to the use of a leased L-1011 freighter aircraft. While TIA is guaranteed the use of the L-1011 aircraft as needed, it pays only for actual use of the aircraft at market rates.


     The investment in, and related activities of, Tradewinds Air are not reflected in the accompanying financial statements as they were not included in the Business combined with Holding, see Basis of Financial Statement Presentation in note 1 and Asset Exchange Agreement in note 2.


     TIA currently holds the United States Department of Transportation licenses and certificates required for the operation of the L-1011 and is operating the L-1011 aircraft on behalf of Tradewinds Air under an interim operating agreement. Upon approval by the United States Department of Transportation of the transfer of the licenses and certificates, TIA intends to assign the aircraft lease to Tradewinds Air.



     The leased L-1011, along with assignment of the aforementioned cargo aircraft charter agreement and interim operating agreement, was acquired in late November 1995 by Tradewinds Air from Florida West Airlines, Inc. (FWA) upon confirmation by the Bankruptcy Court of FWA's plan of reorganization. FWA had acquired the leased L-1011 from and entered into the aforementioned cargo aircraft charter agreement and interim operating agreement with TIA in March 1994. Prior to March 1994, TIA had operated the L-1011. Accordingly, the accompanying financial statements for the year ended December 31, 1993 and for the first two months of 1994 include the operations of the aircraft.



     Total transportation costs purchased from Tradewinds Air and FWA related to these agreements amounted to approximately $14,959,000 and $16,691,000 in 1994 and 1995, respectively. At December 31, 1994 and 1995, the Business owed $913,000 and $760,000, respectively, for such services which are included in accounts payable.




     TIA provides accounting services to Tradewinds Air for $5,720 per month.


(8) SUPPLIER AND CREDIT CONCENTRATION

     The Business charters the flight operations of an L-1011 from one supplier. Although there are a limited number of companies that charter or lease L-1011 aircraft, management believes that other suppliers could provide similar services on comparable terms. A change in suppliers, however, could cause a delay in the air cargo operations and a possible loss of sales, which would affect operating results adversely.

     The air cargo industry is impacted by the general economy. Changes in the marketplace of this industry may significantly affect management's estimates and the Business's performance.


     Most of the Business's customers are located primarily in the eastern half of the United States, Puerto Rico, and the Dominican Republic. No single customer accounted for more than 10% of the sales of the Business in 1993, 1994 and 1995. The Business estimates an allowance for doubtful accounts based on the credit worthiness of its customers as well as general economic conditions. Consequently, an adverse change in those factors could affect the Business's estimate of its bad debts.

                       AMERTRANZ WORLDWIDE HOLDING CORP.
           (FORMERLY THE FREIGHT FORWARDING BUSINESS OF TIA AND CFS)
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


                        DECEMBER 31, 1993, 1994 AND 1995


(9) CONTINGENCIES


     TIA is responsible for the clean-up of contaminated soil associated with the removal of an underground storage tank in Greensboro, North Carolina. TIA removed the waste oil tank during 1994 and has performed a substantial portion of the remediation procedures on the site. TIA, along with Tradewinds Air, is responsible for any remaining soil clean-up required and the State of North Carolina has a trust fund available to reimburse companies for voluntary remediation expenses in excess of certain deductibles. Accordingly, management believes that any remaining remediation costs will not have a material effect on the financial statements.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Amertranz Worldwide, Inc.:

     We have audited the accompanying consolidated balance sheets of Amertranz Worldwide, Inc. (a Delaware corporation) and subsidiaries as of June 30, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended June 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Amertranz Worldwide, Inc. and subsidiaries as of June 30, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1995 in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has suffered a loss from operations, has negative working capital, negative cash flows from operations and negative stockholders' equity, that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          ARTHUR ANDERSEN LLP

New York, New York
December 12, 1995, except with respect
to the matters discussed in Note 12 for
which the date is April 12, 1996

                   AMERTRANZ WORLDWIDE, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS


                                                                     JUNE 30,                  DECEMBER 31,
                                                             ------------------------    ------------------------
                                                                1994          1995          1994          1995
                                                             ----------    ----------    ----------    ----------
                                                                                               (UNAUDITED)
                          ASSETS
CURRENT ASSETS:
  Cash.....................................................  $   42,442    $   91,778    $    7,394    $       --
  Accounts receivable, less allowance for doubtful accounts
     of $53,617 and $139,196 for June 30, 1994 and 1995,
     respectively..........................................   3,411,556     2,525,106     3,461,650     3,482,451
  Claim receivable, less allowance of $108,524 for 1994
     (Note 8)..............................................     170,392            --            --            --
  Prepaid expenses and other current assets................     102,885       283,557       549,865       490,818
  Due from affiliates......................................      24,632         8,430        46,710         8,430
  Taxes receivable.........................................          --        52,448            --        53,579
                                                             ----------    ----------    ----------    ----------
Total current assets.......................................   3,751,907     2,961,319     4,065,619     4,035,278

PROPERTY AND EQUIPMENT, net (Note 4).......................     243,307       490,196       352,014       645,764
OTHER ASSETS...............................................      49,572       192,424        47,160       155,885
                                                             ----------    ----------    ----------    ----------
Total assets...............................................  $4,044,786    $3,643,939    $4,464,793    $4,836,927
                                                             ----------    ----------    ----------    ----------
                                                             ----------    ----------    ----------    ----------

      LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable.........................................  $2,928,613    $4,575,736    $4,389,337    $6,156,446
  Loan payable (Note 5)....................................     690,857     1,291,849       682,956     2,692,254
  Notes payable to stockholders (Note 5)...................          --       140,000            --     1,279,110
  Bridge notes (Note 12)...................................          --            --            --       300,000
  Income tax payable.......................................     101,254            --            --            --
  Lease obligation--current portion (Note 6)...............       7,423        22,337        13,699        17,990
  Accrued expenses.........................................     127,108       174,592       173,246     1,180,155
  Due to affiliate.........................................          --            --        43,799            --
                                                             ----------    ----------    ----------    ----------
Total current liabilities..................................   3,855,255     6,204,514     5,303,037    11,625,955
                                                             ----------    ----------    ----------    ----------

LEASE OBLIGATION--LONG-TERM (Note 6).......................      33,368        35,967        52,758         1,084
                                                             ----------    ----------    ----------    ----------
     Total liabilities.....................................   3,888,623     6,240,481     5,355,795    11,657,039
                                                             ----------    ----------    ----------    ----------

COMMITMENTS AND CONTINGENCIES (Note 6)

STOCKHOLDERS' EQUITY (DEFICIT):
  Preferred stock, $.01 par value; 2,500,000 shares
     authorized, no shares issued and outstanding..........          --            --            --            --
  Common stock, $.01 par value; 17,500,000 shares
     authorized, 2,200 and 774,114 issued and outstanding
     for June 30, 1994 and June 30, 1995, respectively

     (Note 1)..............................................       1,010         7,741         7,741         7,664
  Additional paid in capital...............................          --            --            --       397,577
  Retained earnings (deficit)..............................     155,153    (2,604,283)     (898,743)   (7,225,353)
                                                             ----------    ----------    ----------    ----------
Total stockholders' equity (deficit).......................     156,163    (2,596,542)     (891,002)   (6,820,112)
                                                             ----------    ----------    ----------    ----------
Total liabilities and stockholders' equity (deficit).......  $4,044,786    $3,643,939    $4,464,793    $4,836,927
                                                             ----------    ----------    ----------    ----------
                                                             ----------    ----------    ----------    ----------

      The accompanying notes are an integral part of these consolidated balance sheets.

                   AMERTRANZ WORLDWIDE, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                      6 MONTHS ENDED DECEMBER
                                                   YEARS ENDED JUNE 30,                         31,
                                         ----------------------------------------    --------------------------
                                            1993          1994           1995           1994           1995
                                         ----------    -----------    -----------    -----------    -----------
                                                                                            (UNAUDITED)
OPERATING REVENUE.....................   $3,354,090    $11,122,297    $24,963,342    $14,049,283    $13,040,332

COST OF TRANSPORTATION................      619,734      6,445,292     17,513,757      9,735,026      9,518,033
                                         ----------    -----------    -----------    -----------    -----------
     Gross profit.....................    2,734,356      4,677,005      7,449,585      4,314,257      3,522,299

SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES............................    2,723,090      4,856,553     10,297,850      5,132,305      7,552,686
                                         ----------    -----------    -----------    -----------    -----------
     Operating income (loss)..........       11,266       (179,548)    (2,848,265)      (818,048)    (4,030,387)
                                         ----------    -----------    -----------    -----------    -----------

OTHER INCOME (EXPENSE):
  Start-up expense (Note 2)...........           --       (321,268)            --             --             --
  Interest expense, net...............           --             --       (172,682)       (74,783)      (157,363)
  Other (expense) income, net (Note
     9)...............................       (5,031)       746,621        263,242        (91,540)         1,732
  Restructuring charge (Note 12)......           --             --             --             --       (435,052)
                                         ----------    -----------    -----------    -----------    -----------
     Income (loss) before (provision
       for) benefit from income
       taxes..........................        6,235        245,805     (2,757,705)      (984,371)    (4,621,070)

(PROVISION FOR) BENEFIT FROM INCOME

  TAXES (Note 7)......................           --       (113,860)        65,000         (2,727)            --
                                         ----------    -----------    -----------    -----------    -----------
     Net income (loss)................   $    6,235    $   131,945    $(2,692,705)   $  (987,098)   $(4,621,070)
                                         ----------    -----------    -----------    -----------    -----------
                                         ----------    -----------    -----------    -----------    -----------

 The accompanying notes are an integral part of these consolidated statements.

                   AMERTRANZ WORLDWIDE, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE YEARS ENDED JUNE 30, 1994 AND 1995 AND FOR THE SIX MONTHS ENDED DECEMBER
                                    31, 1995

                                                  COMMON STOCK         ADDITIONAL      RETAINED           TOTAL
                                             ----------------------      PAID-IN       EARNINGS       STOCKHOLDERS'
                                               SHARES       AMOUNT       CAPITAL       (DEFICIT)     EQUITY (DEFICIT)
                                             ----------    --------    -----------    -----------    ----------------
BALANCE, June 30, 1992....................        1,200    $  1,000    $        --    $   181,973      $    182,973
  Distributions to stockholders...........           --          --             --        (85,000)          (85,000)
  Net income..............................           --          --             --          6,235             6,235
                                             ----------    --------    -----------    -----------    ----------------
BALANCE, June 30, 1993....................        1,200       1,000             --        103,208           104,208
  Issuance of Amerford Domestic, Inc.
     shares...............................        1,000          10             --             --                10
  Distributions to stockholders...........           --          --             --        (80,000)          (80,000)
  Net income..............................           --          --             --        131,945           131,945
                                             ----------    --------    -----------    -----------    ----------------
BALANCE, June 30, 1994....................        2,200       1,010             --        155,153           156,163
  Conversion of Amerford Domestic, Inc.
     shares...............................       (1,000)        (10)            --             --               (10)
  Issuance of Amertranz shares related to
     the Merger
     (Notes 1 and 11).....................    5,400,000      54,000             --        (53,990)               10
  Conversion of Integrity Logistics and
     Amerford De Caribe shares............       (1,200)     (1,000)            --             --            (1,000)
  Issuance of shares to Amerford De Caribe
     stockholders
     (Notes 1 and 11).....................      300,000       3,000             --         (2,000)            1,000
  Issuance of shares to Integrity
     Logistics stockholders
     (Notes 1 and 11).....................      300,000       3,000             --         (3,000)               --
  Reverse stock split--1 for 2 (Note
     11)..................................   (3,000,000)    (30,000)            --         30,000                --
  Reverse stock split--1 for 3.8754 (Note
     12)..................................   (2,225,886)    (22,259)            --         22,259                --
  Distributions to stockholders...........           --          --             --        (60,000)          (60,000)

  Net loss................................           --          --             --     (2,692,705)       (2,692,705)
                                             ----------    --------    -----------    -----------    ----------------
BALANCE, June 30, 1995....................      774,114       7,741             --     (2,604,283)       (2,596,542)
  Sale of common stock....................       12,902         129         49,871             --            50,000
  Common stock issued upon exercise of
     stock options........................       86,443         864        166,636             --           167,500
  Reverse stock split--1 for 1.27906 (Note
     12)..................................     (190,568)     (1,906)         1,906             --                --
  Common stock issued in connection with
     Interim Bridge Financing.............       83,571         836        179,164             --           180,000
  Net loss................................           --          --             --     (4,621,070)       (4,621,070)
                                             ----------    --------    -----------    -----------    ----------------
BALANCE, December 31, 1995 (unaudited)....      766,462    $  7,664    $   397,577    $(7,225,353)     $ (6,820,112)
                                             ----------    --------    -----------    -----------    ----------------
                                             ----------    --------    -----------    -----------    ----------------

 The accompanying notes are an integral part of these consolidated statements.

                   AMERTRANZ WORLDWIDE, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                   6 MONTHS ENDED
                                                             YEARS ENDED JUNE 30,                   DECEMBER 31,
                                                    --------------------------------------    ------------------------
                                                      1993         1994           1995          1994          1995
                                                    --------    -----------    -----------    ---------    -----------
                                                                                                    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..............................   $  6,235    $   131,945    $(2,692,705)   $(987,098)   $(4,621,070)
  Adjustments to reconcile net income (loss) to
    net cash provided by (used in) operating
    activities-
    Bad debt expense.............................         --         53,336        136,001      155,676        301,791
    Depreciation and amortization................     14,403         19,446         82,948       33,388         83,637
    Restructuring expense........................         --             --             --           --        435,052
    Non cash charge for stock options............         --             --             --           --         30,000
  Changes in operating assets and liabilities-
    (Increase) decrease in accounts receivable...   (148,583)    (3,209,318)       750,449     (205,770)    (1,259,136)
    Decrease (increase) in prepaid expenses and
      other current assets.......................     15,351        (70,772)      (233,120)    (446,980)       (58,392)
    (Increase) decrease in other assets..........     (4,362)       (42,710)      (142,852)       2,412         36,539
    (Increase) decrease in claim receivable......         --       (170,392)       170,392      170,392             --
    (Increase) decrease in due from affiliates...         --        (24,632)        16,202      (22,078)            --
    Increase in accounts payable, accrued
      expenses and income tax payable............    148,538      2,998,697      1,593,353    1,405,608      2,151,221
    Increase (decrease) in deferred income.......    116,851       (306,967)            --           --             --

    Increase in due to affiliates................         --             --             --       43,799             --
                                                    --------    -----------    -----------    ---------    -----------
Net cash provided by (used in) operating
  activities.....................................    148,433       (621,367)      (319,332)     149,349     (2,900,358)
                                                    --------    -----------    -----------    ---------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment............    (13,459)      (201,204)      (296,778)    (109,103)      (239,205)
                                                    --------    -----------    -----------    ---------    -----------
Net cash used in investing activities............    (13,459)      (201,204)      (296,778)    (109,103)      (239,205)
                                                    --------    -----------    -----------    ---------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Distributions to shareholders..................    (85,000)       (80,000)       (60,000)     (60,000)            --
  Net borrowings from loan payable...............         --        690,857        600,992       (7,901)     1,400,405
  Payment of loan payable........................     (5,309)        (2,906)            --           --             --
  Proceeds from shareholder loan.................         --             --        140,000           --      1,139,110
  Proceeds from interim bridge loan..............         --             --             --           --        300,000
  Payment of lease obligations...................         --             --        (15,546)      (7,393)        (9,230)
  Proceeds from sale of common stock.............         --             --             --           --         50,000
  Proceeds from exercise of stock options........         --             --             --           --        167,500
                                                    --------    -----------    -----------    ---------    -----------
Net cash provided by (used in) financing
  activities.....................................    (90,309)       607,951        665,446      (75,294)     3,047,785
                                                    --------    -----------    -----------    ---------    -----------
Net increase (decrease) in cash and cash
  equivalents....................................     44,665       (214,620)        49,336      (35,048)       (91,778)
CASH, beginning of the year......................    212,397        257,062         42,442       42,442         91,778
                                                    --------    -----------    -----------    ---------    -----------
CASH, end of the year............................    257,062         42,442         91,778        7,394             --
                                                    --------    -----------    -----------    ---------    -----------
                                                    --------    -----------    -----------    ---------    -----------
SUPPLEMENTAL DATA
CASH PAYMENTS FOR:
  Interest.......................................        483          1,726        172,682       74,783        164,890
  Income taxes...................................     21,037          6,178         91,332        2,727             --

NON-CASH INVESTING AND FINANCING ACTIVITIES:
  Equipment acquired under capital lease
    obligation...................................         --             --         33,059       33,059             --
  Deferred financing costs associated with the
    Interim Bridge Financing.....................   $     --    $        --    $        --    $      --    $   150,000

 The accompanying notes are an integral part of these consolidated statements.

                   AMERTRANZ WORLDWIDE, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          JUNE 30, 1993, 1994 AND 1995

1. BUSINESS AND ORGANIZATION


  Company Background

     On January 13, 1995, Amertranz Worldwide, Inc. ('Amertranz') was incorporated in the state of Delaware. Effective January 25, 1995, Amerford Domestic Inc. was merged into Amertranz. On March 3, 1995, Amertranz issued stock for all of the outstanding shares of Amerford De Caribe Inc. and Integrity Logistics, Inc. Accordingly, the two entities are presented as wholly-owned consolidated subsidiaries, and due to common ownership by the same three shareholders, are accounted for similar to a pooling of interests.

     Integrity Logistics, Inc. ('Integrity') was incorporated on February 22, 1985, under the laws of the State of New York, to engage principally in the business of air freight forwarding as an authorized agent for Amerford International Corp. ('AIC'), an unrelated, wholly-owned subsidiary of Thyssen Haniel Logistic GmbH.

     Amerford De Caribe Inc. ('De Caribe') was incorporated on July 15, 1988, pursuant to the laws of the Commonwealth of Puerto Rico, to engage principally in the business of air freight forwarding.

     In October 1993 Integrity brought a legal action against AIC wherein it sought damages of $14 million for breach of contract. In January 1994, this legal action was settled. As part of the settlement agreement, AIC paid Integrity $700,000 and granted it a license to use the name 'Amerford' solely in connection with the domestic air freight business and acquired all of AIC's domestic air freight forwarding business, including a 20 station network. AIC further agreed that it would cease its domestic business as of January 31, 1994, in all cities with the exception of New York, Newark and Chicago. As a result, a domestic entity called Amerford Domestic Inc. ('Amerford') was created and wholly owned by the same three shareholders. This new company was incorporated in the state of New York on February 1, 1994. This entity was formed to engage principally in the air freight forwarding business domestically and commenced operations on that date. There was no purchase price as Integrity received $700,000 from AIC as a component of the settlement, as described above. Integrity hired some of the employees but did not acquire any assets or assume any liabilities and accordingly, no values were assigned.

     Prior to the formation of Amerford, Integrity had been providing freight service to both domestic and international customers. Subsequent to the formation of Amerford, Integrity provided international freight service solely to AIC. On June 1, 1995, Integrity and AIC terminated the agreement to provide international freight service for AIC.

  Equity Structure

     As of June 30, 1994, the equity of Amertranz consisted of 1,000 shares authorized, issued and outstanding of Amerford common stock with a $.01 par value, 200 shares authorized, issued and outstanding of Integrity common stock with no par value and 250,000 shares authorized and 1,000 shares issued and outstanding of De Caribe common stock with a $1.00 par value. Effective January 15, 1995, Amerford merged into Amertranz and the equity structure was changed as discussed in Note 11.

     In addition, the transport of freight, both domestically and internationally, is highly competitive and price sensitive. Changes in the volume of freight transported, shippers preferences as to the timing of deliveries as a means to control shipping costs, economic and political conditions, both in the United States and abroad, work stoppages, United States and foreign laws relating to tariffs, trade restrictions, foreign investments and taxation may all have a significant impact on the overall business of Amertranz, its growth and profitability.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Significant accounting policies of Amertranz, as summarized below, are in conformity with generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                   AMERTRANZ WORLDWIDE, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          JUNE 30, 1993, 1994 AND 1995

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Basis of Presentation

     The consolidated financial statements include the accounts of Amertranz Worldwide, Inc., Integrity Logistics, Inc. and Amerford De Caribe Inc. from inception and the accounts of AIC from Februry 1, 1994. All significant intercompany accounts and transactions have been eliminated.

     For the year ended June 30, 1993, the financial statements combine the accounts of Integrity and De Caribe. All significant intercompany accounts and transactions have been eliminated.

  Revenue Recognition

     Revenue from freight forwarding is recognized upon delivery of goods and direct expenses associated with the cost of transportation are accrued concurrently. Deferred revenue is comprised of advances received prior to the rendering of the service.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is computed under the straight-line method over estimated useful lives ranging from 3 to 8 years. Assets under capital leases are depreciated over the shorter of the estimated useful life of the asset or the lease term. Amertranz utilizes a half-year convention for assets in the year of acquisition and disposal.

     Certain computer software costs related to a substantial revision of Amertranz's pre-existing computer system, totaling approximately $111,250 and $83,450 as of June 30, 1995 and 1994, respectively, have been capitalized and are being amortized over five years.

  Start-up Expenses

     Start-up expenses include the costs related to the establishment of the various offices and locations for Amerford and are expensed as incurred.

  Recently Issued Accounting Standards

     During March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ('SFAS') No. 121, 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of'. This statement establishes financial accounting and reporting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. This statement is effective for financial statements for fiscal years beginning after December 15, 1995, although earlier application is encouraged. Amertranz does not expect that the adoption of SFAS No. 121 will have a material adverse effect on its consolidated financial statements.

  Income Taxes

     As of June 30, 1993 and 1994, Integrity had elected to have its income taxed under the provisions of Subchapter S of the Internal Revenue Code (the 'Code'). Under the provisions of the Code, Amertranz is not subject to Federal corporate income taxes on its taxable income. The stockholders include their pro rata share of Amertranz's income in their personal income tax returns. Amertranz is, however, subject to certain corporate level state income taxes. No pro-forma presentation has been presented as the effect would not be material.

     For income tax purposes, Amertranz follows the provisions of Statement of Financial Accounting Standards No. 109, 'Accounting for Income Taxes'. SFAS 109 requires an asset and liability approach for financial accounting and reporting for income taxes. Under SFAS 109, deferred taxes are provided for temporary differences between the carrying value of assets and liabilities for financial reporting and tax purposes at the enacted rate at which these differences are expected to reverse.

                   AMERTRANZ WORLDWIDE, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          JUNE 30, 1993, 1994 AND 1995

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)


  Stock Options

     Amertranz grants stock options to certain officers and related parties. Compensation expense is recognized based on the aggregate difference between the fair market value of Amertranz's stock at the date of issuance and the option price. Compensation expense is recognized equally over the vesting period.

  Reclassification

     Certain prior year amounts have been reclassified to conform to the current year presentation.

  Unaudited Interim Financial Information

     The financial statements as of and for the six months ended December 31, 1995 and 1994 are unaudited. In the opinion of management, all adjustments necessary for a fair presentation of the financial statements, which are of a normal recurring nature, for these interim periods have been included. The results for the interim periods are not necessarily indicative of the results to be obtained for the full fiscal year.

3. GOING CONCERN

     As reflected in the consolidated financial statements, Amertranz has experienced a loss, negative cash flows from operations, and negative stockholders' equity. Amertranz's continued existence is dependent upon its ability to achieve and maintain profitable operations. Furthermore, Amertranz entered into an Assets Exchange Agreement on February 7, 1996, and its parent entered into a letter of intent with an underwriter to pursue an initial public offering ('IPO') of its common stock. Amertranz believes that its cash resources, augmented by these financings, at year-end will be sufficient to fund Amertranz's operations through June 30, 1997 (Note 12).

4. PROPERTY AND EQUIPMENT

     Property and equipment, net consist of the following:

                                                                                      AS OF JUNE 30,
                                                                                   --------------------
                                                                                     1994        1995
                                                                                   --------    --------
Furniture, fixtures and equipment...............................................   $277,990    $603,331
Less--Accumulated depreciation and amortization.................................     34,683     113,135
                                                                                   --------    --------
                                                                                   $243,307    $490,196
                                                                                   --------    --------
                                                                                   --------    --------

5. DEBT


  Asset-Based Financing

     On March 16, 1995, Amertranz entered into a Purchase and Sale Agreement as amended July 5, 1995 and October 25, 1995, with a lender whereby it receives advances of up to 75% of the net amounts of eligible accounts receivable outstanding to a maximum line of credit of $3,125,000. This loan is subject to interest at a rate of 4% per annum over the prevailing prime rate (13% at June 30, 1995). At June 30, 1995, the outstanding balance on the line of credit was $1,291,849, and the interest expense in 1995 was $173,060. In consideration of the loan, the lender has a security interest in all present and future accounts receivable, machinery and equipment and other assets.

     On April 1, 1994, Amerford entered into a security agreement with a lender whereby it receives advances of up to 65% of the net amounts of eligible accounts receivable outstanding to a maximum line of credit of $1,250,000. As of June 30, 1994, Amertranz had $690,857 outstanding under this facility. This loan was subject to interest at a rate of 4% per annum over the prevailing prime rate. In consideration of the loan, the lender had a security interest in all present and future accounts receivable, machinery and equipment and other assets. In March 1995, the outstanding balance on this line was repaid and Amertranz entered into the Purchase and Sale Agreement described above.

                   AMERTRANZ WORLDWIDE, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          JUNE 30, 1993, 1994 AND 1995

5. DEBT--(CONTINUED)

  Notes Payable to Stockholders

     In June 1995, Amertranz received cash and issued notes payable to an officer of Amertranz and that officer's brother totaling $140,000. These notes are due on June 30, 1996 and accrue interest at 7% annually. These notes are convertible into common stock of Amertranz at a conversion rate of one share for each $4.96 (after giving retroactive effect to all reverse stock splits) in principal and interest.

6. COMMITMENTS AND CONTINGENCIES

  Leases

     Future minimum lease payments for capital leases and operating leases relating to equipment and rental premises are as follows:

                                                                          CAPITAL LEASES    OPERATING LEASES
                                                                          --------------    ----------------

Year ending
  1996.................................................................      $ 24,053          $  641,418
  1997.................................................................        24,053             608,473
  1998.................................................................        13,232             401,677
  1999.................................................................         6,456             246,117
  2000.................................................................            --             106,096
                                                                          --------------    ----------------
     Total minimum lease payments......................................        67,794          $2,003,781
                                                                                            ----------------
                                                                                            ----------------
     Less--Amount representing interest................................         9,490
                                                                          --------------
                                                                             $ 58,304
                                                                          --------------
                                                                          --------------

     Rent expense for the years ended June 30, 1993, 1994 and 1995 was $162,055, $311,222 and $609,850, respectively.

  Employment Agreements

     Amertranz has employment agreements with certain employees expiring at various times through July 2000. Such agreements provide for minimum salary levels and for incentive bonuses which are payable if specified management goals are attained. The aggregate commitment for future salaries at June 30, 1995, excluding bonuses, was approximately $1,503,000.

  Litigation

     Amertranz has been named as a defendant in a lawsuit initiated by a trustee in bankruptcy of a company with whom Amertranz engaged in discussions concerning a prospective business combination during 1994. The complaint seeks damages in excess of $11 million for various alleged causes of action. Amertranz has retained bankruptcy litigation counsel to review the substance of the complaint. In the opinion of management, the lawsuit is substantially without merit and the probability of any material loss is remote.

7. INCOME TAXES

     State and city minimum and capital taxes were immaterial for the year ended June 30, 1995.

     Amertranz has a net operating loss ('NOL') carryforward for income tax purposes which is available to offset future taxable income through 2010. At June 30, 1995, this NOL carryforward was $2,218,711. A valuation allowance of $754,362 has been recorded by Amertranz for the deferred tax asset generated by the NOL.

     The provision for Amerford income taxes consisted of $76,435 for federal taxes and $25,347 for state and city income taxes for the year ended June 30, 1994. In addition, Integrity had elected S Corporation status and remained liable for New York State Subchapter S taxes which were approximately $12,078 for the year ended June 30, 1994.

                   AMERTRANZ WORLDWIDE, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          JUNE 30, 1993, 1994 AND 1995

7. INCOME TAXES--(CONTINUED)

     No pro-forma presentation has been presented for the year ended June 30, 1993 as the effect would not be material.

     The components of the provision for (benefit from) income taxes are as follows:

                                                                                     AS OF JUNE 30,
                                                                                  ---------------------
                                                                                    1994        1995
                                                                                  --------    ---------
Federal:
  Current......................................................................   $ 76,435    $ (65,000)
  Deferred.....................................................................         --           --
State:
  Current......................................................................     37,425           --
  Deferred.....................................................................         --           --
                                                                                  --------    ---------
  Provision for (benefit from) income taxes....................................   $113,860    $ (65,000)
                                                                                  --------    ---------
                                                                                  --------    ---------

     The differences in income taxes provided and the amounts determined by applying the federal statutory tax rate to income before income taxes result from the following:

                                                                                   YEAR ENDED JUNE 30,
                                                                                  ---------------------
                                                                                    1994        1995
                                                                                  --------    ---------
Tax at statutory rate..........................................................   $ 20,138    $(841,194)
Add (deduct) the effect of:
  State income taxes net of federal benefit....................................     29,314           --
  Non-deductible expenses and other, net.......................................      3,344       57,310
  Valuation allowance..........................................................     61,064      718,884

                                                                                  --------    ---------
                                                                                  $113,860    $ (65,000)
                                                                                  --------    ---------
                                                                                  --------    ---------

     Deferred income taxes arise from temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred income tax liability components are as follows:

                                                                                        JUNE 30,
                                                                                  ---------------------
                                                                                    1994        1995
                                                                                  --------    ---------
Deferred tax assets:
  Tax benefit of net operating loss carryforwards..............................   $     --    $ 754,362
  Allowances and certain accrued expenses accrued expenses.....................     61,064       47,327
  Other........................................................................         --       34,186
                                                                                  --------    ---------
Total deferred tax assets......................................................     61,064      835,875
Valuation allowance............................................................    (61,064)    (835,875)
                                                                                  --------    ---------
Net deferred taxes.............................................................   $     --    $      --
                                                                                  --------    ---------
                                                                                  --------    ---------

8. CLAIM RECEIVABLE

     In 1994, Amerford had recorded a receivable for funds which were paid to Amertranz's lender but were erroneously applied to another company's account and an allowance against the receivable in the amount of $108,524 related to potential legal expenses. During fiscal year 1995, Amertranz collected this amount and has included it in other income.

9. INCOME FROM SETTLEMENT

     In October 1993, Integrity (as discussed in Note 1) brought a legal action against AIC, wherein it sought damages of $14 million for breach of contract. In January 1994, this legal action was settled. As part of the

                   AMERTRANZ WORLDWIDE, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          JUNE 30, 1993, 1994 AND 1995

9. INCOME FROM SETTLEMENT--(CONTINUED)


settlement agreement, AIC paid IL $700,000. This amount is included, net of legal expenses, in other income (expense), net.

10. OTHER RELATED PARTY TRANSACTIONS

     Amertranz enters into transactions in the normal course of business with another corporation whose officer is also an officer of Amertranz. As of June 30, 1995 and 1994, amounts due from this other related party totaled $28,735 and $16,203, respectively.

11. STOCKHOLDERS' EQUITY

  Merger and Share Exchange

     Effective January 25, 1995, Amerford merged into Amertranz. Each one of the 1,000 outstanding shares of Amerford (which represented all shares authorized) was converted into 5,400 common shares of Amertranz, for a total of 5,400,000 common shares.

     On March 3, 1995, Amertranz issued 600,000 shares of common stock (300,000 for each entity) to the three shareholders of Integrity and De Caribe, in exchange for all the outstanding stock of these companies.

     As a result of the merger and share exchange described above, there is a charge to the accumulated deficit of $58,990 at June 30, 1995. These transactions were accounted for similar to a pooling of interests because of the common ownership by the same three shareholders, and accordingly, are presented as if they were a consolidated group for all periods presented.

  Reverse Stock Split

     On June 29, 1995, the Board of Directors of Amertranz declared a 2 for 1 reverse stock split for all issued and outstanding shares. The split became effective upon Amertranz's receipt of proceeds of borrowings aggregating $1,500,000 from officers and directors of Amertranz and other lenders (Note 12). The consolidated financial statements have been prepared giving retroactive effect to the stock split.

  Stock Options

     In June 1995, Amertranz granted options to purchase common stock to certain key officers of Amertranz pursuant to board resolutions at exercise prices ranging from $1.94 to $3.87. The vesting period of the options varies from 2 to 4 years. The exercise price with respect to all of the options granted was at least equal to the fair market value of the underlying common stock on the grant date. As of June 30, 1995, Amertranz had outstanding options to purchase a total of 3,050,000 shares of common stock of which 2,712,500 were exercisable.

12. SUBSEQUENT EVENTS

  Debt

     Amertranz signed a letter of intent on May 10, 1995 to combine its business with the air freight forwarding business and specific assets of Caribbean Freight Systems, Inc. and TIA, Inc. ('CFS') and closed on a combination of the businesses on February 7, 1996 ('Combination'). Subsequent to year-end, TIA, Inc. has lent Amertranz an aggregate of $800,000 bearing an interest rate of 12% per annum and repayable in 12 equal, consecutive monthly payments of principal and interest commencing 30 days subsequent to the IPO. The $800,000 aggregate TIA, Inc. loan is secured by a lien on all of the Amertranz assets subordinated only to the lien granted in connection with the asset-based financing.

     On November 20, 1995, Amertranz entered into a letter of intent with an underwriter to provide bridge financing in the amount of $2,775,000 to be followed by the IPO expected to take place in the second quarter of 1996. Furthermore, subsequent to June 30, 1995, Amertranz received approximately $1,900,000 from officers and directors of Amertranz and other unaffiliated lenders, to be repaid within one year at interest rates varying from 7% to 12%.

                   AMERTRANZ WORLDWIDE, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          JUNE 30, 1993, 1994 AND 1995

12. SUBSEQUENT EVENTS--(CONTINUED)

     Between November 1995 and January 1996 Amertranz obtained interim financing and issued $350,000 in aggregate principal amount of promissory notes ('Interim Notes') as well as 71,310 shares of common stock (effected for all reverse splits). Repayment of the principal amount due under the Interim Notes, together with interest at the rate of 12% per annum, is due upon the earlier to occur of
(i) the closing of an initial public offering, (ii) February 7, 1998, or (iii) a sale or merger of Amertranz. As of December 31, 1995, Amertranz had received $300,000 in proceeds from the Interim Notes and had issued 57,948 in common stock. Amertranz has recorded a debt issuance cost of $150,000 in connection with the issuance of the stock, and will amortize the amount over the life of the related debt. Upon repayment of the debt, the related unamortized debt issuance cost would be expensed. The effective annual rate of interest on the Interim Notes after giving effect to debt issuance cost of $150,000 is 98%. The fair value of the shares of common stock at the time of issuance was $2.22 per share.

  Stockholders' Equity


     An officer and member of the Board of Directors purchased, as a nominee for Amertranz, substantially all of the outstanding shares of Concord Express, BVBA, a Belgium company, for $213,000. At the time of the Combination Amertranz transferred all of its interest in this Belgium affiliate to a former employee, officer and convertible promissory noteholder of Amertranz in exchange for the surrender by such individual of previously-granted options to purchase 104,905 shares of common stock at $2.38 per share, options to purchase 52,453 shares of common stock at $1.17 per share and options to purchase 42,642 shares at $.048 per share. The operations of Concord Express are not consolidated because this is considered by Amertranz to be a temporary investment as this interest has been transferred. As of the combination, these options were not considered to be outstanding in connection with the valuation of the acquisition of Amertranz.


     On December 5, 1995, the Board of Directors resolved to further reduce the number of shares of its common stock presently issued and outstanding and the number of shares issuable upon exercise of options, by means of a reverse stock split, whereby each 3.8754 share of common stock is exchanged for one share of common stock. In addition, on February 6, 1996, Amertranz declared a 1.27906 reverse stock split for all issued and outstanding shares.

     In December 1995, Amertranz granted 800,000 options to purchase common stock to parties that served as finders on behalf of Amertranz in the transaction with CFS at an exercise price of $.01 par value. The options after giving effect to all reverse splits total 80,696 options. Amertranz has recorded a non cash charge of $30,000 in connection with the granting of the options.

  Restructuring Charge

     Due to the reduction of international operations, Amertranz has written off advances which were made as start-up funds for a Brazilian affiliate as part of the international operations. Amertranz does not expect to realize such advances and has accordingly recorded a charge of $435,052 for the six months ended December 31, 1995.

                        PRO FORMA FINANCIAL INFORMATION

     The following Pro Forma Consolidated Statements of Operations for the year ended December 31, 1995 and the three months ended March 31, 1996 have been prepared to reflect the combined results of The Freight Forwarding Business of TIA and CFS and Amertranz Worldwide, Inc. ('Amertranz') business as if the Combination had been effective as of January 1, 1995 and 1996, respectively, without giving effect to the Offering. The pro forma data for 1995 and the five weeks ended February 7, 1996 represents a period when The Freight Forwarding Business of TIA and CFS and Amertranz were not under common control or management. The pro forma financial information is unaudited and not necessarily indicative of the consolidated results which actually would have occurred if the Combination had been consummated at the beginning of the period presented, nor does it purport to represent the future financial position and results of operations for future periods.

                       AMERTRANZ WORLDWIDE HOLDING CORP.
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)

                                                                           AMERTRANZ                        PRO FORMA
                                                     THE FREIGHT        WORLDWIDE, INC.                     AMERTRANZ
                                                 FORWARDING BUSINESS          AND           PRO FORMA       WORLDWIDE
                                                   OF TIA AND CFS        SUBSIDIARIES      ADJUSTMENTS    HOLDING, CORP.
                                                 -------------------    ---------------    -----------    --------------
STATEMENT OF OPERATIONS DATA:
  Operating revenue...........................       $38,211,306          $23,954,391       $      --      $ 62,165,697
  Cost of transportation......................        30,300,476           17,296,764              --        47,597,240
                                                 -------------------    ---------------    -----------    --------------
     Gross profit.............................         7,910,830            6,657,627              --        14,568,457

SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES....................................         4,513,154           12,718,231              --        17,231,385
AMORTIZATION OF GOODWILL......................                --                   --         483,688(a)        483,688
                                                 -------------------    ---------------    -----------    --------------
     Operating income.........................         3,397,676           (6,060,604)       (483,688)       (3,146,616)
RESTRUCTURING CHARGE..........................                --             (435,052)             --          (435,052)
INTEREST EXPENSE..............................        (1,155,215)            (255,262)        355,215(b)     (1,055,262)
OTHER INCOME..................................           123,668              356,514              --           480,182
                                                 -------------------    ---------------    -----------    --------------
NET INCOME....................................       $ 2,366,129          $(6,394,404)      $(128,473)     $ (4,156,748)
                                                 -------------------    ---------------    -----------    --------------
                                                 -------------------    ---------------    -----------    --------------
NET LOSS PER SHARE............................                                                             $       (.69)
                                                                                                          --------------
                                                                                                          --------------
WEIGHTED AVERAGE NUMBER OF COMMON SHARES......                                                                4,865,203
                                                                                                          --------------
                                                                                                          --------------

           The accompanying notes and management's assumptions to the pro forma consolidated statement of operations are an integral part of this statement.

                       AMERTRANZ WORLDWIDE HOLDING CORP.
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1996
                                  (UNAUDITED)

                                                                           AMERTRANZ                        PRO FORMA
                                                     THE FREIGHT        WORLDWIDE, INC.                     AMERTRANZ

                                                 FORWARDING BUSINESS          AND           PRO FORMA       WORLDWIDE
                                                   OF TIA AND CFS        SUBSIDIARIES      ADJUSTMENTS    HOLDING, CORP.
                                                 -------------------    ---------------    -----------    --------------
STATEMENT OF OPERATIONS DATA:
  Operating revenue...........................       $ 9,176,666          $ 6,396,621       $      --      $ 15,573,287
  Cost of transportation......................         7,211,631            4,488,834              --        11,700,465
                                                 -------------------    ---------------    -----------    --------------
     Gross profit.............................         1,965,035            1,907,787              --         3,872,822

SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES....................................         1,240,577            3,711,518              --         4,952,095
AMORTIZATION OF GOODWILL......................                --               70,538          50,356(a)        120,894
                                                 -------------------    ---------------    -----------    --------------
     Operating income (loss)..................           724,458           (1,874,269)        (50,356)       (1,200,167)
INTEREST EXPENSE..............................          (113,015)            (429,410)        (86,985)(b)      (629,410)
OTHER INCOME..................................            (6,106)              15,908              --             9,802
                                                 -------------------    ---------------    -----------    --------------
NET INCOME (loss).............................       $   605,337          $(2,287,771)      $(137,341)     $ (1,819,775)
                                                 -------------------    ---------------    -----------    --------------
                                                 -------------------    ---------------    -----------    --------------
NET LOSS PER SHARE............................                                                             $       (.33)
                                                                                                          --------------
                                                                                                          --------------
WEIGHTED AVERAGE NUMBER OF COMMON SHARES......                                                                5,327,703
                                                                                                          --------------
                                                                                                          --------------

           The accompanying notes and management's assumptions to the pro forma consolidated statement of operations are an integral part of this statement.

                       AMERTRANZ WORLDWIDE HOLDING CORP.
                     NOTES AND MANAGEMENT'S ASSUMPTIONS TO
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
   FOR THE YEAR ENDED DECEMBER 31, 1995 AND THREE MONTHS ENDED MARCH 31, 1996
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

     As a result of the February 1996 combination, Amertranz Worldwide, Inc. and Subsidiaries and Caribbean Air Services, Inc. became wholly-owned subsidiaries of Amertranz Worldwide Holding Corp. (the 'Company').

     The accompanying unaudited pro forma statement of operations data reflects the combined results of The Freight Forwarding Business of TIA and CFS and the Amertranz business as if the Combination had been effective as of January 1, 1995 and January 1, 1996, respectively, without giving effect to the Offering.


     This pro forma financial statement should be read in conjunction with the historical financial statements and notes thereto of The Freight Forwarding Business of TIA and CFS and Amertranz Worldwide, Inc. and subsidiaries as of December 31, 1995 and the financial statements of the Company as of February 7, 1996. In management's opinion, all material adjustments necessary to reflect the effects of the Combination have been made.

     The unaudited pro forma consolidated statement of operations is not necessarily indicative of what actual results of operations of the Company would have been assuming the Combination had been completed as of January 1, 1995 and January 1, 1996, respectively, nor is it necessarily indicative of the results of operations for future periods.

2. ADJUSTMENTS TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

     (a) To reflect amortization expense for goodwill over a 25 year useful life.

     (b) To reflect a reduction in the interest expense recorded on the books of TIA and CFS related to the interest on the $10,000,000 promissory note made in connection with the Combination at the annual rate of 8% for the period presented.

3. EARNINGS PER SHARE

     Earnings per shares is computed using the weighted average number of common shares outstanding adjusted for: (i) the required amount of shares of common stock at the initial public offering price to repay certain indebtedness of the company; (ii) the required amount of shares of common stock at the initial public offering price to repay $6,000,000 of the exchange note; and (iii) the dilutive effect of options granted within 12 months of the expected initial public offering using the treasury stock method.

            ------------------------------------------------------
            ------------------------------------------------------

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IS UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                            ------------------------

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
Prospectus Summary.............................     3
Risk Factors...................................     6
Dilution.......................................    11
Use of Proceeds................................    12
Capitalization.................................    13
Dividend Policy................................    13
Selected Consolidated Financial Data...........    14
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................    15
Business.......................................    23
Management.....................................    30
Certain Transactions...........................    35
Principal Stockholders.........................    38
Description of Securities......................    39
Shares Eligible for Future Sale................    41
Underwriting...................................    42
Selling Securityholders and Plan of
  Distribution.................................    43
Legal Matters..................................    47
Experts........................................    47
Available Information..........................    47
Index to Financial Statements..................   F-1

                            ------------------------



     UNTIL JULY 22, 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.



                               [LOGO] AMERTRANZ
                                      WORLDWIDE


                       2,000,000 SHARES OF COMMON STOCK
                                     AND
                      2,000,000 REDEEMABLE COMMON STOCK
                              PURCHASE WARRANTS

                            ---------------------

                                  PROSPECTUS

                             ---------------------

                                GKN Securities


                                JUNE 26, 1996


            ------------------------------------------------------
            ------------------------------------------------------

  [LOGO] This Prospectus is printed on recycled paper using soy-based inks.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses to be paid by the Company in connection with the offering described in this Registration Statement. All of such amounts (except the SEC Registration Fee, the NASD Filing Fee and the Nasdaq SmallCap Listing Fee) are estimated.


SEC Registration Fee..........................................   $ 13,191
NASD Filing Fee...............................................      3,939
Nasdaq SmallCap Listing Fee...................................     15,000
Printing Expense..............................................     60,000
Legal Fees and Expenses.......................................    231,000
Accounting Fees and Expenses..................................    150,000
Blue Sky Fees and Expenses....................................     70,000
Stock Certificates and Transfer Agent Fees....................      2,500
Miscellaneous.................................................     30,620
                                                                 --------
     Total....................................................   $576,250
                                                                 --------
                                                                 --------


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's By-laws provide that the Company shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all person whom it may indemnify pursuant thereto.

     Section 145 of the General Corporation Law of the State of Delaware permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Article Seventh of the Company's Certificate of Incorporation provides that the Company's directors will not be personally liable to the Company or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the General Corporation Law of the State of Delaware, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions, or (d) for transactions from which directors derive improper personal benefit.

     Section 6 of the Underwriting Agreement filed as Exhibit 1.1 provides that the Underwriter named therein will indemnify and hold harmless the Company and each director, officer or controlling person of the Company from and against certain liabilities, including liabilities under the Securities Act. Section of such Underwriting Agreement also provides that such Underwriter will contribute to certain liabilities of such persons under the

Securities Act. The Company also expects to obtain director and officer insurance coverage concurrently with the consummation of the Offering.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     The following information relates to securities of the Company issued or sold within the past three years which were not registered under the Securities Act.

     Martin Hoffenberg, Philip S. Rosso, Jr. and S. Gary Friedman were the founders and sole shareholders of Integrity Logistics, Inc., Amertranz Worldwide de Caribe, Inc. and Amerford Domestic, Inc. In March, 1995, each of Messrs. Hoffenberg, Rosso and Friedman exchanged all of their shares in Integrity Logistics, Inc., Amertranz Worldwide de Caribe, Inc. and Amerford Domestic, Inc., for 6,000,000 shares of Amertranz. Subsequently, Mr. Friedman transferred all of his shares of Amertranz to Mr. Rosso. On February 7, 1996, as part of the Combination, these shares were exchanged for 605,220 shares of Common Stock which were subsequently adjusted as of such date to 425,904 shares of Common Stock. These transactions were effected without registration of the Common Stock under the Securities Act in reliance upon the exemptions provided by Section 4(2) of the Securities Act. Each of Messrs. Hoffenberg and Rosso made representations to the Company with respect to his purchase to the effect that it was made (i) for his or her own account and (ii) without a view to distribution.


     In August 1995 Amertranz sold 100,000 shares of its common stock, par value $.01 per share, to Barrett Fisher, an accredited investor, for $50,000. On February 7, 1996, those shares were exchanged for 10,087 shares of Common Stock which were subsequently adjusted as of such date to 7,098 shares of Common Stock. This transaction was effected without registration of the Common Stock under the Securities Act in reliance upon the exemptions provided by Section 4(2) of the Securities Act. Mr. Fisher made representations to the Company with respect to his purchase (pursuant to the exchange of shares) to the effect that it was made (i) for his or her own account and (ii) without a view to distribution.

     Between June 1995 and January 1996, Amertranz borrowed $1,379,110 in net aggregate principal amount from accredited investors in a private offering in return for notes convertible into Amertranz common stock. In addition, certain of these lenders received options to purchase shares of Amertranz common stock at $.50 per share. In October and November 1995 Amertranz sold 335,000 shares of its common stock to those accredited investors who exercised their options. Thereafter, on February 7, 1996 the holders of all such convertible promissory notes assigned their notes and the 335,000 shares of Amertranz common stock which were issued upon their exercise of such options to the Company, in exchange for an aggregate of 431,660 shares of Common Stock, which were subsequently adjusted as of February 7, 1996 to 363,669 shares of Common Stock. The exchange of such convertible promissory notes and shares of Amertranz common stock for shares of Common Stock was effected without registration under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act. Each of the accredited investors made representations to the Company with respect to such person's purchase to the effect that is was made
(i) for his own account and (ii) without a view to distribution.

     Between November 1995 and and January 1996, Amertranz issued 96,071 shares of its common stock, par value $.01 per share, to accredited investors from whom it had borrowed $350,000. These Amertranz shares were exchanged for 96,071 shares of Common Stock of the Company on February 7, 1996, which were subsequently adjusted as of such date to 71,310 shares of Common Stock. This issuance of shares of Common Stock was effected without registration under the Securities Act in reliance upon the exemptions provided by Section 4(2) of the Securities Act. Each of such accredited investors made representations to the Company with respect to such person's purchase to the effect that it was made
(i) for his or her own account and (ii) without a view to distribution.

     In February 1996, the Company issued an aggregate of $2.775 million in principal amount of its secured promissory notes, 416,250 shares of Common Stock, and warrants to purchase an aggregate of 832,500 shares of Common Stock. Such notes bear interest at a rate of 10% per annum through April 30, 1996, and thereafter at a rate of 15% per annum. In May 1996, the Company issued an aggregate of $1.2 million in principal amount of its secured promissory notes, 240,000 shares of Common Stock, and warrants to purchase an aggregate of 480,000 shares of Common Stock. Such notes bear interest at a rate of 15% per annum. Pursuant to the terms of the subscription agreements used in connection with these issuances, the warrants which were issued are identical to the Warrants and are being registered hereby by the Company on behalf of the holders thereof. The Underwriter acted as Placement Agent for the February Bridge Financing and received as compensation therefor 10% of the aggregate proceeds and a nonaccountable expense allowance of 3% of the aggregate proceeds therefrom. The Underwriter acted as Placement Agent for $500,000 of the May Bridge Financing and received $50,000 as a commission and nonaccountable expense allowance. These transactions were effected without registration under the Securities Act in reliance upon the exemptions provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

     As part of the Combination, the Company issued an aggregate of 1,950,000 shares of Common Stock to TIA and CFS on February 7, 1996, which were subsequently adjusted as of such date to 2,100,000 shares of Common Stock. As part of the Combination, the Company also issued to TIA and CFS the Exchange
Note in original principal amount of $10,000,000, of which $2,000,000 in principal amount was exchanged as of such date for 200,000 shares of the Company's Class A Preferred Stock. These transactions were effected without registration under the Securities Act in reliance upon the exemption provided by
Section 4(2) of the Securities Act. Each of ITA and CFS made representations to the Company with respect to each such purchase to the effect that it was made
(i) for its own account and (ii) without a view to distribution.

     In December 1995 Amertranz issued to three accredited investors options to purchase 400,000 shares of Amertranz common stock at an exercise price of $.01 per share in consideration for services rendered in connection with the Combination. On February 7, 1996 the investors exchanged these options for an aggregate of 80,696 options to purchase shares of Common Stock at $.01 per share. The investors immediately exercised their options on such date and the Company issued to them an aggregate of 80,696 shares of its Common Stock which were subsequently adjusted as of February 7, 1996 to 56,787 shares of Common Stock. The issuance of shares of Common Stock of the Company to such investors was effected without registration under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act. Each of the accredited investors made representations to the Company with respect to his purchase to the effect that it was made (i) for his own account and (ii) without a view to distribution.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
(A) EXHIBITS.


EXHIBIT
NUMBER   DESCRIPTION
- ------   --------------------------------------------------------------------------------------------------------
  1.1    Form of Underwriting Agreement between Amertranz Worldwide Holding Corp. and GKN Securities Corp.
  1.2    Form of Selected Dealers Agreement
  3.1    Certificate of Incorporation of AmerTranz Worldwide Holding Corp., as amended
  3.2    By-Laws of Amertranz Worldwide Holding Corp.
  4.1    Specimen Common Stock certificate
  4.2    Specimen Warrant certificate

  4.3    Form of Warrant Agent Agreement
  4.4    Form of Underwriter's Purchase Option
  5.1    Opinion of Ferber Greilsheimer Chan & Essner as to legality of Common Stock
 10.1    1996 Stock Option Plan of Amertranz Worldwide Holding Corp.
 10.2    Purchase and Sale Agreement dated March 16, 1995, between Amertranz Worldwide, Inc. and Fidelity Funding of California, Inc., as amended July 5, 1995, October 25, 1995, and February 7, 1996
 10.3    Form of 7% Convertible Subordinated Promissory Notes of Amertranz Worldwide, Inc. and form of document evidencing the exchange thereof for shares of Common Stock, $.01 par value, of Amertranz Worldwide
         Holding Corp.

EXHIBIT
NUMBER   DESCRIPTION
- ------   --------------------------------------------------------------------------------------------------------
 10.4    Form of 9 3/4% Convertible Subordinated Promissory Notes of Amertranz Worldwide, Inc. and form of document evidencing the exchange thereof for shares of Common Stock, $.01 par value, of Amertranz
         Worldwide Holding Corp.
 10.5    Loan and Security Agreement dated October 25, 1995 between Amertranz Worldwide, Inc. and TIA, Inc., as amended January 24, 1996
 10.6    Form of Amended and Restated Promissory Note of Amertranz Worldwide, Inc. payable to TIA, Inc. in principal amount of $800,000
 10.7    Form of 12% Subordinated Promissory Notes of Amertranz Worldwide, Inc. and form of document evidencing the exchange thereof for Notes of Amertranz Worldwide Holding Corp. on the same terms and conditions
 10.8    Assets Exchange Agreement dated February 7, 1996 among Amertranz Worldwide Holding Corp., Caribbean Air
         Services, Inc., Amertranz Worldwide, Inc., Caribbean Freight Systems, Inc. and TIA, Inc.
 10.9    Revolving Credit Promissory Note dated February 7, 1996 of Caribbean Air Services, Inc. payable to TIA,
         Inc. and Caribbean Freight Systems, Inc. in the principal amount of $4,000,000
 10.10   Promissory Note dated February 7, 1996 of Amertranz Worldwide Holding Corp. payable to TIA, Inc. and
         Caribbean Freight Systems, Inc. in the principal amount of $10,000,000
 10.11   Consulting Agreement dated February 7, 1996 among Amertranz Worldwide Holding Corp., Amertranz
         Worldwide, Inc. and Martin Hoffenberg
 10.12   Employment Agreement dated September 27, 1994 between Amerford Domestic, Inc. and Bruce Brandi, as modified February 7, 1996
 10.13   Employment Agreement dated June 24, 1996 between Amertranz Worldwide Holding Corp. and Stuart Hettleman
 10.14   Employment Agreement dated June 24, 1996 between Amertranz Worldwide Holding Corp. and Richard A. Faieta
 10.15   Cargo Aircraft Charter Agreement dated February 28, 1994 between TIA, Inc. and Florida West Airlines,
         Inc., as amended and assigned November 29, 1995 and as amended May 10, 1996
 10.16   Lease Agreement dated March 31, 1994 between The Equitable Life Assurance Society of the U.S. and
         Integrity Logistics, Inc. for the premises at 2001 Marcus Avenue, Lake Success, New York
 10.17   Lease Agreement dated August 7, 1990 between S Partners and Caribbean Freight Systems, Inc. for the
         premises at 7001 Cessna Drive, Greensboro, North Carolina, as amended and extended April 9, 1994
 11.     Statement re computation of Per Share Earnings*
 21.     Subsidiaries of Amertranz Worldwide Holding Corp.
 23.1    Consent of Arthur Andersen LLP*
 23.2    Consent of KPMG Peat Marwick LLP*
 23.3    Consent of Ferber Greilsheimer Chan & Essner (Contained in Exhibit 5.1)

 24.     Power of Attorney


- ------------------


 * Filed herewith

(B) FINANCIAL STATEMENT SCHEDULES.

     Not applicable.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes as follows:

     (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (2) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.


     (3) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on the 26th of June, 1996.


                                            AMERTRANZ WORLDWIDE HOLDING CORP.


                                          By:        /s/ STUART HETTLEMAN
                                             ----------------------------------
                                                      STUART HETTLEMAN
                                                         President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                SIGNATURE                                         TITLE                                DATE
- ------------------------------------------  -------------------------------------------------     --------------
           /s/ STUART HETTLEMAN             Director, President, Chief Executive Officer,          June 26, 1996
- ------------------------------------------  Chief Financial Officer and Principal Accounting
             STUART HETTLEMAN               Officer

                    *                       Director and Executive Vice President                  June 26, 1996
- ------------------------------------------
              RICHARD FAIETA

            /s/ MICHAEL BARSA               Director and Vice President                            June 26, 1996
- ------------------------------------------
              MICHAEL BARSA

*By:         /s/ STUART HETTLEMAN                                                                  June 26, 1996
- ------------------------------------------
             STUART HETTLEMAN
             Attorney-in-fact

                                 EXHIBIT INDEX

EXHIBIT
NUMBER   DESCRIPTION                                                                                         PAGE
- ------   -------------------------------------------------------------------------------------------------   ----
  1.1    Form of Underwriting Agreement between Amertranz Worldwide Holding Corp. and GKN Securities Corp.
  1.2    Form of Selected Dealers Agreement
  3.1    Certificate of Incorporation of AmerTranz Worldwide Holding Corp., as amended
  3.2    By-Laws of Amertranz Worldwide Holding Corp.
  4.1    Specimen Common Stock certificate
  4.2    Specimen Warrant certificate
  4.3    Form of Warrant Agent Agreement
  4.4    Form of Underwriter's Purchase Option
  5.1    Opinion of Ferber Greilsheimer Chan & Essner as to legality of Common Stock
 10.1    1996 Stock Option Plan of Amertranz Worldwide Holding Corp.
 10.2    Purchase and Sale Agreement dated March 16, 1995, between Amertranz Worldwide, Inc. and Fidelity
         Funding of California, Inc., as amended July 5, 1995, October 25, 1995, and February 7, 1996
 10.3    Form of 7% Convertible Subordinated Promissory Notes of Amertranz Worldwide, Inc. and form of document evidencing the exchange thereof for shares of Common Stock, $.01 par value, of Amertranz
         Worldwide Holding Corp.
 10.4    Form of 9 3/4% Convertible Subordinated Promissory Notes of Amertranz Worldwide, Inc. and form of document evidencing the exchange thereof for shares of Common Stock, $.01 par value, of Amertranz
         Worldwide Holding Corp.
 10.5    Loan and Security Agreement dated October 25, 1995 between Amertranz Worldwide, Inc. and TIA,
         Inc., as amended January 24, 1996
 10.6    Form of Amended and Restated Promissory Note of Amertranz Worldwide, Inc. payable to TIA, Inc. in principal amount of $800,000
 10.7    Form of 12% Subordinated Promissory Notes of Amertranz Worldwide, Inc. and form of document evidencing the exchange thereof for Notes of Amertranz Worldwide Holding Corp. on the same terms and conditions
 10.8    Assets Exchange Agreement dated February 7, 1996 among Amertranz Worldwide Holding Corp.,
         Caribbean Air Services, Inc., Amertranz Worldwide, Inc., Caribbean Freight Systems, Inc. and TIA,
         Inc.
 10.9    Revolving Credit Promissory Note dated February 7, 1996 of Caribbean Air Services, Inc. payable to TIA, Inc. and Caribbean Freight Systems, Inc. in the principal amount of $4,000,000
 10.10   Promissory Note dated February 7, 1996 of Amertranz Worldwide Holding Corp. payable to TIA, Inc.
         and Caribbean Freight Systems, Inc. in the principal amount of $10,000,000
 10.11   Consulting Agreement dated February 7, 1996 among Amertranz Worldwide Holding Corp., Amertranz
         Worldwide, Inc. and Martin Hoffenberg
 10.12   Employment Agreement dated September 27, 1994 between Amerford Domestic, Inc. and Bruce Brandi, as modified February 7, 1996
 10.13   Employment Agreement dated June 24, 1996 between Amertranz Worldwide Holding Corp. and Stuart
         Hettleman
 10.14   Employment Agreement dated June 24, 1996 between Amertranz Worldwide Holding Corp. and Richard A.
         Faieta
 10.15   Cargo Aircraft Charter Agreement dated February 28, 1994 between TIA, Inc. and Florida West
         Airlines, Inc., as amended and assigned November 29, 1995 and as amended May 10, 1996
 10.16   Lease Agreement dated March 31, 1994 between The Equitable Life Assurance Society of the U.S. and
         Integrity Logistics, Inc. for the premises at 2001 Marcus Avenue, Lake Success, New York


EXHIBIT
NUMBER   DESCRIPTION                                                                                         PAGE
- ------   -------------------------------------------------------------------------------------------------   ----
 10.17   Lease Agreement dated August 7, 1990 between S Partners and Caribbean Freight Systems, Inc. for the premises at 7001 Cessna Drive, Greensboro, North Carolina, as amended and extended April 9,
         1994
 11.     Statement re computation of Per Share Earnings*
 21.     Subsidiaries of Amertranz Worldwide Holding Corp.
 23.1    Consent of Arthur Andersen LLP*
 23.2    Consent of KPMG Peat Marwick LLP*
 23.3    Consent of Ferber Greilsheimer Chan & Essner (Contained in Exhibit 5.1)
 24.     Power of Attorney

- ------------------
 * Filed herewith